                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               US DIAGNOSTIC INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          The filing fee was based upon Registrant's good faith estimate of the maximum aggregate fair market value of the assets to be sold of $199.6 million.

     (5)  Total fee paid: $39,920.00.

[X]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               US DIAGNOSTIC INC.

                    777 SOUTH FLAGLER DRIVE, SUITE 1201 EAST
                         WEST PALM BEACH, FLORIDA 33401

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, JULY 21, 2000

                           -------------------------

To the Stockholders:

     The Board of Directors of US Diagnostic Inc. has approved three important proposals to be voted upon at our Annual Meeting of Stockholders. These proposals include:

          1. To approve the sale by USD of its medical diagnostic imaging centers;

          2. To adopt a Plan of Restructuring substantially in the form attached as Appendix A to the Proxy Statement included with this letter; and

          3. To elect a board of four directors.

     These proposals are more fully described in the Proxy Statement.

     In addition, at the Annual Meeting we will consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement.

     The Annual Meeting will be held on:

          Friday, July 21, 2000
          10:00 a.m.
          Sheraton West Palm Beach Hotel
          630 Clearwater Park Road
          West Palm Beach, FL 33401

     The close of business on June 2, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOUR VOTE IS EXTREMELY IMPORTANT; WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          /s/ LEON F. MARAIST
                                          ----------------------------------
                                          Secretary

West Palm Beach, Florida
June 23, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary Term Sheet..........................................    2
Voting Matters..............................................    5
Additional Information......................................    6
Forward-Looking Statements -- Safe Harbor...................    7
Background and Reasons for Proposals No. 1 And No. 2........    8
Business Overview...........................................    8
Selected Financial Data.....................................   10
Impact of Leverage and Strategic Alternatives...............   11
Proposal No. 1. Approval of the Imaging Center Sales........   12
Proposal No. 2. Adoption of the Restructuring Proposal......   14
Certain Tax Consequences....................................   26
Interests of Certain Persons................................   29
Proposal No. 3. Election of Directors.......................   30
Board of Directors..........................................   32
Executive Officers..........................................   33
Report of the Compensation Committee........................   35
Security Ownership of Certain Beneficial Owners and
  Management................................................   40
Certain Relationships and Related Transactions..............   41
Section 16(a) Beneficial Ownership Reporting Compliance.....   43
Relationship with the Company's Auditors....................   43
Other Matters...............................................   44
Stockholder Proposals.......................................   44

                               US DIAGNOSTIC INC.

                    777 SOUTH FLAGLER DRIVE, SUITE 1201 EAST
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 832-0006

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 21, 2000

     The Annual Meeting of US Diagnostic Inc. will be held at the Sheraton West Palm Beach Hotel, 630 Clearwater Park Road, West Palm Beach, Florida 33401, on July 21, 2000, at 10:00 a.m. local time.

     Our Board of Directors is proposing for approval by the stockholders at the Annual Meeting:

     - the sale of our medical diagnostic imaging centers, which we refer to as the "Imaging Center Sales";

     - the adoption of the Plan of Restructuring of USD, substantially in the form attached as Appendix A to this Proxy Statement, which we refer to as the "Restructuring Proposal"; and

     - the election of four directors.

     As described in this Proxy Statement, we are seeking stockholder approval for the Imaging Center Sales. We are in the process of selling and seeking buyers for the approximately 64 medical diagnostic imaging centers which we own. We anticipate that all or substantially all of the imaging centers will be sold by separate sales of the imaging centers either in groups or individually.

     To date, no definitive agreements have been entered into for the sales of the medical diagnostic imaging centers except for contracts for 4 centers entered into, and contracts with respect to approximately 20 centers which we expect to enter into prior to the Annual Meeting, to bolster our capital resources and not considered a part of Proposal 1 or Proposal 2.

     We are seeking stockholder approval to sell the remainder of our medical diagnostic imaging centers as suitable buyers are identified and definitive agreements are negotiated with buyers, a process which is currently ongoing. Each sale's completion would be subject to the approval by the Board of Directors of the terms of that sale. No further stockholder vote will be solicited by USD for the sales. Accordingly, stockholders will not have the opportunity to vote on definitive sale agreements. See "Proposal 1. Approval of the Imaging Center Sales" below.

     In addition, as described in this Proxy Statement, we are seeking stockholder approval of the Restructuring Proposal. If the Restructuring Proposal is approved, we intend to seek to reinvest the net proceeds from the Imaging Center Sales after the payment of liabilities, in a new business or businesses. Any reinvestment would not be subject to the further vote or approval of the stockholders. If we are unable, or choose not, to reinvest any proceeds in a new business or businesses, we will distribute to our stockholders the available net proceeds of the Imaging Center Sales and any remaining available assets. See "Proposal 2. Adoption of the Restructuring Proposal" below.

                               SUMMARY TERM SHEET

     The following presents some commonly asked questions and answers regarding Proposal 1 and Proposal 2. We urge you to read carefully the remainder of this Proxy Statement because the information in this term sheet is not complete. Additional information is contained in the remainder of this Proxy Statement.

Q:  WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to consider and vote upon three proposals: (1) the sale of our medical diagnostic imaging centers, which we refer to as the "Imaging Center Sales", (2) the adoption of a Plan of Restructuring that could result in either the reinvestment of the net proceeds of the Imaging Center Sales or the liquidation of USD's remaining assets and (3) the election of directors of USD.

Q:  WHAT ARE THE BOARD'S RECOMMENDATIONS?

A: The Board of Directors unanimously recommends a vote FOR each of the proposals. The Board believes that proposals (1) and (2) are integral parts of an overall plan for maximizing stockholder value in USD. The Board of Directors and management believe that by voting FOR proposals (1) and (2), our stockholders will receive greater value than would be available to them through their continued ownership of the Common Stock if both of those proposals were not approved and implemented.

Q:  WHAT IS THE RATIONALE BEHIND THE BOARD'S RECOMMENDATIONS?

A: The decision to sell the imaging centers and to adopt a Restructuring Plan was the result of careful consideration of the options available to us at this time. We also considered other factors, including reduced reimbursement from third party payors and the bankruptcies of other companies in our industry. Despite efforts to improve operating results and reduce debt, USD's potential growth and profitability is highly limited by its high levels of indebtedness and related interest and amortization expense. We believe that cash flow from operations will not be sufficient to meet our operating needs, retire debt and fund required capital expenditures. With little prospect for growth, the Board believes that our stock value would have minimal upside potential within a reasonable time frame.

Q:  WHAT ARE THE ALTERNATIVES TO SELLING THE IMAGING CENTERS?

A: Alternatives that we considered were selling USD, a merger with other imaging center companies, a leveraged buy-out, seeking an infusion of private equity or a refinancing of our debt to extend its maturities. A sale or merger of USD as an entirety was rejected because the Board of Directors believed that a buyer would require a risk adjusted price that would be substantially less than the aggregate sale prices of our imaging centers. An infusion of private equity was rejected as too dilutive given USD's stock price. A leveraged buy-out or obtaining refinancing was determined not to be feasible given our high leverage and the weak state of the capital markets for publicly traded debt securities, particularly with respect to health care companies. On the other hand, we received expressions of interest from bona fide buyers interested in one or a number of medical diagnostic imaging centers. Based upon careful considerations of the alternatives, the fact that some companies in our industry have recently filed for bankruptcy protection and the level of interest in our medical diagnostic imaging centers, the Board of Directors believes that the Imaging Center Sales will optimize proceeds to USD.

Q:  WHAT DO I NEED TO DO NOW?

A: As a USD stockholder as of June 2, 2000, you are being asked to vote FOR the proposals. We urge you to read this Proxy Statement. YOU MAY VOTE YOUR SHARES by following the instructions on the enclosed proxy card. Note, that to vote in favor of the proposals you must cast a FOR vote. IF YOU ABSTAIN OR DO NOT RETURN YOUR PROXY CARD, IT WILL COUNT AS A VOTE AGAINST PROPOSAL 1 AND PROPOSAL 2.

Q:  IF I HAVE SOLD MY SHARES SINCE JUNE 2, 2000, WHY IS IT IMPORTANT TO VOTE?

A: If you received these materials, you are entitled to vote on these important matters. We need the full participation of those who were our stockholders as of June 2, 2000, irrespective of whether they currently own USD stock. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Board's recommendations to maximize stockholder value in USD.

Q:  WHAT WILL STOCKHOLDERS RECEIVE AS A RESULT OF THE RESTRUCTURING?

A: If stockholders approve the Imaging Center Sales and adopt the Restructuring Plan, we will consider reinvesting the proceeds from the Imaging Center Sales in a new business or businesses. No further stockholder approval would be required for any such investment. If we do not reinvest in a new business, the Board of Directors is authorized to liquidate USD. Liquidation means that stockholders would be entitled to their share of USD's distributable cash assets, estimated on pages 15-19 in this Proxy Statement to be approximately $31.4 million to $43.1 million in liquidation value. Stockholders would receive cash for their shares, which we estimate on pages 15-19 in the Proxy Statement to be between $1.30 and $1.78 per share.

Q: WHEN WILL STOCKHOLDERS RECEIVE PAYMENT IF THE BOARD OF DIRECTORS ELECTS TO LIQUIDATE USD?

A: According to the Restructuring Plan, if we do not reinvest the proceeds from the Imaging Center Sales in a new business, the liquidation is expected to be on or after a date selected by the Board of Directors which we expect will be after all or a substantial portion of Imaging Center Sales are completed.

Q: WHY IS THE RESTRUCTURING PLAN STRUCTURED IN A WAY THAT DOES NOT SET A MANDATORY DATE FOR PAYMENTS TO STOCKHOLDERS?

A: The Board believes it is in the stockholders' best interest for the Board to have wide flexibility to pursue an orderly sale process to maximize the value of the medical diagnostic imaging centers and to further consider using the net proceeds of the Imaging Center Sales (after paying off debt) to invest in a new business or businesses, if the Board believes that such an investment would return to stockholders a better value than the alternative of liquidating USD. Based on investigations to date, the Board believes that there may be a number of suitable businesses that could benefit from the Company's infrastructure, systems and health care industry reputation and expertise.

     If no appropriate investment is identified, the Board will liquidate USD beginning on a date determined by the Board.

Q: WHAT IS THE EARLIEST DATE THAT STOCKHOLDERS COULD RECEIVE A LIQUIDATION PAYMENT IN THE EVENT THAT THE BOARD DECIDES NOT TO PURSUE INVESTMENT IN OTHER BUSINESSES?

A: We expect that the Imaging Center Sales will be accomplished by numerous transactions involving selected groupings of medical imaging diagnostic centers. As a result, the earliest date for a payment would probably be March 31, 2001, because it will take time for these sales to occur. As outlined on pages 15-19 of this Proxy Statement, the liquidation value is made up of the net proceeds of the Imaging Center Sales, the payment or assumption of estimated liabilities, the realization of tax benefits and operating costs during the sale process.

Q: WHAT WILL HAPPEN IF STOCKHOLDERS APPROVE PROPOSAL 1, BUT VOTE AGAINST PROPOSAL 2?

A: Under its fiduciary responsibility, the Board would reconsider its alternatives, which would include identifying and presenting a new investment opportunity to stockholders or recommending liquidating USD. The Board urges stockholders to approve Proposal 2, which enables USD to pursue the realization of value from investing in a new business before liquidating USD.

Q:  WHY NOT SELL USD, INSTEAD OF ITS INDIVIDUAL BUSINESSES?

A: We believe that the Imaging Center Sales will yield greater proceeds than the sale of USD as a whole for the following reasons: First, a potential buyer would be discouraged from acquiring the whole company by our high leverage and goodwill amortization characteristics that have prevented us from pursuing a growth strategy. Second, there are few companies that have the financial resources to acquire all of USD. Alternatively, there are many companies financially prepared to acquire smaller groupings of the centers. Finally, there are few companies interested in all the markets in which we operate while there are several smaller entities interested in certain centers, markets or regions.

                                 VOTING MATTERS

     The Board of Directors of US Diagnostic Inc., a Delaware corporation ("USD" or the "Company"), is distributing this Proxy Statement and soliciting the accompanying Proxy for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), and for any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

REVOCABILITY OF PROXY

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Company (to the attention of Leon F. Maraist, Secretary of the Company) a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     Shares represented by duly executed Proxies in the enclosed form that have been properly marked, dated and signed and that are received by the Company prior to the Meeting will be voted as instructed in the Proxy on each matter submitted to the vote of stockholders. If any duly executed Proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by that Proxy (i) FOR approval of the Imaging Center Sales, (ii) FOR adoption of the Restructuring Proposal and (iii) FOR the election of the Board's nominees for directors listed in Proposal 3.

     The Board of Directors does not know of any other matters that may be brought before the Meeting. In the event that any other matter should come before the Meeting, the persons named on the Proxy will have discretionary authority to vote all Proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

     It is anticipated that this Proxy Statement and the accompanying proxy card will be mailed to stockholders on or about June 23, 2000. The Company's Annual Report, including audited financial statements for the year ended December 31, 1999, is being mailed or delivered with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material.

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing the proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding these proxy materials to beneficial owners of the Company's common stock, par value $0.01 per share (the "Common Stock"). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies and estimates that such services would cost approximately $5,000 (plus reasonable out-of-pocket expenses).

     The close of business on June 2, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record

Date, the Company had 22,658,033 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 11,329,017 shares of Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes (shares represented by a limited proxy but, as to a specific proposal, brokers are prohibited from exercising discretionary authority) are each included in the determination of the number of shares present and voting in determining the existence of a quorum at the Annual Meeting, and each is tabulated separately.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for the approval of the Imaging Center Sales, and the adoption of the Restructuring Proposal. Abstentions and broker non-votes will have the same effect as a vote against Proposals 1 and 2. Proposal 3, the election of directors, requires a plurality of the votes cast. Abstentions and broker non-votes have no legal effect on the election of directors. As to all other matters, in determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes have no legal effect on whether a matter is approved.

     Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

                             ADDITIONAL INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at http://www.sec.gov.

     The following documents of the Company, which are on file with the Commission, are incorporated in this Proxy Statement by reference and made a part hereof:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999 ("1999 Form 10-K");

     (b) The Company's Current Report on Form 8-K dated May 10, 2000;

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     (d) The description of the Company's capital stock contained in its Registration Statement on Form 8-A.

     The reports described in Items (a), (b) and (c) above are being provided with this Proxy Statement. In addition, the Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered a copy of any or all of the foregoing documents (other than exhibits). Requests for such documents should be directed to US Diagnostic Inc., 777 South Flagler Drive, Suite 1201 East, West Palm Beach, Florida 33401, Attention: Leon F. Maraist, Secretary.

     All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Meeting shall also be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                   FORWARD-LOOKING STATEMENTS -- SAFE HARBOR

     This Proxy Statement and the documents referred to above contain certain "forward-looking" statements, including among others the statements regarding the possibility of finding a buyer or buyers for the Company's medical diagnostic imaging centers, the ability to consummate the sales of the medical diagnostic imaging centers, the potential value of the medical diagnostic imaging centers or any other assets of the Company, the amount and nature of liabilities of or that may be asserted against the Company, the timing and amount of any distributions to stockholders pursuant to the Restructuring Proposal, industry conditions and prospects and the Company's future operating results. Without limiting the foregoing, words such as "anticipates", "believes", "expects", "intends", "plans" and similar expressions are intended to identify "forward-looking" statements.

     All of these "forward-looking" statements are inherently uncertain, and stockholders must recognize that actual events could cause actual results to differ materially from management's expectations. Key risk factors that could, in particular, have an adverse impact on the Company's ability to effect the Restructuring Proposal on a timely basis and on the amount of any distributions that may be made to stockholders pursuant to the Restructuring Proposal include the Company's inability to find buyers for the medical diagnostic imaging centers despite significant efforts to do so, the inability to obtain estimated prices for the medical diagnostic imaging centers and the ability of the Company to consummate the sales of the medical diagnostic imaging centers.

     As discussed below under "Proposal 2. Adoption of the Restructuring Proposal -- Liquidation Analysis and Estimates," based on management's present estimates, the Company expects that there will be net proceeds available from the Imaging Center Sales and the Restructuring Proposal which may be distributed to the Company's stockholders.

NONETHELESS, THERE CAN BE NO ASSURANCE THAT THESE ESTIMATES WILL PROVE TO BE AN ACCURATE ESTIMATE OF THE ACTUAL NET PROCEEDS REALIZED FROM THE IMAGING CENTER SALES.

              BACKGROUND AND REASONS FOR PROPOSALS NO. 1 AND NO. 2

     THE BOARD OF DIRECTORS IS SUBMITTING THE IMAGING CENTER SALES AND THE RESTRUCTURING PROPOSAL AS TWO SEPARATE MATTERS FOR A STOCKHOLDER VOTE. HOWEVER, THE BOARD BELIEVES THAT THE TWO PROPOSALS ARE INTEGRAL PARTS OF AN OVERALL PLAN FOR MAXIMIZING STOCKHOLDER VALUE IN THE COMPANY. THE BOARD OF DIRECTORS AND MANAGEMENT BELIEVE THAT BY APPROVING BOTH OF THE PROPOSALS, THE COMPANY'S STOCKHOLDERS WILL RECEIVE GREATER VALUE THAN WOULD BE AVAILABLE TO THEM THROUGH THEIR CONTINUED OWNERSHIP OF THE COMMON STOCK IF BOTH OF THE PROPOSALS WERE NOT APPROVED AND IMPLEMENTED.

                               BUSINESS OVERVIEW

     The Company is one of the nation's largest independent operators of outpatient medical diagnostic imaging and related facilities with imaging centers in approximately 64 locations owned, and another 14 locations operated and managed nationwide at the date hereof. The majority of services provided by the Company involve the use of Magnetic Resonance Imaging ("MRI"), Computed Axial Tomography, mammography, x-ray and ultrasound equipment.

     During 1995 and 1996, the Company grew primarily through acquisitions of medical diagnostic imaging centers from independent owners. In 1997, there was a significant decrease in acquisition activity by the Company due to constraints on the Company's financial resources and the need to consolidate prior acquisitions. Furthermore, these acquisitions were financed with a significant amount of debt. In addition, many of these acquisitions were made at valuations which ultimately could not be supported by the anticipated operating results of the medical diagnostic imaging centers acquired, resulting in a $92.9 million asset impairment charge in 1997. The Company has also been required to incur additional debt to maintain and upgrade the medical and related equipment in its medical diagnostic imaging centers as a result of technological changes.

     In late 1997, the Company announced, and since 1998 the Company has pursued, a four part strategy to: (i) reduce operating costs; (ii) divest non-core and underperforming assets; (iii) reduce and refinance debt; and (iv) develop new imaging centers and engage in prudent acquisitions, as detailed below:

     - REDUCE OPERATING COSTS

      The Company began implementation of a cost reduction plan in 1998 that included a significant reduction in nonessential staff, retention of GE Business Solutions to conduct a Company-wide efficiency and savings review; an emphasis on centralized purchasing, consolidation of four regional billing offices and four regional operational offices to two of each, and a review of other consolidation synergies. Also, the Company has reduced its professional and outside consulting fees and reorganized its data telecommunications systems to further reduce cost.

     - SALE OF NON-CORE ASSETS AND UNDERPERFORMING IMAGING CENTERS

      In 1998, the Company disposed of its mobile medical diagnostic imaging operations, its radiation oncology interests and its nuclear medicine subsidiary in order to more closely focus on the Company's core business of fixed site MRI and multi-modality medical diagnostic imaging facilities. Additionally, in 1999 the Company sold its interests in certain subsidiaries located in Texas. The Company also divested itself of non-core or underperforming assets by selling individual imaging centers in California and New Mexico in 1999, and by closing of the Las Vegas imaging center in February 2000. The proceeds from the sales of both non-core assets and underperforming facilities were used by the Company to reduce debt, meet operating needs and generally to bolster the Company's working capital.

     - REDUCE AND REFINANCE DEBT

      Due to financial market conditions in 1998, the Company decided to postpone the refinancing of its long-term debt. However, in addition to the significant debt reduction described above, in December 1998 and January 1999, the Company completed the repurchase in the open market of $35.4 million aggregate principal amount of its 9% Subordinated Convertible Debentures for $25.0 million, resulting in a decrease in long-term debt and related interest expense.

     - NEW IMAGING CENTERS AND ACQUISITIONS

      A significant portion of the Company's cash flow is required to amortize debt. As a result, new medical diagnostic imaging center development and additional acquisitions have been constrained by the Company's limited capital resources and the inability of the Company to extend the maturities of its debt through refinancing. Accordingly, the Company made only one minor acquisition and opened two new internally developed medical diagnostic imaging centers in 1999.

     Despite these efforts to reduce expenses and improve the Company's capital structure, the Company remains highly leveraged. The relatively short maturities of its indebtedness require the Company to devote a significant portion of its cash flow to the amortization of debt. The Company also has ongoing significant capital expenditure requirements in order to maintain and modernize its imaging equipment. In addition, the medical diagnostic imaging industry has been confronted since the mid-1990's with the efforts of private and governmental third party payors to reduce, or limit increases in, reimbursement rates. Although the Company's cash flow from operating activities has been positive for the years ended December 31, 1999 and 1998, it nevertheless has been and is projected to be insufficient to meet the Company's scheduled debt repayment obligations and capital expenditure plans. Moreover, given continuing adverse capital market conditions relative to healthcare companies, as well as the highly leveraged nature of the Company's capital structure, a refinancing to extend the maturity of the Company's indebtedness is not currently anticipated in the near term. These factors necessitate the incurrence of additional indebtedness or the meeting of the Company's capital requirements through other means.

     Accordingly, although the Company's primary lending source has made additional funding available to the Company during the year to date, the Company began during the first quarter of 2000 a program to sell selected imaging centers (in addition to the sale of non-core and underperforming centers during 1998 and 1999) in order to raise cash to meet its operating and debt repayment needs.

                            SELECTED FINANCIAL DATA

     The selected financial data presented below summarize certain historical financial data and should be read in conjunction with the Company's consolidated financial statements and the notes thereto set forth in the Company's 1999 Form 10-K and March 31, 2000 Quarterly Report on Form 10-Q accompanying this Proxy Statement.

                            THREE MONTHS
                               ENDED                       YEAR ENDED DECEMBER 31,
                             MARCH 31,     -------------------------------------------------------
                                2000         1999        1998        1997         1996      1995
                            ------------   --------    --------    ---------    --------   -------
                            (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA
Net revenue...............    $38,511      $155,602    $195,735    $ 216,222    $102,061   $29,416
Income (loss) before
  extraordinary item......     (4,733)      (10,793)(1)    (512)(1) (116,712)(2)  (6,331)    3,025
Extraordinary item, net of
  income taxes............         --         2,598 (3)   5,311 (3)       --          --       306
Net income (loss).........     (4,733)       (8,195)      4,799     (116,712)     (6,331)    3,331
Basic earnings (loss) per
  common share
  Income (loss) before
    extraordinary item....       (.21)         (.47)       (.02)       (5.26)       (.48)      .70
  Extraordinary item, net
    of income taxes.......         --           .11         .23           --          --       .07
  Net income (loss).......       (.21)         (.36)        .21        (5.26)       (.48)      .77
Diluted earnings..........         --
  Income (loss) before
    extraordinary item....       (.21)         (.47)       (.02)       (5.26)       (.48)      .64
  Extraordinary item, net
    of income taxes.......         --           .11         .23           --          --       .06
  Net income (loss).......       (.21)         (.36)        .21        (5.26)       (.48)      .70
Cash dividends declared
  per common share........         --            --          --           --          --        --

-------------------------

(1) Includes $2.3 and $4.7 million gain on sale of subsidiaries in 1999 and 1998, respectively. See Note 11 of Notes to Consolidated Financial Statements set forth in the 1999 Form 10-K.

(2) Includes asset impairment losses of $92.9 million. See Note 5 of Notes to Consolidated Financial Statements set forth in the 1999 Form 10-K.

(3) Represents gain on repurchase of Subordinated Convertible Debentures. See Notes 6, 7 and 17 of Notes to Consolidated Financial Statements set forth in the 1999 Form 10-K.

                           AS OF                      AS OF DECEMBER 31,
                         MARCH 31,    ---------------------------------------------------
                           2000         1999       1998       1997       1996      1995
                        -----------   --------   --------   --------   --------   -------
                        (UNAUDITED)              (IN THOUSANDS)
BALANCE SHEET DATA
Total assets..........    $218,800    $217,742   $237,830   $287,999   $339,023   $57,279
Current portion of
  long-term debt and
  capital leases......      31,373      27,705     27,239     27,745     37,627     6,352
  Total long-term
     obligations......     121,939     128,640    147,701    191,547    123,984    21,653

                 IMPACT OF LEVERAGE AND STRATEGIC ALTERNATIVES

     As detailed above, the Company's cash flow from operations has been and is projected to be insufficient to satisfy its debt obligations and capital expenditure commitments. This situation characterizes a capital structure that is highly leveraged. The Company's total debt at March 31, 2000 was $159.0 million consisting of (i) $21.8 million of Subordinated Convertible Debentures (the "Debentures") maturing on March 31, 2003, (ii) $63.5 million, comprising principally secured notes used to finance the purchase of equipment (the "Purchase Money Notes") maturing at various dates through April 2012, (iii) a $17.9 million revolving credit loan facility maturing on April 1, 2002, (iv) $22.0 million unsecured loan, due July 2001, (v) $16.4 million in other debt maturing on various dates through April 2004, and (vi) $17.4 million in obligations under capital leases maturing through 2004. The Company has $31.4 million of this debt due in less than one year. In addition, the Company anticipates that it will be required to make interest payments of not less than $15.7 million and has commitments for capital expenditures of not less than $2.7 million during 2000. Earnings before interest, tax, depreciation and amortization ("EBITDA") for the year ended December 31, 1999 was $28.4 million and for the three months ended March 31, 2000 was $6.1 million. EBITDA for the full year 2000 is unlikely to materially exceed the result for 1999.

     The Company's highly leveraged condition led the Board of Directors and management of the Company to undertake during 1999 a strategic analysis of the Company's alternatives to maximize stockholder value and to satisfy indebtedness and other obligations. To assist the Board of Directors and management in assessing the Company's strategic alternatives, the Company engaged Lehman Brothers Incorporated ("Lehman Brothers") and River Capital Partners LLC ("River Capital"). Lehman Brothers and River Capital acted as the Company's financial advisors to explore a possible merger with another medical diagnostic imaging center company. In addition, Lehman Brothers and River Capital contacted other parties to explore the availability of a buyer or a merger partner for the Company, and provided advice to the Company regarding the potential for a refinancing. In light of the fact that these efforts failed to yield a satisfactory potential transaction, during the last quarter of 1999, Lehman Brothers and River Capital prepared an analysis of the Company's strategic alternatives which was presented to the Board of Directors in December 1999. This analysis included an evaluation of the Company remaining independent, a merger of the Company with other medical diagnostic imaging center companies, a going private leveraged buy-out by the Company, seeking an infusion of private equity and a sale of all or substantially all of the Company's assets in multiple transactions. In January 2000, the Board of Directors met again to consider the Company's liquidity position and strategic alternatives. At this meeting, the Board of Directors authorized management to pursue a process to sell selected diagnostic imaging centers in order to raise capital, reduce debt and bolster the Company's liquidity, in light of the analysis of the Company's strategic alternatives and the Company's anticipated need for increased liquidity. As a result, pursuant to an engagement letter dated February 1, 2000, the Company instructed River Capital to initiate the solicitation and bidding process described below.

              PROPOSAL NO. 1. APPROVAL OF THE IMAGING CENTER SALES

GENERAL

     As described above, during December 1999 and January 2000, the Company determined that it would be necessary to sell certain of its imaging centers in order to ensure that it would have sufficient cash to fund its operating needs. In February of 2000, River Capital commenced, on the Company's behalf, a competitive bidding process among strategic and financial buyers of certain medical diagnostic imaging centers. No affiliates of the Company or any officers or directors of the Company were contacted (with the exception of Alan Winakor, an Executive Vice President, Northeast Region). In February 2000, at the direction of the Company, River Capital contacted several potential acquirors of the medical diagnostic imaging centers. After executing confidentiality agreements, potential buyers received confidential information as well as a procedure letter requesting initial indications of interest by a specific date. As a result of this process to date, the Company has already sold several medical diagnostic imaging centers, and has executed or expects shortly to execute definitive agreements to sell up to approximately 20 additional medical diagnostic imaging centers (together with the sold centers, the "Pending Sales") and subsequently received indications of interest regarding the possible acquisition of approximately an additional 25 centers. The Company and River Capital are continuing to evaluate indications of interest and to negotiate potential sale transactions based on, among other factors, the prices offered, the ability of the potential buyers to consummate a transaction and the material terms of the definitive agreement proposed by the potential buyers. The Pending Sales are not being voted upon under this Proposal 1 because they were or will be entered into as part of the Company's plan to meet its current cash needs and to bolster the Company's capital resources as disclosed in the Company's 1999 Form 10-K.

     The indications of interest on the remaining centers provided a range of values that could be expected if these centers were sold and were presented to the Board of Directors at a meeting held in March 2000 at which the Company's strategic alternatives were discussed. At a meeting held on May 9, 2000, the Board of Directors once again reviewed the exploration of strategic alternatives undertaken to date, the results of the solicitation conducted by River Capital, the status of the Pending Sales, the market conditions prevailing in the Company's industry, including the recent bankruptcies of a number of companies in the Company's industry, and the implied value of the Company's medical imaging diagnostic centers based upon indications of value received and the Pending Sales. Based upon this information, the Board of Directors determined that a sale of the imaging centers and the adoption of the Plan of Restructuring attached hereto as Appendix A (the "Plan") was in the best interests of the Company's stockholders.

     The Company currently estimates that the aggregate sale prices of the Company's imaging centers, including the centers sold or being sold pursuant to the Pending Sales, should be not less than $188.8 million, which amount includes approximately $159.0 million of debt assumed or repaid and the balance of the purchase price in cash. See "Proposal No. 2 -- Adoption of the Restructuring Proposal -- Liquidation Analysis and Estimates." Stockholders should be aware that the Company has neither sought nor received an appraisal of its medical diagnostic imaging centers and the foregoing estimate involves judgments and assumptions which are subject to uncertainties and contingencies. Accordingly, there can be no assurance that these judgments and assumptions will prove to be accurate or that the Imaging Center Sales will result in the realization of the estimated amount. The proceeds of the sales would be used to fund the Company's cash flow requirements, to satisfy the Company's remaining debt obligations and the costs of liquidating the Company and, if the Board of Directors determines not to invest in a new business or businesses, to pay stockholders as reflected in "Proposal 2. Adoption of the Restructuring Proposal -- Liquidation Analysis and Estimates" below.

     In determining the range of anticipated sale prices, the Board of Directors consulted with management of the Company, reviewed and analyzed the historical financial results and future prospects of the imaging centers, market and transactional values of businesses similar to those of the Company to the extent that information was available from public and private transactions, alternative offers for the centers, and other relevant and appropriate information, including the prices already agreed upon pursuant to the Pending Sales. The Board of Directors and management determined that a transaction value (cash paid plus debt assumed) expressed as a multiple of the trailing 12 months ("TTM") EBITDA results was, among other factors, an appropriate measure of comparability, although other factors peculiar to each center's market, including competition, pricing, equipment age and other factors were considered. The Board of Directors believed that TTM EBITDA was an appropriate measure of comparability for transactions such as the Imaging Center Sales, since potential buyers traditionally use TTM EBITDA to determine the ability of an acquisition target to cover the capital costs associated with financing an acquisition.

     To date, River Capital Partners has been paid an aggregate fee of $100,000 and is being paid a $25,000 per month retainer for its assistance in the Imaging Center Sales.

ABSENCE OF APPRAISAL RIGHTS

     Under Delaware law, the stockholders of the Company are not entitled to appraisal rights for their shares of the Company's capital stock in connection with the transactions contemplated by the Imaging Center Sales, or to any similar rights under Delaware law.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has concluded that the Imaging Center Sales are in the best interests of the Company and its stockholders. Accordingly, subject to the conditions that the Company's Board of Directors shall approve the terms of definitive agreements with respect to such sales, the Board of Directors unanimously approved the plan to effect the Imaging Center Sales at a meeting held on May 9, 2000. In arriving at this conclusion, the Board considered a number of factors, including the alternatives to the sales and the future prospects of the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE IMAGING CENTER SALES.

     If either the Imaging Center Sales are not approved by the stockholders or if the Board of Directors determines that the sale prices are inadequate or subject to unacceptable conditions met, the Board of Directors will explore the alternatives then available for the future of the Company.

             PROPOSAL NO. 2. ADOPTION OF THE RESTRUCTURING PROPOSAL

GENERAL

     The Board of Directors has adopted the Restructuring Proposal, which would include the Imaging Center Sales and possible reinvestment of the net proceeds of the Imaging Center Sales in a new business or businesses, or, in the event such reinvestment doesn't occur, the possible distribution of such net proceeds and any remaining assets of the Company in accordance with a Plan of Restructuring of the Company (the "Plan"). The Company's medical diagnostic imaging centers represent substantially all of the assets (other than cash or cash equivalents) of the Company. If after the Imaging Center Sales are completed and the Board of Directors determines not to reinvest the net proceeds in a new business or businesses, the Company will endeavor to sell or convert into cash any remaining assets of the Company.

     As described below, if the Restructuring Proposal is approved, the Company intends to seek to reinvest the net proceeds to the Company from the Imaging Center Sales, after the payment of liabilities, in a new business or businesses. Approval of the Restructuring Proposal constitutes approval of the investment in any new business or businesses and such reinvestment would not be subject to further vote or approval of the stockholders of the Company except to the extent required by law. If the Company is unable, or chooses not, to reinvest any proceeds in a new business or businesses, the Company will liquidate commencing on a date determined by the Board of Directors (the "Liquidation Date"). Approval of the Restructuring Proposal also constitutes approval of such liquidation.

     Under the terms of the Plan and pursuant to Delaware law, the Board of Directors may amend or abandon the Plan prior to the dissolution of the Company without stockholder approval. The Board of Directors does not currently intend to distribute the proceeds of the Imaging Center Sales to the Company's stockholders, if at all, until after the Liquidation Date. The uses of the proceeds from the Imaging Center Sales, if consummated, that may be considered by the Board include the development, acquisition and/or investment in or merger with new or existing businesses, distributions to the Company's stockholders, repurchases of the Company's securities and general business purposes. Such activities could include the acquisition of an entire company or companies, or divisions thereof, either through a merger or a purchase of assets, as well as an investment in the securities of a company or companies, investment in the development of a new line of business, or, alternatively, a combination with another business in which the Company would not be the surviving corporation. The Company has not entered into any substantive negotiations concerning such acquisitions or investments. Consummation of any investments or business combinations will not be subject to further vote or approval by the stockholders of the Company. If any investments or business combinations are approved by the Board of Directors of the Company, the liquidation aspects of the Plan will be terminated.

     The Restructuring Proposal may eventually result in the complete liquidation of all of the Company's assets. If the Restructuring Proposal is approved, and if no suitable investment or business combination is identified, the Board of Directors will determine a Liquidation Date and cause the Company to file a certificate of dissolution with the Secretary of State of the State of Delaware, wind up the Company's affairs, attempt to convert all Company assets into cash or cash equivalents, pay or attempt to adequately provide for the payment of all of the Company's known obligations and liabilities and distribute pro rata in one or more liquidating distributions to or for the benefit of the Company's stockholders, as of the applicable record date(s), all of the Company's assets. If the Company is dissolved, pursuant to Delaware law, the Company will continue to exist for three years (or such longer period of time as the Court of Chancery of the State of Delaware shall direct) for the purpose of prosecuting and defending suits against it or enabling the Company gradually to close its business, to dispose of its property, to discharge its liabilities and to distribute the remaining assets to the stockholders of the Company.

     If assets of the Company remain undistributed to its stockholders on a date which is six months after the Liquidation Date (the "Final Distribution Date"), those assets would be transferred to a liquidating trust (the "Liquidating Trust") for the pro rata benefit of the stockholders of the Company of record on the Final Distribution Date. Approval of the Restructuring Proposal will constitute stockholder approval of the Plan and of the possible appointment by the Board of Directors of one or more trustees of the Liquidating Trust (the "Liquidating Trustees") and the execution of a liquidating trust agreement with the Liquidating Trustees on such terms and conditions as the Board of Directors shall determine in its absolute discretion. In addition, approval of the Restructuring Proposal will constitute stockholder approval of any and all sales of assets of the Company approved by the Board of Directors or, if applicable, the Liquidating Trustees.

     The Restructuring Proposal, including the Plan, was approved by the Board of Directors, subject to stockholder approval, on May 9, 2000. A copy of the Plan is attached as Appendix A to this Proxy Statement. The material features of the Restructuring Proposal, including the Plan, are summarized under "Principal Provisions of the Plan" below. This summary is not complete and is subject in all respects to the provisions of the Plan. Stockholders are urged to read the Plan in its entirety.

LIQUIDATION ANALYSIS AND ESTIMATES

     USD does not as a matter of course make public projections as to future sales, earnings, or other results. However, the Company has prepared the liquidation estimates set forth below to present the estimated net proceeds available for distribution to stockholders and per outstanding share of common stock in the event that the Board of Directors determines not to invest in a new business and instead liquidate the Company in accordance with the Plan. The accompanying liquidation estimates were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company's management, were prepared on a reasonable basis and reflects the best currently available estimates and judgments with respect to the Imaging Center Sales and the liquidation of the Company. However, this information is not fact and should not be relied upon as necessarily indicative of future results, and readers of this Proxy Statement are cautioned not to place undue reliance on the liquidation estimates.

     Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the liquidation estimates contained herein, nor have they expressed any opinion or any other form of assurance on such estimates, and assume no responsibility for, and disclaim any association with, the liquidation estimates.

     The assumptions and estimates underlying the liquidation estimates are inherently uncertain and, although considered reasonable by the Company as of the date hereof, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the liquidation estimates, including, among others, risks and uncertainties, including the following: The Company's ability to effect the Imaging Center Sales at favorable or acceptable prices or at all, the accuracy of the estimates and assumptions used in preparing the liquidation estimates, the ultimate outcome of known and unknown litigation and other contingencies, the accuracy of the assumed tax effects of the Imaging Center Sales, potential changes in the Company's industry or the economy as a whole which could affect the value of medical diagnostic imaging centers, changes in the regulatory environment, the emergence of loss contingencies not now known and the ability, or cost to the Company, of retaining necessary personnel during the sale process. Accordingly, there can be no assurance that the actual results will not differ materially from those presented in the liquidation estimates. Inclusion of the liquidation estimates in this Proxy Statement should not be regarded as a representation by any person that the results contained in the liquidation estimates will be achieved. MOREOVER, NO ASSURANCE CAN BE GIVEN THAT ANY AMOUNTS TO BE RECEIVED BY THE COMPANY'S STOCKHOLDERS IN LIQUIDATION WILL EQUAL OR EXCEED THE PRICE OR PRICES AT WHICH THE COMMON STOCK HAS RECENTLY TRADED OR MAY TRADE IN THE FUTURE.

     The Company does not intend to update or otherwise revise the liquidation estimates to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the liquidation estimates to reflect changes in general economic or industry conditions. See "Risk Factors After Closing of the Imaging Centers".

     Additional information relating to the principal assumptions used in preparing the liquidation estimates is set forth below.

     The Company has estimated the following potential realizable values or range of values for its assets, estimated liabilities and estimated cost of liquidation after the Imaging Center Sales, assuming those businesses are sold by March 31, 2001. The net proceeds from the sales of businesses were estimated based on proposed purchase prices contained in the indications of interest received by management of the Company as described in Proposal 1. The Board of Directors also considered the prices and implied valuations at which the Company had sold imaging centers during 1998 and 1999. All business dispositions have been or are assumed to be divestitures of the assets and liabilities of the imaging centers although some dispositions could actually occur through the sale of equity interests in entities held by the Company, which entities own the imaging centers.

Therefore, all assets and liabilities of those entities will be realized through the net proceeds from these sales. The remaining assets and liabilities reflected in the table below are those assets and liabilities of USD, the parent company, and have been estimated to be fully realizable, net of valuation allowances, as reflected in the Company's balance sheet as of March 31, 2000. The following table also gives effect to other transactions expected to occur as follows: (i) net proceeds from the exercise of dilutive stock options were computed based on the assumption that all outstanding options to purchase stock of the Company at or less than $1.78 per share (the high end of the range of estimated net proceeds available for distribution per outstanding common share, giving effect to such stock option exercises) were exercised, and (ii) estimated liabilities for the settlement of known litigation and severance and contractual costs, principally facility exit costs, which result from the business dispositions and liquidation of the Company.

     The estimated net operating cash flows from March 31, 2000 to March 31, 2001, the date assumed as the beginning of the liquidation period, have been estimated based on the Company's internal estimates for the quarter ended March 31, 2000 and its routine annual operating plan and budget process for the year 2000 adjusted for the estimated effects of the Imaging Center Sales. The estimated operating costs during liquidation were also estimated based on the Company's internal routine annual operating plan and budget process adjusted for the estimated effects of the Imaging Center Sales. Except for historical transactions, there can be no assurance, however, that the Company will be able to dispose of any of the assets below, for or within the indicated values or ranges (or at all).

                                                                ($ IN MILLIONS, EXCEPT
                                                                  PER SHARE AMOUNTS)
                                                                ----------------------
(i)    ESTIMATED REALIZABLE VALUES OF ASSETS OF THE COMPANY
       Cash and cash equivalents at March 31, 2000............           $6.3
       Proceeds from Pending Sales and Imaging Center Sales...       188.8- 199.6
       Net proceeds from exercise of stock options............           1.4
       Notes receivable.......................................           2.3
                                                                  -----------------
         Total estimated assets...............................       198.8- 209.6
                                                                  -----------------
 ii)   ESTIMATED LIABILITIES OF THE COMPANY
       Purchase Money Notes at March 31, 2000.................         $(63.5)
       Revolving credit facility borrowings at March 31,
       2000...................................................          (17.9)
       Debentures.............................................          (21.8)
       Unsecured loan.........................................          (22.0)
       Obligations under capital leases.......................          (17.4)
       Other Debt.............................................          (16.4)
       Litigation settlement costs............................       (1.0)- (2.0)
       Severance and facility exit costs......................          (6.3)
                                                                  -----------------
         Total estimated liabilities..........................     (166.3)- (167.3)
                                                                  -----------------
 iii)  ESTIMATED NET OPERATING CASH FLOWS FROM MARCH 31, 2000
       TO MARCH 31, 2001 (ASSUMED DATE OF COMMENCEMENT OF
       LIQUIDATION)...........................................           0- 2.5
                                                                  -----------------
(iv)   ESTIMATED OPERATING COSTS DURING LIQUIDATION
       Investment income during liquidation...................          .9- 1.8
       Payroll and benefits for liquidation personnel.........        (.5)- (1.0)

                                                                ($ IN MILLIONS, EXCEPT
                                                                  PER SHARE AMOUNTS)
                                                                ----------------------
       Legal, audit and other professional costs..............       (1.0)- (1.5)
       Other costs............................................        (.6)- (1.0)
                                                                  -----------------
         Total estimated operating costs......................       (1.1)- (1.7)
                                                                  -----------------
(v)    ESTIMATED NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO
       STOCKHOLDERS...........................................       $31.4- 43.1
                                                                  =================
(vi)   ESTIMATED NET PROCEEDS AVAILABLE FOR DISTRIBUTION PER
       OUTSTANDING SHARE OF COMMON STOCK......................       $1.30- 1.78(1)
                                                                  =================

-------------------------

(1) Number of shares used in calculating distribution per share is 24.2 million shares comprising 22.7 million outstanding shares plus 1.5 million dilutive stock options.

STOCKHOLDERS SHOULD BE AWARE THAT THE COMPANY HAS NEITHER SOUGHT NOR RECEIVED AN APPRAISAL OF ITS MEDICAL DIAGNOSTIC IMAGING CENTERS AND THE FOREGOING ESTIMATES INVOLVE JUDGMENTS AND ASSUMPTIONS WHICH ARE SUBJECT TO UNCERTAINTIES AND CONTINGENCIES.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has concluded that the Restructuring Proposal is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors unanimously approved the Restructuring Proposal at a meeting held on May 9, 2000. In arriving at this conclusion, the Board considered a number of factors, including the alternatives to the Restructuring Proposal and the future prospects of the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RESTRUCTURING PROPOSAL.

     If the Restructuring Proposal is not approved by the stockholders, the Board of Directors will explore the alternatives then available for the future of the Company.

PRINCIPAL PROVISIONS OF THE PLAN

     The Plan provides that the Company will sell all of its medical diagnostic imaging centers. The net proceeds of the Imaging Center Sales may be used for the development, acquisition and/or investment in or merger with new or existing businesses, distributions to the Company's stockholders, repurchases of the Company's securities and general business purposes as may be approved by the Board of Directors. The liquidation provisions of the Plan will not be implemented until the Liquidation Date, if any. The Board of Directors does not currently intend to implement the liquidation provisions of the Plan and distribute the proceeds of the sales of the imaging centers to the Company's stockholders, if at all, until after it has determined not to reinvest the net proceeds of Imaging Center Sales in a new business or businesses. See "Conduct of the Company After the Imaging Center Sales -- Use of Proceeds" below.

DISTRIBUTIONS

     After the Liquidation Date, the Company or the Liquidating Trust will make distributions of Available Cash pro rata to stockholders at such time or times and in such amounts as determined by the Board of Directors or the Liquidating Trustees. "Available Cash" means the cash held by the Company or the Liquidating Trust after deduction for the expenses of the operation of the Company or the Liquidating Trust and a contingency reserve in an amount determined by the Board of Directors or the Liquidating Trustees to be sufficient to satisfy any liabilities, expenses and obligations of the Company or the Liquidating Trust not otherwise paid or provided for and that could be recovered against the stockholders to the extent of the amounts distributed to them by the Company or the Liquidating Trust (the "Contingency Reserve").

     The Company cannot predict the timing of the distributions from the Liquidating Trust. It is the present intention of the Board of Directors, however, that any Available Cash will be distributed to the stockholders following the Final Record Date (as defined below). Nevertheless, no distributions will be made until the Board of Directors or Liquidating Trustees have determined the amount of the Contingency Reserve.

     The Board of Directors believes that the Company and the Liquidating Trust will have sufficient assets to pay the current and future obligations of the Company and the Liquidating Trust and to make distributions to the stockholders, but there can be no assurance to that effect. The amount of the distributions will depend on the accounts payable and other liabilities of the Company existing on the date of the approval of the Restructuring Proposal, the expenses of operation of the Company and the Liquidating Trust that accrue following approval of the Restructuring Proposal, and the amount of any claims that may be asserted against the Company or the Liquidating Trust. The expenses of operation of the Company and the Liquidating Trust will include professional fees and other expenses of liquidation and could be substantial. The Company does not anticipate that property, other than cash, will be distributed to the stockholders by the Company or the Liquidating Trust.

THE LIQUIDATING TRUST

     The Board of Directors will determine whether and when to transfer assets of the Company to the Liquidating Trust, but if all of the Company's assets are not sold or distributed prior to the Final Distribution Date, the Company must transfer all the remaining assets of the Company (including the Contingency Reserve) to the Liquidating Trust. The purpose of the Liquidating Trust will be to liquidate any non-cash assets held by the Liquidating Trust and distribute all Available Cash to the stockholders of record on the Final Record Date. The Liquidating Trust will be required to pay the expenses of its operations and all unsatisfied expenses, liabilities and obligations of the Company. Such expenses, liabilities and obligations will be paid initially out of the Contingency Reserve, but if the Contingency Reserve is exhausted, such expenses, liabilities and obligations will be paid out of the other assets held by the Liquidating Trust.

     If assets are transferred to the Liquidating Trust, each stockholder on the Final Record Date will receive an interest (an "Interest") in the Liquidating Trust pro rata to its interest in the outstanding Common Stock on that date. All distributions from the Liquidating Trust will be made pro rata in accordance with the Interests. The Interests will not be transferable except by operation of law or upon death. Because the Interests will not be transferable, it is anticipated that the Liquidating Trust will not be required to comply with the periodic reporting and proxy statement requirements of the Exchange Act. The Liquidating Trustees will, however, maintain books and records of the Liquidating Trust, which will be available for inspection by holders of Interests, to the extent permitted and in accordance with law.

     The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as Liquidating Trustees of the Liquidating Trust and to cause the Company to enter into a liquidating trust agreement with such Liquidating Trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such Liquidating Trustees on the basis of the experience of each such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the Liquidating Trust and the ability of each such individual or entity to serve the best interests of the stockholders of the Company. Approval of the Restructuring Proposal will constitute the approval by the stockholders of any such appointment and the execution of a liquidating trust agreement with the Liquidating Trustees.

     The stockholders of the Company will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets transferred to the Liquidating Trust. Therefore, the transfer to the Liquidating Trust of assets could result in immediate tax liability to the holders of Interests without their readily being able to realize the value of such Interests to pay such taxes or otherwise. See "Certain Tax Consequences" below.

     The possible transfer of assets to the Liquidating Trust is only a contingency plan to provide for the possibility that the Company may not be able to convert all assets into cash or satisfy all liabilities before the Final Distribution Date. Therefore, the Board of Directors has not finally determined the detailed terms or structure for the Liquidating Trust, which would be determined by the Board of Directors at a future date.

CONTINGENCY RESERVE

     Under Delaware law, the Company is required, in connection with its dissolution, to pay or provide for payment of all of its expenses, liabilities and obligations. These include known liabilities and obligations of the Company accrued through the date of the approval of the Restructuring Proposal, expenses to be incurred by the Company following approval of the Restructuring Proposal in connection with the winding-up and dissolution of the Company, any expenses to be incurred in connection with the operations of the Liquidating Trust, claims that have been asserted against the Company but that have not been settled or reduced to judgment and claims that have not yet been asserted but may be asserted in the future. Known liabilities and obligations of the Company include repayment of the Purchase Money Notes, the Debentures and other debt, severance and other employee-related costs, accounts payable and professional fees. See "Liquidation Analysis and Estimates" above and "Certain Claims" below.

     Following approval of the Restructuring Proposal by the stockholders and prior to any distribution of Available Cash to stockholders, the Board of Directors will set aside from all other assets of the Company a Contingency Reserve to fund all then known liabilities and obligations of the Company and the expenses expected to be incurred by the Company or the Liquidating Trust in connection with its winding-up and dissolution, including the anticipated operational expenses of the Company or the Liquidating Trust and other possible claims against the Company or the Liquidating Trust. The Company is currently unable to estimate the amount of the Contingency Reserve, and the estimated operating costs set forth above under "Liquidation Analysis and Estimates" are for illustrative purposes only. The Contingency Reserve will initially be based upon the assessment and estimates of the Board of Directors of the Company's known liabilities and obligations, future operating expenses and possible claims.

     After the Contingency Reserve is established, the Board of Directors or the Liquidating Trustees, as the case may be, may increase or decrease the Contingency Reserve based on their then current estimate and assessment of the operating expenses of the Company and/or the Liquidating Trust, the probable value of any known claims against the Company or the Liquidating Trust and the possibility of any then unknown claims being asserted against the Company or the Liquidating Trust. Any increase in the amount of the Contingency Reserve will be funded from the cash assets of the Company or the Liquidating Trust, as the case may be, and will reduce the amount available for distribution to the stockholders. The amount of any decrease in the Contingency Reserve would increase the assets available for distribution to the stockholders. After all expenses, liabilities and obligations of the Company and the Liquidating Trust have been satisfied and the Board of Directors or the Liquidating Trustees, as the case may be, determine that any future claims against the Company or the Liquidating Trust are not probable of occurrence, any remaining funds in the Contingency Reserve will be distributed pro rata to holders of Interests in the Liquidating Trust.

     In the event the Company fails to create an adequate Contingency Reserve for payment of expenses, liabilities and obligations, or should the Contingency Reserve and the assets held by the Liquidating Trust be exceeded by the amount ultimately found payable in respect of the Company's expenses, liabilities and obligations, each stockholder could be held liable to the Company's creditors for repayment of the stockholder's pro rata share of such excess, but limited to the amounts received by the stockholder from the Company or the Liquidating Trust. In addition, if a court holds at any time that the Company or the Liquidating Trust has failed to make adequate provision for expenses, liabilities and obligations, or if the amount ultimately required to be paid in that respect exceeds the amount available from the Contingency Reserve and the assets of the Liquidating Trust, a creditor of the Company could seek an injunction against the making of distributions under the Plan on the grounds that the amounts to be distributed are needed to provide for the payment of the Company's expenses, liabilities and obligations. Any such action could delay, substantially diminish or eliminate the cash distributions to be made to the stockholders under the Plan.

DISPOSITION OF CERTAIN ASSETS

     The Plan gives the Board of Directors of the Company the power to sell (or, in certain cases, otherwise dispose of) all the assets of the Company on such terms and in such manner as determined by the Board of Directors and to transfer remaining assets to the Liquidating Trust, to be sold by the Liquidating Trustees. The prices at which the Company or the Liquidating Trust may be able to sell those assets will depend on factors that may be beyond the control of the Company or the Liquidating Trust and may not be as high as the prices that could be obtained if the Company were not in liquidation. Approval of the Restructuring Proposal will constitute approval of any such sales or other dispositions.

CERTAIN COMPENSATION ARRANGEMENTS

     Pursuant to the Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company's present or former officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of any extraordinary efforts they, or any of them, may undertake in connection with the implementation of the Plan. See also "Interests of Certain Persons" below.

CLOSING OF TRANSFER BOOKS

     The Company will close its transfer books on the earliest date (the "Final Record Date") to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution to stockholders,
(ii) the close of business on the date of the transfer of the Company's remaining assets to the Liquidating Trust, and (iii) the date on which the Company files a Certificate of Dissolution with the Secretary of State of the State of Delaware under Delaware law. After the Final Record Date, the Company will not record any further transfers of Common Stock except pursuant to the provisions of a deceased stockholder's will, intestate succession or operation of law, and the Company will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of the Common Stock will occur after the Final Record Date, and it is possible that trading will effectively terminate before then. All liquidating distributions from the Liquidating Trust or the Company on or after the Final Record Date will be made to the stockholders pro rata according to their holdings of Common Stock as of the Final Record Date. After the Final Record Date, the Company may require stockholders to surrender certificates representing their shares of Common Stock in order to receive distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates is required, all distributions otherwise payable by the Liquidating Trust or the Company to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing the Common Stock has been lost, stolen or destroyed, the stockholder may be required to furnish the Company with satisfactory evidence to that effect and surety bond or other indemnity in order to receive a distribution. Any interim liquidating distribution from the Company prior to the Final Distribution Date will be made as of a prior record date set by the Board of Directors.

INDEMNIFICATION

     The Plan requires the Company to indemnify its officers, directors, employees, agents and representatives for actions taken in connection with the Plan and the winding up of the affairs of the Company in accordance with the Company's Certificate of Incorporation and By-Laws. The Company's obligation to indemnify these persons may also be satisfied out of assets of the Liquidating Trust. The Liquidating Trust will similarly be authorized to indemnify the Liquidating Trustees and any employees, agents or representatives of the Liquidating Trust for actions taken in connection with the operations of the Liquidating Trust. Any claims arising in respect of such indemnification will be satisfied out of the assets of the Liquidating Trust.

DISSOLUTION OF THE COMPANY

     If the stockholders approve the Restructuring Proposal, and, if the Board of Directors of the Company has not identified any suitable investments or business combinations and the Board of Directors establishes a Liquidation Date, the Company will file a Certificate of Dissolution with the Secretary of State of the State of Delaware dissolving the Company (the "Certificate of Dissolution"). The dissolution of the Company will become effective, in accordance with Delaware law, upon the filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware or upon a later date specified in the Certificate of Dissolution. Under Delaware law, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery directs, for the purposes of prosecuting and defending suits by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to the stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized.

     Following the filing of the Certificate of Dissolution, the Board of Directors will cause notices of dissolution to be sent to all known creditors of the Company, and will publish notice of the Company's dissolution as required by Delaware law. Except for the requirements of Delaware law and the Exchange Act in connection with the Meeting of Stockholders to vote on the Restructuring Proposal, and except for the filing of the Certificate of Dissolution and any required filings under federal or state tax laws, no federal or state regulatory requirements must be complied with or approvals obtained in connection with the dissolution.

     UNDER DELAWARE LAW, IN THE EVENT THE COMPANY FAILS TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF ITS EXPENSES AND LIABILITIES, OR SHOULD THE CONTINGENCY RESERVE (AND THE ASSETS HELD BY ANY LIQUIDATING TRUST) BE EXCEEDED BY THE AMOUNT ULTIMATELY FOUND TO BE PAYABLE FOR THE COMPANY'S EXPENSES AND LIABILITIES, EACH STOCKHOLDER COULD BE HELD LIABLE FOR THE PAYMENT TO THE COMPANY'S CREDITORS OF THE STOCKHOLDER'S PRO RATA SHARE OF THAT EXCESS, BUT LIMITED TO THE AMOUNTS RECEIVED BY EACH STOCKHOLDER UNDER THE PLAN FROM THE COMPANY (AND FROM ANY LIQUIDATING TRUST). ACCORDINGLY, IN THAT EVENT A STOCKHOLDER COULD BE REQUIRED TO RETURN ALL DISTRIBUTIONS MADE AND THUS WOULD RECEIVE NOTHING FROM THE COMPANY AS A RESULT OF THE RESTRUCTURING PROPOSAL. MOREOVER, IF A STOCKHOLDER HAS PAID TAXES ON AMOUNTS RECEIVED, A REPAYMENT OF ALL OR A PORTION OF THE DISTRIBUTIONS RECEIVED COULD RESULT IN A SITUATION IN WHICH A STOCKHOLDER MAY INCUR A NET TAX COST IF THE REPAYMENT OF THE AMOUNT DISTRIBUTED DOES NOT CAUSE A REDUCTION IN TAXES PAYABLE IN AN AMOUNT EQUAL TO THE AMOUNT OF THE TAXES PAID ON AMOUNTS PREVIOUSLY DISTRIBUTED.

     THE ANTICIPATED TAX TREATMENT OF THE LIQUIDATION PROPOSAL IS DESCRIBED UNDER "CERTAIN TAX CONSEQUENCES" BELOW. NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE "IRS") REGARDING THE ANTICIPATED TAX TREATMENT OF THE RESTRUCTURING PROPOSAL, AND THE COMPANY WILL NOT SEEK AN OPINION OF COUNSEL EITHER. THE FAILURE TO OBTAIN A RULING FROM THE IRS OR AN OPINION OF COUNSEL RESULTS IN LESS CERTAINTY THAT THE ANTICIPATED TAX TREATMENT SUMMARIZED BELOW WILL BE OBTAINED. IF ANY OF THE CONCLUSIONS STATED UNDER "CERTAIN TAX CONSEQUENCES" PROVE TO BE INCORRECT, THE RESULT COULD BE INCREASED TAXATION TO THE COMPANY AND/OR THE STOCKHOLDERS, THUS REDUCING THE BENEFIT TO THE STOCKHOLDERS AND THE COMPANY FROM THE LIQUIDATION.

AMENDMENT AND ABANDONMENT

     Under the Plan, if, at any time, the Board of Directors determines that liquidation and dissolution are not in the best interests of the Company or its stockholders, the Board of Directors may direct that the Plan be abandoned. The Company nevertheless may cause the performance, without further stockholder approval, of any contract for the sale of assets executed before the decision to abandon the Plan was made if the Board of Directors considers the completion of any such asset sale to be in the best interests of the Company. The Board of Directors also may amend or modify the Plan if it determines that action to be in the best interests of the Company or its stockholders, to the extent permitted by Delaware law, without the necessity of further stockholder approval.

CONDUCT OF THE COMPANY AFTER THE CLOSING OF THE IMAGING CENTER SALES

     The Company is currently exploring and following the closing of the Imaging Center Sales, the Company intends to continue to explore alternative investments or business combinations as described below in "Use of Proceeds." If no suitable investments or business combinations are identified the Board of Directors will establish a Liquidation Date and the Company will begin winding-up its affairs, including the attempted sale or liquidation of all of the Company's remaining non-cash assets, payment of or provision for its obligations, liabilities and expenses and compliance with law.

USE OF PROCEEDS

     The Company plans to use the cash proceeds from the Imaging Center Sales to fund cash flow requirements and to repay the indebtedness and other known liabilities (including transaction expenses relating to the sales) estimated under "Liquidation Analysis and Estimates" above.

     The Board of Directors does not currently intend to distribute the remaining proceeds of the Imaging Center Sales to the Company's stockholders unless it has established the Liquidation Date, if at all. The uses of the proceeds from the Imaging Center Sales, if consummated, that may be considered by the Board include the development, acquisition and/or investment in or merger with new or existing businesses, distributions to the Company's stockholders, repurchases of the Company's securities and general business purposes. These activities could include acquiring all or a part of a company or companies, either through a merger or a purchase of assets, as well as an investment in the securities of a company or companies or, alternatively, a combination with another business in which the Company would not be the surviving corporation. The Company has not entered into any substantive negotiations concerning such acquisitions or investments.

     CONSUMMATION OF ANY INVESTMENTS OR BUSINESS COMBINATIONS WILL NOT BE SUBJECT TO VOTE OR APPROVAL BY THE STOCKHOLDERS UNLESS REQUIRED BY LAW.

     Pending their use, the remaining net proceeds will be invested in government securities and other investments that do not subject the Company to regulation under the Investment Company Act of 1940 (the "1940 Act").

RISK FACTORS AFTER THE CLOSING OF THE IMAGING CENTER SALES

     REGULATION. After the closing of the Imaging Center Sales, the Company will continue to be subject to regulation under the Securities Act of 1933, as amended and the

Exchange Act. In addition, if the Company invests the net proceeds of the Imaging Center Sales in investment securities, the Company may be subject to regulation under the 1940 Act. If the Company is deemed to be an investment company under the 1940 Act, the Company must register as an investment company under the 1940 Act. As a registered investment company, the Company would be subject to the further regulatory oversight of the Division of Investment Management of the Commission, and its activities would be subject to substantial regulation under the 1940 Act. In addition, no more than 60% of the Company's Board of Directors could be "interested persons" of the Company, within the meaning under the 1940 Act. The Company would seek to hire an investment adviser registered under the Investment Advisers Act of 1940 to manage its assets, and the investment adviser would be entitled to management fees. The Company would also require the services of a custodian to maintain its securities, who would be entitled to custodial fees. In addition to registering with the Commission, the Company would need to file annual and semi-annual reports with the Commission, and to distribute these reports to its stockholders.

     Although the Company does not intend to become an investment company and intends to limit the investments of the Company's assets to government securities and other investments that do not subject the Company to regulation under the 1940 Act, if the Company were deemed to have invested in investment securities and did not register under the 1940 Act, it would be in violation of the 1940 Act and would be prohibited from engaging in business or selling its securities and could be subject to civil and criminal actions for doing so. In addition, the Company's contracts would be voidable and a court could appoint a receiver to take control of the Company and liquidate it. Therefore, the Company's classification as an investment company could materially adversely affect the Company's business, results of operations and financial condition.

     POSSIBLE INDENTURE DEFAULT. The Indenture under which the Debentures were issued contains several covenants as to which the Indenture Trustee or Debenture holders might have a right to assert a default as a result of the implementation of Proposal 1 or Proposal 2. In such event, repayment of the outstanding principal amount and accrued interest of the Debentures could be accelerated. If the Company did not have sufficient resources to meet such accelerated repayment, and if it could not obtain a waiver of such default, the Indenture Trustee or the Debenture holders could initiate bankruptcy proceedings or the Company could be required to voluntarily seek bankruptcy protection.

CERTAIN CLAIMS

     The Company has certain known liabilities and contingent liabilities, for which it is or may be liable in the future. To the extent liabilities are known and estimable, the Company has included its current estimate in its summary of estimated liabilities and operating costs included in "Liquidation Analysis and Estimates" above. In addition, the Company is subject to legal proceedings and claims that arise in the ordinary course of its business.

TRADING OF THE COMMON STOCK

     The Company will close its transfer books on the Final Record Date (as described above) and at that time will cease recording stock transfers and issuing stock certificates (other than replacement certificates). Accordingly, it is expected that trading in the shares will cease on or shortly after such date, and trading may effectively terminate before then.

To the extent the Company makes interim liquidating distributions to stockholders prior to the Final Record Date, the Common Stock will continue to trade, but the market price of the Common Stock will likely decline as a result of those distributions.

ABSENCE OF APPRAISAL RIGHTS

     Under Delaware law, the stockholders of the Company are not entitled to appraisal rights for their shares of the Company's Common Stock in connection with the transactions contemplated by the Restructuring Proposal, or to any similar rights under Delaware law.

                            CERTAIN TAX CONSEQUENCES

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material federal income tax consequences of the Imaging Center Sales and the Restructuring Proposal, including the Plan, to the Company and its stockholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the IRS or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Restructuring Proposal and the Plan, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There can be no assurance that the Liquidating Trust will be treated as a liquidating trust for federal income tax purposes or that the distributions made pursuant to the Plan, if any, will be treated as liquidating distributions. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation for the Company and/or for the stockholders, thus reducing the benefit to the stockholders and the Company from the liquidation.

     CONSEQUENCES TO THE COMPANY. The Company expects to recognize a gain or loss on the sales of imaging centers and other assets sold pursuant to the Plan, generally on an asset-by-asset basis. The Company expects that the gains with respect to the sale or distribution of certain imaging centers will be fully absorbed by losses recognized on the sales of other imaging centers, and other assets and by net operating loss ("NOL") carryforwards and capital loss carryforwards available to the Company, except to the extent that the Company is subject to the alternative minimum tax ("AMT"). NOL carryforwards may only be used to offset 90% of income which is subject to the AMT. It cannot be determined if the Company will be subject to AMT in any year. Accordingly, no current federal income tax is expected to be due as a result of the sale of the imaging centers or the sales of other assets pursuant to the Plan.

     The Company expects that any NOL and capital loss carryforwards following the sales of the Company's assets will remain available for use by the Company in the event that the Company develops, acquires, invests in or merges with a new business. In general, such NOL and capital loss carryforwards, if any, would be available to offset future taxable income of the Company. However, capital loss carryforwards can be used to offset only future capital gains. In addition, there are a number of potential restrictions under various provisions of the Code, including the time periods during which NOL carryforwards and capital loss carryforwards may be used, that may apply to limit the Company's (or any Company successor's) future utilization of the NOL carryforwards and capital loss carryforwards, even absent a change in control of the Company. In addition, under certain provisions of the Code, the Company's ability to offset future income with its NOL or capital loss carryforwards would be restricted or eliminated by a change in control of the Company.

     If the Company adopts a plan of liquidation, the Company will continue to be subject to tax on its taxable income until the liquidation is complete. The Company will recognize gain or loss upon any liquidating distribution of property (other than cash) to stockholders or to the Liquidating Trust as if such property were sold to the stockholders or Liquidating Trust. The amount of such gain or loss will equal the difference between the Company's adjusted tax basis for each asset and the asset's fair market value on the date of distribution.

     CONSEQUENCES TO STOCKHOLDERS. The stockholders will not recognize any gain or loss as a result of the sale by the Company of its assets.

     If the Company liquidates, a stockholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of property (other than cash) distributed to such stockholder directly or to the Liquidating Trust on the stockholder's behalf, and (ii) such stockholder's tax basis in his shares of Common Stock. A stockholder's tax basis in his shares will generally equal the stockholder's cost for his shares of Common Stock. The gain or loss will be a capital gain or loss, assuming the Common Stock is held as a capital asset and will be a long term capital gain or loss if the Common Stock has been held for more than one year. Long-term capital gains realized by a stockholder that is an individual, estate or trust is generally subject to a 20% maximum tax rate. Long-term capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income. The tax basis of any property other than cash received by each stockholder upon the complete liquidation of the Company will be the fair market value of the property at the time of the distribution.

     If the Company liquidates, stockholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to the Liquidating Trust. The amount of any distribution should be applied first to reduce a stockholder's tax basis in his shares of Common Stock, but not below zero. If a stockholder owns more than one block of shares of Common Stock, the amount of any distribution must be allocated among the several blocks of shares owned by the stockholder in the proportion that the number of shares in a particular block bears to the total number of shares owned by the stockholder. The amount of the distributions in excess of a stockholder's basis in his Common Stock will be gain, and should be recognized in the year the distribution is received (or transferred to the Liquidating Trust). If the amount of the distributions is less than the stockholder's basis in his shares of Common Stock, the stockholder will generally recognize a loss in the year the final distribution is received.

     If the Company liquidates, the Company will provide stockholders and the IRS with a statement of the amount of cash and the fair market value of any property distributed to the stockholders (or transferred to the Liquidating Trust) during that year as determined by the Company, at such time and in such manner as required by the Treasury Regulations.

     THE LIQUIDATING TRUST. The Company believes the Liquidating Trust will not be treated as an association taxable as a corporation based upon the anticipated activities of the Liquidating Trust and the advice of the Company's tax counsel. Accordingly, the Liquidating Trust itself should not be subject to income tax.

     If the Company transfers assets to the Liquidating Trust, stockholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the Liquidating Trust, reduced by the amount of known liabilities assumed by the Liquidating Trust or to which the property transferred is subject. The distribution will be treated as a distribution in liquidation of the stockholder's Common Stock. The effect of the distribution on a stockholder's tax basis in his shares of Common Stock is discussed above in "Consequences to Stockholders."

     Stockholders must take into account for federal income tax purposes their pro rata portion of all income, deductions, gain or loss recognized by the Liquidating Trust. The income, expense, gain or loss recognized by the Liquidating Trust will not effect the stockholder's basis in his Common Stock.

     As a result of the transfer of property to the Liquidating Trust and the ongoing activities of the Liquidating Trust, stockholders should be aware that they will be subject to tax on any income or gain of the Liquidating Trust whether or not they have received any actual distributions from the Liquidating Trust with which to pay such tax.

     As indicated above, the Company has not obtained any IRS ruling as to the tax status of the Liquidating Trust, and there can be no assurance that the IRS will agree with the Company's conclusion that the Liquidating Trust should be treated as a liquidating trust for federal income tax purposes. If it were determined that the Liquidating Trust should be classified for federal income tax purposes as an association taxable as a corporation (as a result of a change in law, changes in the IRS ruling guidelines or administrative positions, a change in facts or otherwise), income and losses of the Liquidating Trust would be reflected on the tax return of the Liquidating Trust rather than being passed through to the stockholders and the Liquidating Trust would be required to pay federal income taxes at corporate tax rates. Furthermore, much of the above discussion with respect to the taxation of stockholders would no longer be accurate. For instance, all or a portion of any distribution made to the stockholders from the Company or the Liquidating Trust could be treated as a dividend subject to tax at ordinary income tax rates.

     TAXATION OF NON-UNITED STATES STOCKHOLDERS. Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan.

STATE AND LOCAL INCOME TAX CONSEQUENCES

     The Company may be subject to liability for state and local taxes with respect to the sale of assets. The state income tax impact is not anticipated to be material. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the Liquidating Trust. State and local tax laws may differ in various respects from federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the Plan.

     THE FOREGOING SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PLAN MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. THE COMPANY RECOMMENDS THAT EACH STOCKHOLDER CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE PLAN.

                          INTERESTS OF CERTAIN PERSONS

     The Company's employment agreements with Joseph A. Paul, Leon F. Maraist and P. Andrew Shaw each provide that in the event of a merger, consolidation, reorganization or liquidation of the Company (a "Change in Control"), see "Proposal 3 Election of Directors - Employment Agreements," the officer, by written notice to the Company, may elect to deem his employment to have been terminated by the Company without cause, in which event the officer shall receive lump sum compensation equal to 2.9 times, in the case of Mr. Paul, and
2.0 times, in the case of Mr. Maraist and Mr. Shaw, his respective annual salary and incentive or bonus payments, if any, as shall have been paid to that officer during the Company's most recent fiscal year and in the case of Mr. Paul and Mr. Maraist, all unvested stock options and Restricted Stock, if any, will vest. The agreements provide that if the total amount of compensation under this provision were to exceed three (3) times the officer's "base amount", the Company and the officer may agree to reduce the lump sum compensation to be received by the officer in order to avoid the imposition of the "golden parachute" tax. The "base amount" is determined by taking the average annual taxable compensation of the officer for the five (5) years preceding the year in which the Change in Control occurs. Alternatively, in the event of a Change in Control, the officer, by written notice to the Company, may elect to refuse all further compensation and benefit obligations of the Company under the agreement in the event that the Company releases the officer from the noncompetition and nonsolicitation covenants contained in the agreement.

     In addition, in order to assure the continued employment of the executive officers during the Imaging Center Sales process, the Board of Directors of the Company has approved a retention bonus program which would increase the foregoing Change in Control payments (the "Base Payments") by 50%, payable proportionately as sales of the medical imaging diagnostic centers are completed and would defer the Base Payments until December 31, 2000.

     The executive officers' options were issued under the Company's 1995 Long-Term Incentive Plan, as amended (the "1995 Plan"). See Proposal 3, Election of Directors -- Executive Officers, "Stock Options" and "Security Ownership of Certain Beneficial Owners and Management" below. Under the terms of the 1995 Plan, all outstanding options become fully exercisable for a period of sixty
(60) days (whether or not such options are then exercisable) following the date of approval by the stockholders of the Company of an agreement providing for the sale or other disposition of all or substantially all the assets of the Company.

     As a result of the employment agreements described above or the terms of the 1995 Plan, if the stockholders approve Proposal 2, an aggregate of 255,000 options held by

Mr. Paul and Mr. Maraist would become fully vested and 30,000 options held by Mr. Shaw would become immediately exercisable for a period of sixty days after stockholder approval, at a weighted average exercise price of $.94. In addition, the restrictions on 10,000 shares of restricted stock held by Mr. Paul will lapse after stockholder approval.

     The Company has also implemented an employee retention plan bonus to ensure that certain key employees would have incentive to stay through the period of liquidation. Eligible employees are entitled to a retention bonus amount equal to a set number of weeks of their regular salary, such number of weeks ranging from four to fifty-two weeks. The eligible employees must remain with the Company through April 30, 2001 to earn the entire retention bonus amount. If their services are no longer needed as deemed by the Company because of business conditions prior to April 30, 2001, the employee will have earned the entire retention bonus amount. The total retention bonus pool is estimated to be approximately $2.5 million.

     The Company has also enacted a bonus plan for the Company's non-employee directors whereby they would share equally in .25 percent of the proceeds from the Imaging Center Sales.

     In addition, the Plan authorizes the Board of Directors to pay additional compensation to the Company's employees, officers, directors and agents in order to implement and assure completion of the Plan.

                     PROPOSAL NO. 3. ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and By-Laws, as amended (the "By-Laws"), provide that the number of directors shall be not more than nine directors and shall be fixed from time to time by the Board of Directors. The Board of Directors is currently fixed at four members. Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified, or until his death, resignation, or removal.

     The nominees for election as directors at the Annual Meeting are Messrs. C. Keith Hartley, David McIntosh, Michael A. O'Hanlon and Joseph A. Paul. All of the nominees are currently members of the Board of Directors of the Company. The Board of Directors recommends that all of the nominees be elected as directors of the Company, and it is intended that the accompanying proxy will be voted FOR the election of the four nominees as directors, unless the proxy contains contrary instructions.

     The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a director. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote FOR the election of such person or persons as shall be nominated by the Board of Directors.

     The By-Laws set forth procedures by which stockholders of the Company who are stockholders of record as of the Record Date entitled to vote in the election of directors may nominate persons for election to the Board of Directors. Such nominations shall be considered timely, in the case of an annual meeting, if received by the Company not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which public notice of the meeting was made, which was May 10, 2000 for the Annual Meeting. The stockholder's nomination must include: (a) all information required to be disclosed in the solicitation of a proxy pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the nominee's written consent to serve as a director if elected); (b) the nominating stockholder's name and address as they appear on the Company's books; and (c) the number of shares of Common Stock of the Company beneficially owned by such nominating stockholder.

GENERAL INFORMATION ABOUT THE NOMINEES

     The following sets forth the names and ages of the four nominees for election to the Board of Directors, their respective principal occupations or employment histories and the period during which each has served as a director of the Company.

     C. KEITH HARTLEY, age 57, has been a member of the Board of Directors of the Company since September 1996 and served as Co-Chairman of the Board from December 1, 1997 to July 1998. Since August 1995 until his retirement in May 2000, Mr. Hartley was Managing Partner, Corporate Finance, of Forum Capital Markets LLC, an investment banking firm. From May 1991 to August 1995, Mr. Hartley was an independent financial consultant, and from February 1990 to May 1991, he was a Managing Director of Peers & Co., a merchant banking firm. From 1973 to 1989, Mr. Hartley was a Managing Director of Drexel Burnham Lambert Incorporated. Mr. Hartley also is a director of Comdisco, Inc. and Swisher International Group, Inc.

     DAVID MCINTOSH, age 53, has been a member of the Board of Directors of the Company since October 1998. Since June 1998, Mr. McIntosh has been the Chief Executive Officer of Barricade International, Inc., a developer and distributor of a fire-blocking gel. He is also Chairman of MitBank USA, Inc., a wetlands mitigation banking company. From 1984 through April 1998, Mr. McIntosh was the Chief Executive Officer of Gunster, Yoakley, Valdes-Fauli and Stewart, P.A., a prominent Florida-based international law firm. Prior to 1984, Mr. McIntosh was a partner with Coopers & Lybrand, a public accounting firm. He is a director, officer and active member of numerous local, state and national foundations, committees, task forces, associations and charitable organizations. Mr. McIntosh also is a director of Florida Banks, Inc., which operates a community banking system in Florida through its wholly-owned banking subsidiary, Florida Bank, N.A.

     MICHAEL A. O'HANLON, age 53, has served as a director of the Company since January 1998. Since November 1995, Mr. O'Hanlon has served as the President and Chief Executive Officer of DVI, Inc. ("DVI"), the largest independent financier to the health care market in the United States. Mr. O'Hanlon was President and Chief Operating Officer of DVI from September 1994 to November 1995, and previously served as Executive Vice President of DVI. For nine years prior to joining DVI, Mr. O'Hanlon served as President and Chief Executive Officer of Concord Leasing, Inc., a provider of medical, aircraft, shipping, industrial and medical imaging equipment financing. Mr. O'Hanlon also is a director of DVI.

     JOSEPH A. PAUL, age 42, has been a member of the Company's Board of Directors and its President since July 1, 1996, its Chief Operating Officer from July 1, 1996 through October 31, 1997, its interim Chief Executive Officer effective February 1, 1997 and became the Company's Chief Executive Officer in March 1997. From May 1994 to June 30, 1996, he was President of MediTek Health Corporation ("MediTek"), a corporation acquired by the Company from HEICO Corporation ("HEICO") in July 1996. Mr. Paul joined HEICO in 1991 as a Vice President and was responsible for forming MediTek. From 1981 until June 1997, Mr. Paul was a Vice President of Ambassador Square, Inc., a real estate development and management company, and from 1988 until June 1997, served as a Vice President of Columbia Ventures, Inc., a private investment company. Mr. Paul is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

                               BOARD OF DIRECTORS

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held seven meetings during the year ended December 31, 1999. During 1999, each director attended at least 75% of the meetings of the Board of Directors and any committee on which such director served. The Board currently has two committees: the Audit Committee and the Compensation Committee.

     During 1999, the Audit Committee consisted of three non-employee directors, Messrs. Hartley, McIntosh and O'Hanlon. The Audit Committee formally met three times in 1999. The Audit Committee, among other things, oversees and reviews the effectiveness of the Company's financial and accounting functions, organization and operations. The Audit Committee is also authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company; to review the work of, and approve non-audit services performed by, such independent accountants; and to make annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.

     During 1999, the Compensation Committee consisted of two non-employee directors, Messrs. McIntosh and Jennings. Mr. Jennings resigned from the Board of Directors of the Company effective March 15, 2000. The Compensation Committee did not formally meet in 1999. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the 1995 Plan and the issuance of stock options to the Company's officers, employees and consultants and authorizes grants of options to directors who are not employees of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Jennings and McIntosh served on the Company's Compensation Committee during 1999. Neither of the Compensation Committee members is or has been an officer or employee of the Company or any of its subsidiaries. In addition, neither Mr. Jennings nor Mr. McIntosh has, or has had, any relationship with the Company which is required to be disclosed under "Certain Relationships and Related Transactions" except that on April 27, 2000, the Company and David McIntosh entered into a Consulting Agreement for a four month period under which Mr. McIntosh will direct the review of potential opportunities in which to reinvest the proceeds of the Imaging Center Sales. Mr. McIntosh will be paid $15,000 per month plus out-of-pocket expenses. No Company executive officer currently serves on the compensation committee or any similar committee of another public company.

COMPENSATION OF DIRECTORS

     Prior to August 1999, directors who were not officers or employees of the Company received (i) a payment of $1,000 for each meeting of the Board that they attended and $500 for each committee meeting they attended, and (ii) options to purchase 10,000 shares of common stock on the date such director was first elected or appointed to the Board of Directors and each year thereafter on the day of the first meeting of the Board of Directors immediately following the Annual Meeting of Stockholders (so long as the director's term as a director continued after such annual meeting).

     In August 1999, the Board of Directors approved a new non-employee director compensation plan which consists of (a) an annual cash retainer of $10,000 to each non-employee director, (b) $1,000 for each board meeting attended by a non-employee director and $500 for a board committee meeting attended by a non-employee director, and (c) a grant to each non-employee director of 100,000 options to purchase the Company's common stock. The options granted to current non-employee directors were granted at a price equal to $.906 per share, the closing price of the Company's stock on August 27, 1999. The options vest immediately and have a five year term. Board members are also reimbursed for their reasonable expenses incurred in serving as a director of the Company. The Board approved the new plan in order to enable the Company to attract and retain board members of a high caliber and in light of studies which showed the Company's existing director compensation plan to be lagging behind the non-employee director compensation plans of other health care companies and companies in general.

     In addition, a bonus plan for non-employee directors has been adopted by the Company. See "Proposal No. 2 -- Interests of Certain Persons."

                               EXECUTIVE OFFICERS

     The following sets forth certain information with respect to the current executive officers of the Company (other than Mr. Paul):

     LEON F. MARAIST, age 57, has served as Executive Vice President and Chief Operating Officer of the Company since November 1997. From 1993 to 1997, Mr. Maraist served as Vice President of NMC Diagnostic Services, Inc. ("NMC"), which provides mobile imaging diagnostics in physicians' offices and diagnostics in fixed sites. His responsibilities with NMC included marketing, sales, finance and operations. From 1992 to 1994, Mr. Maraist directed operations of the $1 billion nationwide dialysis division of NMC.

     P. ANDREW SHAW, age 44, has been Executive Vice President of the Company since July 1996 . He was appointed Executive Vice President & Chief Financial Officer in January 2000, having previously served as Chief Financial Officer of the Company from July 1996 until June 1997. Previously, he served as Controller of MediTek Health

Corporation from February 1992 until June 1996 when MediTek was acquired by the Company and was Controller of ExpoSystems for more than seven years until February 1992. He is a Certified Public Accountant licensed in Florida with six years of public accounting experience with KPMG Peat Marwick and is a member of the Florida Institute of Certified Public Accountants and the Financial Executives Institute.

EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 1999, 1998 and 1997, the compensation paid or accrued by the Company to its current Chief Executive Officer and its three most highly compensated executive officers as of December 31, 1999 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                         ANNUAL COMPENSATION                     COMPENSATION
                             --------------------------------------------   -----------------------
                                                                            RESTRICTED   SECURITIES
                                                             OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
                                                             COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY ($)   BONUS ($)      ($)(1)        ($)(2)        (#)           ($)
---------------------------  ----   ----------   ---------   ------------   ----------   ----------   ------------
Joseph A. Paul............   1999    281,918      100,000       12,000         --              --         4,800(3)
  Chief Executive Officer,   1998    235,000      100,000       12,000         --         375,001         6,010(3)
  President and Director     1997    222,346       50,000       15,240         --         200,000(7)      7,450(3)

Leon F. Maraist(4)........   1999    200,000       33,333        9,000         --              --         4,800(3)
  Executive Vice President,  1998    200,000       50,000        9,000         --          75,000        65,173(4)
  Chief Operating Officer    1997     26,154           --        1,177         --          80,000(7)         --

J. Wayne Moor(5)..........   1999    165,288       33,333        9,000         --              --            --
  Former Executive Vice      1998    155,354       50,000        7,154         --          75,000           622(5)
  President, Chief           1997     76,154           --        3,486         --          50,000(7)     46,110(5)
  Financial Officer

Francis J. Harkins,
  Jr.(6)..................   1999    145,385       43,333        6,000         --              --         4,800(3)
  Former Executive Vice      1998    135,000       20,000        6,000         --          50,000         2,090(3)
  President, General         1997      4,154           --          185         --          25,000(7)         --
  Counsel and Corporate
  Secretary

-------------------------

(1) Represents car allowance.

(2) The number of shares of unissued restricted stock at December 31, 1999 totaled 10,000 shares, all issued to Joseph A. Paul, which vest in two equal annual installments, beginning on October 9, 2000. The aggregate value of the restricted stock was $10,630 at December 31, 1999 based upon the closing market price of the Company's common stock on that date. Dividends will be paid on restricted stock to the extent paid on common stock.

(3) Represents Company contributions to the 401(k) Plan.

(4) Mr. Maraist's employment began in November 1997. During 1998, Mr. Maraist was paid $64,932 as reimbursement for relocation expenses. The Company's contributions to the 401(k) Plan on his behalf totaled $241.

(5) Mr. Moor's employment began in June 1997. Mr. Moor was paid $622 as reimbursement for relocation expenses in 1998. During 1997, the Company paid Mr. Moor a total of $46,110 in consulting fees prior to his employment by the Company. Mr. Moor resigned on January 21, 2000.

(6) Mr. Harkins' employment began in December 1997. Mr. Harkins resigned on April 28, 2000.

(7) These options were canceled as part of the Company's stock option cancellation and reissuance effective December 11, 1998.

STOCK OPTIONS

     The following table sets forth year-end option values for the Named Executive Officers who held unexercised options at December 31, 1999:

                  AGGREGATED OPTION EXERCISES IN LAST YEAR AND
                             YEAR END OPTION VALUES

                                                               NUMBER OF           VALUE OF
                                                              SECURITIES        UNEXERCISED IN-
                                                              UNDERLYING           THE-MONEY
                                                              UNEXERCISED      OPTIONS AT FISCAL
                                                           OPTIONS AT FISCAL     YEAR END ($)
                          SHARES ACQUIRED                    YEAR END (#)        EXERCISABLE/
                                ON             VALUE         EXERCISABLE/        UNEXERCISABLE
NAME                       EXERCISE (#)     REALIZED ($)     UNEXERCISABLE            (1)
----                      ---------------   ------------   -----------------   -----------------
Joseph A. Paul..........         0                0         187,501/187,500      23,625/23,625
Leon F. Maraist.........         0                0          37,500/ 37,500       4,725/ 4,725
J. Wayne Moor(2)........         0                0          37,500/ 37,500       4,725/ 4,725
Francis J. Harkins,
  Jr.(2)................         0                0          25,000/ 25,000       3,150/ 3,150

-------------------------

(1) As of December 31, 1999, these options were in the money.

(2) On January 21, 2000 and April 28, 2000, Messrs. Moor and Harkins resigned, respectively, and all options expired immediately upon resignation.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee submits the following report for 1999:

COMPENSATION STRUCTURE

     The key components of the compensation of the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table are base salary, annual bonus and stock-based incentives. The objective of the Company is to create a compensation package for executive officers that is competitive with compensation payable by comparable medical imaging and other companies of similar size and complexity, as well as to provide both short-term rewards and long-term incentives for positive individual and corporate performance. This policy is expected to attract, motivate and retain the qualified management necessary to promote continuing improvement in the Company's performance and long-term stockholder value.

     Based on both objective and subjective determinations and subject to the terms of the employment agreements, the Chief Executive Officer recommends to the Compensation Committee the amount of total compensation payable to the Named Executive Officers other than himself for each year. The Committee undertakes a review of such recommendations in light of the factors noted by the Chief Executive Officer and the various factors discussed below. The Committee sets the compensation payable to the Chief Executive Officer relying on similar factors. In the compensation process, predetermined performance targets are used for purposes of compensation decisions. Relevant subjective criteria are used as well in the Committee's reasonable business discretion. The Committee and the Board of Directors have historically approved the compensation recommendations of the Chief Executive Officer.

     The various components of the Company's executive compensation are discussed below.

SALARIES

     The base salaries of the Named Executive Officers, including the base salary of the Chief Executive Officer of the Company, are set at a level the Company believes to be comparable to salaries paid to executive officers of companies of comparable size. The objective of the Company is to attract and retain the best possible individuals while setting compensation at levels that are sufficiently competitive with companies of similar size and complexity. The base salary is reviewed annually.

     Joseph A. Paul became President of the Company in June 1996 and Chief Executive Officer in March 1997. Mr. Paul's base salary as an employee of the Company for fiscal year 1999 was set at $281,918. His base salary is subject to annual increases of at least 5% and includes other terms as set forth in the "Employment Agreements" section of this Proxy Statement. These terms were established after arms-length negotiations between the Company and Mr. Paul and the Company believes them to be appropriate for an executive of Mr. Paul's experience in the increasingly competitive and rapidly evolving medical imaging industry.

BONUSES

     Annual discretionary bonuses allow the Company greater flexibility in rewarding favorable individual and corporate performance and in motivating executives. The bonus for the Chief Executive Officer is tied to earnings per share, among other considerations. Further, the Compensation Committee generally considers in reviewing bonus recommendations such factors as increases in the Company's revenues and profits, scan volume, new center openings, EBITDA, collection of accounts receivable, completion and integration of significant acquisitions, the execution of the Company's business plan and individual performance, among other factors. For 1999, Mr. Paul's bonus was based primarily on the successful sale in 1999 of certain medical diagnostic imaging centers in Texas.

STOCK-BASED INCENTIVES

     The third component of the Company's executive compensation has been comprised of stock-based incentive plans. The Committee considers the current year's vesting of previously issued shares under the 1995 Plan in evaluating the executive compensation recommendations of the Chief Executive Officer. Whereas the cash bonus payments are intended to reward positive short-term individual and corporate performance, grants under the stock-based plans are intended to provide executives with longer term incentives which appreciate in value with the continued favorable performance of the Company. Such options generally vest over a period of years and thus are helpful in retaining qualified executives. The use of stock incentives is intended to align the interests of the Company's executives with that of the Company's stockholders. In 1999, no options were granted to Named Executive Officers.

                                          The Compensation Committee

                                          David McIntosh

PERFORMANCE GRAPH

     The graph below compares the cumulative total returns (as described below) of the Company's Common Stock with the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index for the period commencing December 31, 1994 and ending December 31, 1999. The interim measurement points are the last days of the years during the measurement period: December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999.

     Stockholder returns are calculated assuming $100 was invested at the closing market prices on December 31, 1994, assuming in all cases reinvestment of any subsequent dividends. The Performance Graph below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned that historical stock price performance shown on the Performance Graph is not necessarily indicative of future stock price performance and in no way reflects the Company's forecast of future stock price performance.

                                  12/31/94          12/31/95          12/31/96          12/31/97          12/31/98
                                  --------          --------          --------          --------          --------
US Diagnostic Inc.                 100.00            161.11            205.56             81.94             18.75
Nasdaq Stock Market (U.S.)         100.00            141.33            173.89            213.07            300.25
Nasdaq Health Services             100.00            126.77            126.57            128.99            109.29

                                  12/31/99
                                  --------
US Diagnostic Inc.                  23.62
Nasdaq Stock Market (U.S.)         542.43
Nasdaq Health Services              90.32

EMPLOYMENT AGREEMENTS

     Joseph A. Paul and the Company entered into a five-year employment agreement dated June 18, 1996 for Mr. Paul to serve as President and a director of the Company effective on July 1, 1996. Effective in February 1997, he was also appointed as interim Chief Executive Officer of the Company, and in March 1997, he became Chief Executive Officer. The agreement as amended provides for an annual base salary of $235,000 during the first year of its term, and for annual increases in each of the remaining years of at least 5%. The agreement also provides for an annual bonus of $50,000 during the first year and a bonus in each subsequent year as currently determined by the Compensation Committee. The agreement provides that all options and restricted stock awards granted to Mr. Paul will vest if he is terminated without cause or upon a "Change in Control" of the Company. The agreement also provides that, upon the occurrence of certain events including a merger, consolidation, reorganization or liquidation of the Company and a material breach of the agreement by the Company, Mr. Paul has the right to elect to deem his employment to have been terminated by the Company without cause and receive a lump sum payment equal to
2.9 times the annual salary and incentive or bonus payments made to him by the Company during the most recent year.

     Leon F. Maraist and the Company entered into an employment agreement effective on November 1, 1997 and continuing through November 1, 2000, pursuant to which Mr. Maraist serves as Executive Vice President and Chief Operating Officer of the Company. The agreement provides for an annual base salary of $200,000 and payment of annual bonuses at the discretion of the Board of Directors. In addition, Mr. Maraist has been granted 75,000 stock options pursuant to the terms and conditions of the 1995 Plan. In the event of a "Change in Control" of the Company as defined in the 1995 Plan, the unvested portion of the 75,000 options would automatically vest. See "Stock Option Cancellation and Reissuance." The agreement also provided for reimbursement of relocation expenses. In the event that the Company materially breaches the employment agreement or in the event of the occurrence of certain changes in control or ownership of the Company, including a merger, consolidation, reorganization or liquidation of the Company, Mr. Maraist may elect, by written notice to the Company, to deem his employment terminated by the Company without cause and would be entitled to receive lump sum compensation equal to twice his annual salary and incentive or bonus payments, if any, paid to Mr. Maraist during the Company's most recent fiscal year.

     P. Andrew Shaw and the Company entered into a one-year employment agreement effective on January 27, 2000 and continuing through January 27, 2001 pursuant to which Mr. Shaw serves as Executive Vice President and Chief Financial Officer of the Company. The agreement provides for an annual base salary of $150,000 and payment of bonus at the discretion of the CEO. Mr. Shaw has been granted 60,000 stock options pursuant to the terms and conditions of the 1995 Plan. In the event of a "Change in Control" of the Company as defined in the 1995 Plan, the unvested portion of the 60,000 options will automatically vest for a 60 day period. In the event of the occurrence of certain changes in control or ownership of the Company including a merger, consolidation, reorganization or liquidation of the Company, Mr. Shaw may elect, by written notice to the Company, to deem his employment terminated by the Company without cause and would be entitled to receive lump sum compensation equal to twice his annual salary and incentive or bonus payments, if any, paid to Mr. Shaw during the Company's most recent fiscal year. In case of a termination without cause, Mr. Shaw is entitled to a one-year severance agreement equal to his annual salary and incentive or bonus payments, if any, paid to him during the Company's most recent fiscal year.

     In addition, each of the Named Executive Officers is entitled during the term of his employment with the Company to customary employee benefits, such as paid vacation, health insurance and a car allowance.

     In addition, the Board of Directors has approved a retention bonus program. See "Proposal 2 -- Interests of Certain Persons."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and the notes thereto set forth, as of May 22, 2000, the beneficial ownership of the Company's Common Stock ("Common Stock") by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock in reliance upon information set forth in any statements filed with the Securities and Exchange Commission ("SEC") under Section 13(d) or 13(g) of the Exchange Act, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                     BENEFICIAL OWNERSHIP(1)
                                            ------------------------------------------
                                            NUMBER OF SHARES OWNED
                                                AND NATURE OF
NAME AND ADDRESS                                  OWNERSHIP           PERCENT OF CLASS
----------------                            ----------------------    ----------------
Warren G. Lichtenstein....................        3,682,750(2)(12)          16.3%
Steel Partners II, L.P....................        3,682,750(2)(12)          16.3
  150 East 52nd Street
  21st Floor
  New York, New York 10029
The Robert C. Fanch Revocable Trust.......        1,755,300(12)              7.7
  1873 South Bellaire Street, Suite 1550
  Denver, CO 80222
Lighthouse Capital Insurance Company......        1,687,750                  7.4
  Anderson Square
  3rd Floor
  P.O. Box 112356T
  Grand Cayman, BVI
Dimensional Fund Advisors Inc.............        1,185,700(12)              5.2
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401
Francis D. Hussey, Jr. d/b/a Magnetic Scans       1,138,100(12)              5.0
  2660 Airport Road South
  Naples, FL 34112
C. Keith Hartley..........................          494,445(3)               2.1
Michael A. O'Hanlon.......................          138,000(4)                 *
David McIntosh............................          120,000(5)                 *
Joseph A. Paul............................          251,226(6)               1.1
Leon F. Maraist...........................           47,664(7)                 *
J. Wayne Moor(8)..........................                0                    *
Francis J. Harkins, Jr.(9)................              100                    *
P. Andrew Shaw............................           30,000(10)                *
All directors and executive officers as a
  group (6 persons).......................        1,081,335(11)              4.7

-------------------------

  *  Less than 1%.

 (1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days after May 22, 2000 have been exercised. Calculation of percentage ownership was based on 22,658,033 shares of Common Stock outstanding as of May 22, 2000.

 (2) Mr. Lichtenstein is Chairman of the Board, Secretary and Managing Member of Steel Partners, L.L.C., the general partner of Steel Partners II, L.P. and claims sole beneficial ownership of the shares held by such limited partnership. His address is the same as such limited partnership.

 (3) Mr. Hartley is a Managing Partner, Corporate Finance, of Forum Capital Markets LLC ("Forum"), which served as an underwriter in connection with the Company's $57.5 million subordinated convertible debenture offering. Forum is the holder of record of warrants to purchase 319,445 shares of Common Stock. Mr. Hartley disclaims beneficial ownership of such shares. Amount also includes 175,000 shares subject to options.

 (4) Includes 130,000 shares subject to options.

 (5) Includes 110,000 shares subject to options.

 (6) Includes 187,502 shares subject to options.

 (7) Includes 37,500 shares subject to options.

 (8) Resigned as of January 21, 2000.

 (9) Resigned as of April 28, 2000.

(10) Includes 30,000 shares subject to options.

(11) Includes all shares and options described in footnotes 2-6 and 9 above.

(12) Information obtained from Schedule 13(d) or Schedule 13(g) filed with the SEC by the beneficial owners.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 2000, the Company entered into an agreement with Steel Partners II, L.P., ("Steel Partners"), currently a 16.3% shareholder, which allows, for a period of three years, Steel Partners to acquire up to 45% of the voting stock of the Company without prior board approval. Further, Steel Partners has agreed that for a period of three years after it becomes an Interested Stockholder, as defined by the Delaware Business Combination Statute (the "Delaware Statute"), any transaction proposed by Steel Partners to the shareholders must be one in which all shareholders are treated alike. In addition, in order to enhance the Company's strategic flexibility, the Board of Directors voted to make the restrictive provisions of the Delaware Statute inapplicable to Steel Partners. See the Company's Report on Form 8-K dated January 7, 2000.

     The Company was a party to a Consulting Agreement effective as of January 1, 1995, with Dr. Gordon C. Rausser, as amended, pursuant to which Dr. Rausser acted as a consultant to the Company on economic, financial and strategic matters. Under the agreement, as amended, Dr. Rausser was entitled to a consulting fee of $25,000 per calendar quarter until December 31, 1999, provided that he offered or agreed to serve as a director of the Company and offered or agreed to serve as a consultant under the agreement. In connection with entering into the agreement, as amended, Dr. Rausser received a warrant to purchase 400,000 shares of common stock of the Company exercisable at $5.00 per share at any time through December 31, 1999. The warrant expired unexercised at December 31, 1999. Also in connection with the Consulting Agreement, in October 1996, the Company issued 24,000 restricted shares of common stock with a fair market value of $12.625 per share to Dr. Rausser under the 1995 Plan, and in January 1997, the Company issued an additional 51,000 restricted shares of common stock with a fair market value of $8.625 per share to Dr. Rausser under the 1995 Plan. As of December 31, 1999, 26,600 of the restricted shares had not yet vested. In January 2000, 17,000 of these shares vested and were issued to Mr. Rausser. The remaining 9,600 restricted shares will vest 4,800 in October 2000, and 4,800 in October 2001. Dr. Rausser was a director until June 10, 1999.

     In June 1996, the Company acquired U.S. Imaging in a merger transaction pursuant to which U.S. Imaging merged into a wholly-owned subsidiary of the Company. The merger consideration paid to the former sole stockholder of U.S. Imaging, the Reese General Trust (the "Reese Trust"), was $7,000,000 in cash and 1,671,000 shares of the Company's common stock, of which 671,000 shares were placed in escrow. The Reese Trust transferred the shares to Lighthouse Capital Insurance Company. Dr. L.E. Richey, a former director, disclaims beneficial ownership of these shares. The shares held in escrow were to be released to Lighthouse if U.S. Imaging achieved certain financial results in 1997 and 1998. Of the shares held in escrow, 400,000 shares were released in 1997 and the balance was released in 1998. Dr. Richey was the President of U.S. Imaging at the time of the merger, and became a director of the Company in June 1997. In December 1997, Dr. Richey became a Co-Chairman of the Board of the Company and in July 1998, Dr. Richey became Chairman of the Board of the Company. Dr. Richey was not a director or an employee of the Company at the time that the Company acquired U.S. Imaging. On February 12, 1999, the Company sold U.S. Imaging to United Radiology Associates, Inc., a company with which Dr. Richey was affiliated, for $11,650,000 including a secured promissory note payable to the Company in the aggregate principal amount of $1,850,000, which was personally guaranteed by Dr. Richey. Also on February 12, 1999, Dr. Richey resigned as a director and Chairman of the Board of the Company. See detail of the legal proceeding against Dr. Richey at Note 20 of Notes to Consolidated Financial Statements set forth in the 1999 Form 10-K.

     Pursuant to the terms of a Subscription Agreement dated December 1, 1996, the Company purchased approximately 5,000,000 shares (which as a result of a reverse 4:1 stock split in 1998 currently number 1,250,000 shares) of common stock of Diversified Therapy Corp. ("DTC") for $3.5 million, representing approximately 25% of all of the outstanding common stock of DTC at September 11, 1998. DTC commenced operations in 1996 to develop a leadership position in the ownership and operations of U.S. wound care treatment facilities utilizing hyperbaric chambers. Mr. Amos F. Almand, III, an executive officer of the company until October 20, 1998, is the Chairman of the Board and a more than 5% beneficial owner of DTC. Dr. Rausser, a director of the Company until June 10, 1999, is also a director of DTC. On December 31, 1998, the Company sold its interest in DTC for a nominal amount which included a note receivable for $250,000, and a common stock purchase warrant for 416,662 shares of DTC. DTC subsequently defaulted on the note and failed to deliver the common stock purchase warrant. As a result, USD retained 1,250,000 shares as collateral and exercised its right to sell the pledged stock. On January 31, 2000, the pledged stock was sold for $250,000 in cash to stockholders of DTC.

DTC has executed a promissory note for unpaid interest due December 31, 2000, and has issued a common stock purchase warrant to the Company for 416,662 shares.

     On January 20, 1998, Michael O'Hanlon, the President and Chief Executive Officer of DVI, Inc., an affiliate of DVI Business Credit Corporation ("DVIBC") and DVI Financial Services, Inc. ("DVIFS"), was elected to the Board of Directors of the Company. DVIFS and DVIBC are lenders to the Company. As of December 31, 1999, DVI had loans with aggregate principal amounts outstanding with the Company of approximately $90 million. In 1999, the Company paid an aggregate of approximately $25.9 million in principal and interest to DVI and its affiliates on these loans. In 2000, it is anticipated that the Company will pay an aggregate of approximately $26.5 million in principal and interest to DVI and its affiliates on these loans. In addition, in December 1998 and January 1999, the Company paid DVIFS loan fees totaling $647,000 and paid DVI Private Capital an equity participation totaling $2.8 million, each in connection with certain new financing. The Company had also issued DVI a warrant to purchase an aggregate of 250,000 shares of common stock of the Company at an exercise price of $.938 per share. The Company borrowed $11.8 million from DVIFS and DVIBC from January 1, 2000 through May 31, 2000 in order to meet the Company's normal operating expenses. Approximately $6.6 million of such borrowings are collateralized by existing medical equipment, and the balance was borrowed on an unsecured basis. As of May 31, 2000, the Company has repaid $2.0 million of this line of credit and also has repaid $5.6 million to DVIFS on its unsecured credit facility from DVIFS from the proceeds of the sale of a center in May 2000. See Notes 6 and 7 of Notes to Consolidated Financial Statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

     On April 27, 2000, the Company and David McIntosh entered into a Consulting Agreement for a four month period under which Mr. McIntosh will direct the review of potential opportunities in which to reinvest the proceeds of the Imaging Center Sales. Mr. McIntosh will be paid $15,000 per month plus out-of-pocket expenses.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to report ownership and changes in ownership of the Company's Common Stock to the Securities and Exchange Commission. Copies of these reports are also required to be delivered to the Company.

     The Company believes that, based solely on its review of the copies of such reports received and written representations that no other reports were required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to its Reporting Persons were complied with.

                    RELATIONSHIP WITH THE COMPANY'S AUDITORS

     Representatives of Deloitte & Touche LLP, the independent certified public accountants who audited the Company's consolidated financial statements for 1999, are expected to be present at the Annual Meeting. Such representatives will be afforded the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from stockholders. The Company is not required to obtain stockholder approval or ratification of its selection of its auditors under the laws of the State of Delaware, and the Audit Committee and the Board of Directors have the discretion to select the Company's auditors as appropriate.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. However, if any matter is properly presented at the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the 2001 Annual Meeting of Stockholders and who wishes to have a proposal included in the Company's proxy statement and form of proxy for the 2001 Annual Meeting must deliver the proposal to the Secretary of the Company no later than February 15, 2001. The Company will not be required to include in its proxy statement or proxy card a stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the rules and regulations of the Securities and Exchange Commission.

     In addition, the By-Laws provide that only stockholder proposals submitted in a timely manner to the Secretary of the Company may be acted upon at an annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the executive offices of the Company not less than 90 days (March 17, 2001) nor more than 120 days (February 15, 2001) before the date of the originally scheduled meeting. The Annual Meeting of Stockholders for the year ended December 31, 2001 is expected to be held no later than June 15, 2001.

     A proxy may confer discretionary authority on the proxy holders to vote on an untimely stockholder proposal.

     Any stockholder proposals should be addressed to Leon F. Maraist, Secretary, US Diagnostic Inc., 777 South Flagler Drive, Suite 1201 East, West Palm Beach, Florida 33401.

                                          By Order of the Board of Directors,

                                          /s/ LEON F. MARAIST
                                          ----------------------------------
                                          Secretary

Dated: June 23, 2000

                                   APPENDIX A

                  PLAN OF RESTRUCTURING OF US DIAGNOSTIC INC.

     This Plan of Restructuring (the "Plan") is intended to accomplish the restructuring and possible complete liquidation and dissolution of US Diagnostic Inc., a Delaware corporation (the "Company"), in accordance with the Delaware General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

          1. The Board of Directors of the Company (the "Board of Directors") has adopted this Plan and called a meeting of the Company's stockholders (the "Stockholders") to take action on the Plan. If, at said meeting of the Stockholders, holders of a majority of the outstanding common stock, $0.01 par value per share (the "Common Stock"), vote for the adoption of the Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such Stockholder approval is obtained (the "Adoption Date"). No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

          2. The Company shall undertake to sell all of its medical diagnostic imaging centers (the "Imaging Center Sales"). The Company will not implement the liquidation provisions of this Plan unless the Board of Directors determines to implement such provisions. In the event that the Board of Directors determines to implement such liquidation provisions, it shall establish a date that such implementation shall commence (such date, the "Liquidation Date"). The Board of Directors is not required to make any distribution to the Company's Stockholders, if at all, until after the Liquidation Date. Prior to the Liquidation Date, the uses of the assets of the Company that may be considered and approved by the Board of Directors include the development, acquisition and/or investment in or merger with new or existing businesses, distributions to the Company's Stockholders, repurchases of the Company's securities and general business purposes. Such activities could include the acquisition of an entire company or companies, or divisions thereof, either through a merger or a purchase of assets, as well as an investment in the securities of a company or companies or, alternatively, a combination with another business in which the Company would not be the surviving corporation. Consummation of any investments or business combinations shall not be subject to any vote or approval by the Stockholders except as required by law. If any investments or business combinations are approved by the Board of Directors of the Company, this Plan will be terminated.

          3. After the Liquidation Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan.

          4. From and after the Liquidation Date, the Company shall complete the following corporate actions:

             (a) The Company shall determine whether and when to (i) transfer the property and assets (other than cash, cash equivalents and receivables) to a liquidating trust (established pursuant to 7 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

             (b) The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

             (c) The Company shall distribute pro rata to the Stockholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision to pay all claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 7 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company's property and assets, of the collection and defense of the Company's property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash and/or property.

          5. The distributions to the Stockholders pursuant to Sections 4, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees ("Satisfactory Evidence and Indemnity"). As a condition to receipt of any final distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest date (the "Final Record Date") to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files a certificate of dissolution in accordance with the Delaware General Corporation Law. After the Final Record Date, certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

          6. If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

          7. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Stockholders (the "Trustees"), under a liquidating trust (the "Trust"), any assets of the Company which are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as hereinabove required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder or (ii) held as the Contingency Reserve. If assets are transferred to the Trust, each Stockholder on the Final Record Date shall receive an interest (an "Interest") in the Trust pro rata to its interest in the outstanding Common Stock on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section 7 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of holders of the outstanding Common Stock shall constitute the approval of the Stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

          8. Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company prior to the date which is six months after the "Liquidation Date" (such date, the "Final Distribution Date"), then, on or before the Final Distribution Date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

          9. After the Liquidation Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the "Certificate of Dissolution") in accordance with the Delaware General Corporation Law.

          10. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval by the Stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification by the Stockholders of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

          11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

          12. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Company's Stockholders of the payment of any such compensation.

          13. To the extent permitted by the Delaware General Corporation Law, the Company shall indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Trust will similarly be authorized to indemnify the Trustees and any employees, agents or representatives of the Trust for actions taken in connection with the operations of the Trust. Any claims arising in respect of such indemnification will be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligations hereunder.

          14. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the Delaware General Corporation Law.

          15. The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the affairs of the Company.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               US DIAGNOSTIC INC.
                FOR THE 2000 ANNUAL MEETING OF THE STOCKHOLDERS

                                 JULY 21, 2000

   The undersigned stockholder of US Diagnostic Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 23, 2000, and hereby appoints Joseph A. Paul, Leon F. Maraist and P. Andrew Shaw, or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of US Diagnostic Inc. to be held on July 21, 2000 at 10:00 a.m., local time, at the Sheraton West Palm Beach Hotel, 630 Clearwater Park Road, West Palm Beach, Florida 33401, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, on the matters set forth on this Proxy.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

1. TO APPROVE THE IMAGING CENTER SALES

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

2. TO APPROVE THE RESTRUCTURING PLAN

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. ELECTION OF DIRECTORS:

   [ ] FOR all nominees listed below (except as indicated)
   [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

   IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.

          C. Keith Hartley             Michael A. O'Hanlon
          David McIntosh               Joseph A. Paul

                 (Continued and to be SIGNED on the OTHER SIDE)

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    The Board of Directors recommends a vote FOR each of the proposals.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                Dated:                    , 2000
                                                      -------------------

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature If Shares Held Jointly

                                                NOTE: Please sign exactly as
                                                name appears hereon. When shares
                                                are held by joint tenants, both
                                                should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by the President or other
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

                                    EXHIBITS
                            [FOR EDGAR FILING ONLY]

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     2. The Company's Current Report on Form 8-K, dated May 10, 2000.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the year ended December 31, 1999

                                       or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                For the transition period from ______ to _______

                           Commission File No. 1-13392

                               US DIAGNOSTIC INC.
--------------------------------------------------------------------------------
                       (Name of Registrant in its charter)

           Delaware                                           11-3164389
 ------------------------------                          ----------------------
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)


777 South Flagler Drive, Suite 1201 East,
      West Palm Beach, Florida                                   33401
----------------------------------------                      ----------
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:  (561) 832-0006

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:  None

SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

Common stock, $.01 par value

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s), and (2) has been subject to the filing requirements for the past ninety (90) days. YES [X] NO [ ]

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained in this form, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of voting and non-voting common equity held by non-affiliates of the registrant as of March 8, 2000 was approximately $31,727,858 based on the closing price of the common stock on March 8, 2000.

As of March 8, 2000, 22,658,033 shares of common stock of the registrant were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None.

                                     PART I

                               US DIAGNOSTIC INC.

               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, certain matters discussed herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, estimated, projection, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, legal, growth and integration factors, collections of accounts receivable, available financing or available refinancing for existing debt, the ability to sell assets at fair market value, cash flow and working capital availability, the availability of sufficient financial resources to implement its business strategy, as well as the Company's inability to carry out that strategy and other factors discussed elsewhere in this report and in other documents filed by the Company with the Securities and Exchange Commission ("SEC"). Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements made. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information contained in this report will, in fact, occur.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ITEM 1.  BUSINESS

GENERAL

US Diagnostic Inc. (the "Company") is one of the nation's largest independent operators of outpatient diagnostic imaging and related facilities ("Facilities") with 81 locations owned, operated or managed nationwide at the date hereof. The majority of services provided by the Company involve the use of Magnetic Resonance Imaging ("MRI"), Computed Axial Tomography ("CT" or "CAT"), mammography, x-ray and ultrasound equipment. The use of the type of imaging and treatment equipment employed by the Company has grown rapidly in recent years because it allows physicians to quickly and accurately diagnose and treat a wide variety of diseases and injuries without exploratory surgery or other invasive procedures, which are usually more expensive, carry more risk and are more debilitating for patients.

The Company believes that the range of services provided at its Facilities (which include anatomical and functional imaging) provides cross-referral opportunities and increases the Company's ability to serve as a "one-stop" provider of such services to increasingly important managed care organizations.

The Company was incorporated in Delaware in 1993. The Company's executive offices are located at 777 S. Flagler Drive, Suite 1201E, West Palm Beach, Florida 33401, its telephone number is (561) 832-0006/(800) 7-USDLAB and its web site is at WWW.USDL.COM. Unless the context otherwise requires, all references to the "Company" include US Diagnostic Inc. and its subsidiaries.

STRATEGY

   OVERVIEW

During 1995 and 1996, the Company grew primarily through acquisitions of Facilities from independent owners. In 1997, there was a significant decrease in acquisition activity by the Company due to constraints on the Company's financial resources and the need to consolidate prior acquisitions. In late 1997, the Company announced, and throughout 1998 and 1999 the Company pursued, a four part strategy to: (i) reduce operating costs; (ii) divest non-core and underperforming assets; (iii) reduce and refinance debt; and (iv) develop new facilities and engage in prudent acquisitions as detailed below.

As part one of the aforementioned strategy, the Company implemented a cost reduction plan in 1998 that included a significant reduction in nonessential staff in the first quarter of 1998; retention of GE Business Solutions to conduct a Company-wide efficiency and savings review; an emphasis on centralized purchasing; consolidation of four regional billing offices and four regional operational offices to three of each (effected in the first quarter of 1999) and a further consolidation from three to two such offices in January 2000; and a review of other consolidation synergies. Also, the Company reduced its professional and outside consulting fees during 1999 and reorganized its data telecommunications systems to further reduce cost.

The second part of the Company's corporate strategy was a review and sale of all non-core assets and underperforming facilities. In 1998, the Company disposed of its mobile imaging operations, its radiation oncology interests and its nuclear medicine subsidiary in order to more closely focus on the Company's core business of fixed site MRI and multi-modality imaging facilities. Additionally, in January and February of 1999, in two separate transactions, the Company sold its interests in certain subsidiaries located in Texas for an aggregate price of $23.4 million in cash, a promissory note and assumption of certain liabilities. The Company has also divested itself of non-core or underperforming assets by selling individual centers in California and New Mexico in 1999, and closing of the Las Vegas center in February 2000. The proceeds from the sales of both non-core assets and underperforming facilities were used by the Company to reduce debt, meet operating needs and generally to bolster the Company's working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Due to financial market conditions in 1998, the Company decided to postpone the third part of its strategy, which was a refinancing of its long-term debt. However, in addition to the significant debt reduction described above, in December 1998 and January 1999, the Company completed the repurchase in the open market of $35.4 million aggregate principal amount of its 9% Convertible Subordinated Debentures due 2003 for $25.0 million, resulting in a decrease in long-term debt and related long-term interest expense. The Company may effect further debenture repurchases as market conditions warrant and financial resources allow.

A significant portion of the Company's cash flow is required to amortize debt. As a result, new center development and additional acquisitions, which were the fourth part of the Company's strategy, have been constrained by the Company's limited capital resources and the inability of the Company to extend the maturities of its debt through refinancing. Accordingly, the Company made only one minor acquisition, and two new internally developed facilities were opened in 1999.

   RECENT DEVELOPMENTS

Despite the Company's debt and expense reduction efforts during 1998 and 1999, the Company remains highly leveraged. Furthermore, the relatively short maturities of its indebtedness require the Company to devote a significant portion of its annual cash flow to the amortization of debt. The Company also has ongoing significant capital expenditure requirements in order to maintain and modernize its imaging equipment. Although the Company's cash flow from operating activities has been positive, it nevertheless has been and is projected to be insufficient to meet the Company's scheduled debt repayment obligations and capital expenditure plans. Moreover, given continuing adverse financial market conditions relative to healthcare companies, as well as the highly leveraged nature of the Company's capital structure, a refinancing to extend the maturity of the Company's indebtedness is not currently anticipated in the near term. These factors necessitate the incurrence of additional indebtedness or the meeting of the Company's capital requirements through other means.

Accordingly, despite the fact that the Company's primary lending source has made additional funding available to the Company during the first quarter of 2000, the Company has begun a program to sell selected imaging centers (in addition to the sale of non-core and underperforming centers during 1998 and
1999) in order to raise cash to meet its operating and debt repayment needs. Although the Company has been successful in the past in selling centers at advantageous prices and in a timely fashion and, although the Company anticipates entering into agreements for the sale of selected imaging centers in the near future, there can be no assurance that the Company will be able to sell imaging centers at favorable or acceptable prices or at all. If the Company were unable to raise sufficient cash from these sales, or from its primary lender, or otherwise, or, even if such sales were successfully completed and the Company subsequently was required by its capital needs to continue to sell assets, the Company could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Notwithstanding the above, management believes it will be successful in obtaining additional funding and/or will be able to sell selected imaging centers at advantageous prices such that the Company will have sufficient funds over the next twelve months to meet operating needs, fund capital expenditure requirements and repay debt obligations as they become due.

The Company is continuing its evaluation, begun during 1999, of its strategic alternatives to maximize stockholder value, including, without limitation, the possible sale of additional imaging centers as the Company's or market conditions warrant or the diversification of the Company's business into other medical or nonmedical operations, including internet related opportunities, utilizing some of the proceeds of divested imaging facilities. However, there can be no assurance that the Company will have adequate financial resources to implement any such diversification or, if implemented, that such diversification would be profitable.

INDUSTRY OVERVIEW

Total annual spending on diagnostic imaging services in the United States is estimated to be between $56 billion and $70 billion. While 70% of this spending is done in hospital settings, a significant share of the market is commanded by the nation's approximately 2,900 outpatient testing facilities, especially in relation to the roughly $10 billion subsector of advanced imaging services, which includes MRI and CAT scans. These approximately 2,900 facilities are mainly operated individually and represent a fragmented market.

Payment for services comes primarily from third-party payors, such as private insurers (traditional indemnity and Blue Cross/Blue Shield plans), managed health plans (HMOs, PPOs), government payors (Medicare, Medicaid), and state-run worker's compensation programs. Some centers have significant relationships with attorneys specializing in personal injury litigation. Typically, large third-party payors, especially managed care programs and Medicare/Medicaid, demand significant discounts from the list prices paid under direct-bill circumstances.

The number of non-hospital-affiliated imaging centers has grown due to a number of factors. First, when Congress reformed Medicare in 1983 by putting strict controls on inpatient reimbursement, this led to the expansion of all types of freestanding outpatient services, including outpatient surgery and imaging centers. Second, the use of MRI, CT and other equipment became more prevalent due to the quality and quantity of diagnostic information, technological improvements and increased government and third-party reimbursement. Although MRI was developed in the late 1970s, it was not approved for Medicare reimbursement until 1984. Ultrasound and low-dose mammography technology improved in the late 1980s. New technologies and procedures continue to be developed, although some, such as positron emission tomography scanners ("PET"), are relatively expensive and are not considered cost-effective for most procedures. Third, the number of hospital and physician joint ventures increased in the 1980s as hospitals were eager to minimize their financial exposure for expensive equipment and physicians were seeking investments at a time when traditional tax-sheltered investments were being eliminated or were less economic. Thus, between 1984 and 1991, the number of outpatient imaging centers in operation in the U.S. increased from roughly 700 to over 2,000.

The industry suffered setbacks in 1993 as utilization levels generally stabilized and reimbursement per test declined sharply. Utilization rates stopped growing primarily for three reasons: (i) the threat of sweeping government health care reform put expensive procedures under increased scrutiny;
(ii) market forces - in the form of managed care which also discouraged providers from ordering all but absolutely necessary tests; and (iii) the extension in 1993 of federal laws (the "Stark Laws") prohibiting the referral by physicians of Medicare and Medicaid patients to entities with which such referring physicians have a financial relationship (either an ownership interest or compensation arrangement). See "Regulation and Government Reimbursement". Previously, these referral prohibitions had been applicable only to Medicare-covered clinical laboratory services. Since the early 1990s, the total installed base of MRI systems has remained relatively flat although the total number of procedures has increased.

In 1996, Medicare reimbursement for MRI procedures increased approximately 1%-2% over 1995 levels - the first increase in at least four years. In January 1998, Medicare reimbursement for diagnostic procedures increased an additional 1%-2%. Effective January 2000, Health Care Financing Administration ("HCFA") increased reimbursement by approximately 3%-4% depending upon modality of service. A recent initiative by HCFA to impose a 24% reduction in radiology reimbursement over a four year period beginning January 1999 has been indefinitely postponed due to flaws in the HCFA's imaging center cost study. However, HCFA has indicated it will continue to evaluate radiology reimbursement. It is unclear as to whether HCFA will recommend reductions or increases in reimbursement. See "Regulation and Government Reimbursement". Public HMOs, which have suffered from declining margins, have indicated that their corrective actions will more likely take the form of more rational premium pricing than of further pressure on providers' fee-for-service reimbursement levels. The Company believes that, as managed care becomes more prevalent, further decreases in the average reimbursement per test will be mostly attributable to payor mix shifts to increased managed care business which generally have lower reimbursement rates than commercial insurance payors. There is also the potential for a softening pricing environment as companies become more discerning in negotiating managed care contracts and as the industry continues to consolidate.

IMAGING OPERATIONS

Diagnostic imaging services are performed on an outpatient basis by experienced radiological technicians. After the diagnostic procedures are completed, the images are reviewed by radiologists who have contracted with the Company. The radiologists prepare reports of the tests and their findings, which are delivered to the referring physician. Additionally, upon request, a report of any critical abnormality, or "stat report" is provided by phone as soon as the test is completed and evaluated.

Each of the Company's Facilities has agreements with radiologists as independent contractors under long-term agreements to provide all radiology services to the Facilities. Radiologists' compensation ranges between 10%-21% of net collections attributable to radiology services performed by the radiologist. The interpreting physicians are board-certified or board-eligible specialists in radiology, orthopedics, cardiology or neurology, as appropriate. The Company currently operates a majority of the Facilities out of two regional billing offices which bill and collect both for technical services and professional services of interpreting physicians at the Facilities. A few Facilities bill and collect independently on individual systems.

Imaging revenues are dependent to a large extent upon the acceptance of outpatient diagnostic imaging procedures as covered benefits under various third-party payor programs. In order to receive reimbursement for these services, payment must be approved by private insurers or the Medicare and Medicaid reimbursement programs. Although the Company intends to continue its participation in such reimbursement programs, there can be no assurance that its imaging procedures will continue to qualify for reimbursement. See "Industry Overview".

The Company's general operational strategies include the following:

PARTNERING WITH HOSPITALS AND RADIOLOGY GROUPS. Currently, the Company has several joint ventures to provide services at hospitals with large companies such as Tenet Healthcare and Universal Health Services. Hospitals are increasingly outsourcing various components of their operations. The Company believes opportunities exist to enter into agreements with many hospitals to manage their in-patient radiology departments and intends to continue its efforts to improve its partnering with hospitals.

INTERNAL GROWTH. Although the Company was developed through acquisitions, the Company believes that currently the most advantageous way to build its business is to develop new Facilities because it believes internal Facility development is more cost-effective. To the extent the Company has the financial resources to do so, new Facility development will be primarily concentrated in the Company's existing geographic markets. The Company is experienced in the planning, opening and operation of Facilities, and is in the process of developing several openings by fiscal year-end 2000 as well as a schedule of additional openings in the following year. Facilities opened in 1999 include two Facilities in St. Louis, Missouri. Facilities scheduled to open in 2000 include the Westfall (Rochester, New York) and Montclair (Alabama) Facilities.

ACHIEVE OPERATING EFFICIENCIES. The Company consolidates certain aspects of imaging center operations, such as accounting, administration, billing, collections, marketing, productivity, purchasing and materials management. By rendering support and management functions, the Company seeks to realize significant economies of scale while enabling the physicians providing services at the Facilities to spend more time focusing on patient care and quality control, which in turn positively impacts the utilization rate of the Company's diagnostic equipment. The Company has made and continues to make a substantial investment in the development of a state-of-the-art information system designed to consolidate the Company's billing and collection operations.

CONTRACT WITH MANAGED CARE PROVIDERS. The Company actively pursues contractual arrangements with managed care organizations. The Company believes that third-party payors will increasingly prefer to contract for service on a national or regional basis, and that the Company's network of centers assists it in obtaining such contracts on favorable terms. Senior management of the Company actively markets the Company's services to administrators of managed care organizations in regions where the Company operates Facilities.

UPGRADE EXISTING MEDICAL TECHNOLOGIES. The Company offers state-of-the-art diagnostic imaging and therapeutic technologies at Facilities. The Company periodically replaces or upgrades the MRI, CT, and other miscellaneous equipment at its Facilities with the latest available technology, resulting in improved image quality and increased referring physician satisfaction. The Company also has installed new high quality "Open MRI" equipment at certain locations to accommodate a substantial number of patients who would otherwise forego this procedure due to claustrophobia or obesity. In addition, the Company periodically adds new modalities and procedures at its Facilities. Most of the new technologies are designed to enhance the Company's revenue mix and shorten examination times, resulting in increased capacity and profitability.

PROVIDE SERVICES WHICH ARE COMPLEMENTARY TO IMAGING. The Company has developed medical services that are complementary to its core imaging operations such as bone densitometry which is a specialized x-ray procedure that precisely quantifies bone density at the spine, femur and other skeletal sites for diagnosis and treatment of osteoporosis. In addition, the Company is evaluating other modalities such as PET scanning and coronary scanning for blockage causing plaque.

PROFESSIONAL MARKETING. In order to expand referral sources, the Company provides marketing training and materials to Facility personnel to enhance marketing efforts to area physicians and third-party payors such as managed care organizations. The Company utilizes a variety of marketing techniques in the communities where it does business, including meetings between the Facility administrators or account executives and referring physicians and/or their staff, and mailings of technical case studies and clinical articles.

CLIENTS AND PAYORS

The Company is highly dependent on referrals from physicians who have no contractual obligation or economic incentive to refer patients to the Company's Facilities. Most Facilities currently receive referrals from several hundred physicians. If a sufficiently large number of physicians elected at any time to stop referring patients to the Company's Facilities, it would have a material adverse effect on the Company's revenues and results of operations. In particular, due to the potential for disruption of the physician relationship in connection with the assumption of control of a Facility, there can be no assurance that the Company will retain all of the business conducted by that Facility at the time of its acquisition.

In 1999, revenues from conventional indemnity insurance carriers accounted for approximately 23% of the Company's revenues, Medicare and Medicaid accounted for approximately 17% of revenues, managed care accounted for approximately 38% of revenues and the remainder was derived directly from patients and workers' compensation cases.

The Company is a party to over 1,000 managed care contracts which require it to provide services on a fixed fee-for-service basis. All Facilities are attempting to obtain additional managed care contracts.

COMPETITION

The market for diagnostic imaging services is highly competitive. The market is highly fragmented with over 2,900 outpatient diagnostic imaging centers nationwide and no dominant national imaging services provider. Competition varies by market and is generally higher in larger metropolitan areas where there is likely to be more facilities and more managed care organizations putting pricing pressure on the market. The Company competes with larger healthcare providers, such as hospitals, as well as other private clinics and radiology practices that own diagnostic imaging equipment. Competition often focuses on physician referrals at the local market level. Successful competition for referrals is a result of many factors, including participation in healthcare plans, quality and timeliness of test results, type and quality of equipment, facility location, convenience of scheduling and availability of patient appointment times.

REGULATION AND GOVERNMENT REIMBURSEMENT

OVERVIEW. The healthcare industry is highly regulated and is undergoing significant change as third-party payors, such as Medicare and Medicaid, health maintenance organizations and other health insurance carriers increase efforts to control the cost, utilization and delivery of healthcare services. Legislation has been proposed or enacted at both the federal and state levels to regulate healthcare delivery in general and radiology services in particular. Reductions in reimbursement for Medicare and Medicaid services may be implemented from time to time, which may lead to reductions in the reimbursement rates of other third party payors as well. The Company cannot predict the effect healthcare reforms may have on its business, and there can be no assurance that such reforms will not have a material adverse effect on the Company's operations. All of the Company's Facilities are subject to governmental regulation at the federal, state and local levels.

In 1994 Congress passed legislation that required the Health Care Financing Administration ("HCFA") to develop a methodology for a new resource-based relative value unit ("RBRVU") system for determining practice expense resource value units ("PE-RVUs") for each physician service. Subsequently, Congress passed the Balanced Budget Act of 1997 that extended the implementation date for the new practice PE-RVU system to January 1999. On June 5, 1998, HCFA published a Notice of Proposed Rulemaking ("NPRM") in the Federal Register to implement these provisions of the Balanced Budget Act. The NPRM proposed a reduced Medicare payment for the facilities, equipment, staff, supplies and other "technical component" costs of diagnostic imaging by over 24% to be phased in over four years at approximately 6% per year beginning January 1999. Industry members were able to convince HCFA that the data used to determine the proposed reductions may be flawed, indefinitely postponing the implementation until further studies can be completed. On November 2, 1998, HCFA published in the Federal Register a notice setting forth the new PE-RVUs for 1999 and beyond which essentially maintain current payment levels for technical component services. However, the notice reduces the professional component (the physician fees for interpreting exams) for radiology services by 10% to be phased in over four years at approximately 2.5% per year beginning January 1999. Because the Company derives the majority of its revenue from the technical component, the reduction in the professional component will not have a material effect on the Company's revenue. However, there can be no assurance that HCFA will not attempt to reduce the technical component of Medicare payments in the future.

In December 1998, HCFA announced its final implementation date by which all Independent Physiological Laboratories ("IPL") and other provider types are required to convert to a status of Independent Diagnostic Testing Facility ("IDTF") in order to continue to receive reimbursement from Medicare. An IDTF is independent of a hospital or physician's office in which diagnostic tests are performed by licensed, certified nonphysician personnel under appropriate physician supervision. All Medicare carriers were required to provide notice to all affected entities that, beginning March 15, 1999, they will no longer be able to bill as an IPL. In order to accomplish this conversion for all affected Company Facilities, HCFA required that the respective Medicare carriers receive all applications no later than February 1, 1999. This allowed for the 45 day review provided to the Medicare carriers, with a final implementation date of March 15, 1999. If the cutoff dates were not met by the entity applying for the IDTF status change, claims for diagnostic testing services might have been rejected. All applicable Company applications were filed by February 1, 1999. The Company successfully converted all applicable Facilities to the IDTF status within the aforementioned timeframes. Currently, the Company is awaiting further clarification and final regulations from HCFA with respect to the physician supervision requirements associated with the services performed in each Facility.

REGULATION OF OUTPATIENT IMAGING SERVICES. The operation of outpatient imaging centers requires a number of licenses, including licenses for technical personnel and certain equipment. Licensure requirements may vary somewhat from state to state. The Company believes that it is in material compliance with applicable licensure requirements. The Company further believes that diagnostic testing will continue to be subject to strict regulation at the federal and state levels and cannot predict the scope and effect thereof.

Diagnostic imaging centers performing mammography services must meet federal, and in some jurisdictions, state standards for quality as well as certification requirements. Under regulations issued by the federal Food and Drug Administration ("FDA") pursuant to the Mammography Quality Standards Act of 1992 ("MQSA"), all mammography Facilities are required to be accredited by an approved non-profit organization or state agency. Pursuant to the accreditation process, each Facility providing mammography services must: undergo an annual mammography facility physics survey; be inspected annually and pay an annual inspection fee; meet qualification standards for interpreting physicians, mammography technologists, and medical physicists; meet certification requirements for adequacy and training and experience of personnel; meet quality standards for equipment and practices; and meet various requirements governing record keeping of patient files. Compliance with these standards is required to obtain payment for Medicare services and to avoid various sanctions, including monetary penalties, or suspension of certification. Although all of the Company's Facilities which provide mammography services are currently accredited by the Mammography Accreditation Program of the American College of Radiology and the Company anticipates continuing to meet the requirements for accreditation, the withdrawal of such accreditation could result in the revocation of certification. Congress has extended Medicare benefits to include coverage of screening mammography subject to the prescribed quality standards described above. The regulations apply to diagnostic mammography and image quality examination as well as screening mammography.

REIMBURSEMENT FOR RADIOLOGY SERVICES. In general, Medicare reimburses radiology services under a physician fee schedule which covers services provided not only in a physician's offices, but also in freestanding Facilities, portable x-ray suppliers, hospitals and other entities. The scheduled amount is based on a resource-based relative value scale, recognizing three separate components of the physician's services: professional, technical and malpractice. For radiology there are separate Medicare scheduled amounts for the professional component of a service or procedure (i.e. the physician's time) and the technical component of the service or procedure (i.e. services and supplies necessary to perform the procedure).

Congress and the U.S. Department of Health and Human Services have taken various actions over the years to reduce reimbursement rates for radiology services and proposals to reduce rates further are anticipated. As noted above, there have been many proposals discussed within the last few years to further modify reimbursement. The Company is unable to predict which, if any, proposals will be adopted. Any reductions in Medicare reimbursement for radiology services could have a material adverse effect on the Company.

REGULATION OF RADIOLOGY OWNERSHIP; FRAUD AND ABUSE. Medicare payment rules discourage physicians from maintaining an investment interest in radiology operations. The Omnibus Budget Reconciliation Act of 1989 contains provisions which prohibit physicians from referring Medicare or Medicaid patients to clinical laboratories in which the physician has an economic interest. In 1993, Congress extended the physician self-referral prohibition to entities providing other designated health care services, including radiology or other diagnostic services, including MRI, CAT scans and ultrasound services, and radiation therapy services. Violations of these provisions (collectively known as the "Stark Laws") may result in denial of payments for the service, an obligation to refund payment for the service, payment of civil monetary penalties and/or exclusion from the Medicare, Medicaid and other state healthcare programs.

The Anti-Fraud and Abuse Amendments to the Social Security Act prohibit the solicitation, payment, receipt or offer, directly or indirectly, of any remuneration for the referral of Medicare or Medicaid patients or for the provision of services, items or equipment which may be covered by the Medicare or other state healthcare programs including Medicaid programs. Violations of these provisions may result in civil and criminal penalties and exclusion from participation in the Medicare, and Medicaid and other state healthcare programs.

In addition to federal restrictions, which are generally applicable to Medicare, Medicaid and other state healthcare patients, a number of states in which the Company operates Facilities have enacted prohibitions against physicians referring patients to entities with which they have a financial relationship (an ownership interest or compensation arrangement). Such state laws generally apply to all patients, not just participants in the Medicare and Medicaid programs. The Company has structured its acquisitions of physician-owned ventures and ongoing relationships with physicians in a manner which it believes does not raise significant issues under federal or state anti-kickback and self-referral regulations.

CORPORATE PRACTICE OF MEDICINE; FEE SPLITTING. The operation of the Facilities may be subject to the laws of certain states which prohibit the provision of certain medical services by non-physicians and/or the splitting of fees between physicians and non-physicians. The Company believes its operations are conducted in material compliance with existing applicable laws relating to the corporate practice of medicine and fee splitting. In response to such laws, in certain states, the Company may operate Facilities pursuant to a management agreement with a physician group rather than operating the Facility directly and contracting with the physicians for professional medical services.

ACR ACCREDITATION. Aetna U.S. Healthcare announced in early 1999 that all of its MRI providers must be ACR accredited by January 1, 2000. USD began efforts in April 1999 to achieve this goal for all applicable Facilities. ACR accreditation of MRI units initially was voluntary, however, with managed care having reimbursed nearly 100,000 MRI procedures in 1998, this process has now become a requirement of Aetna's in order to ensure future reimbursements. MRI accreditation is a lengthy and complex process that requires radiologists, technologists and physicists to meet certain educational and technical experience in the field of MRI. In addition to the educational requirements, phantom tests and clinical images must be submitted or evaluated by a panel of ACR radiologists and physicists. As of October 20, 1998 the American College of Radiology had granted accreditation to 115 facilities with 132 systems. Since ACR began accepting applications, 104 non-USD facilities have failed this process. Late in 1999, Aetna made the announcement to delay this requirement by one full year, allowing additional time for all contracted facilities and the ACR to complete the necessary tasks for accreditation. Currently, USD is working to achieve this goal. All applications for the applicable facilities were submitted in April 1999. USD believes other managed care entities will follow suit in requiring ACR accreditation or similar programs in order to become or remain participating providers.

INFECTIOUS WASTES. The Company is also subject to licensing and regulation under federal and state laws relating to the handling and disposal of medical specimens, infectious and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. The sanctions for failure to comply with these regulations may include denial of the right to conduct business, significant fines and criminal penalties, any of which, if imposed, could have a material adverse effect on the Company. The Company believes that it is in substantial compliance with all applicable laws and regulations relating to these materials.

INSURANCE

The Company could be subject to legal actions arising out of the performance of its diagnostic imaging services. Damages assessed in connection with, and the costs of defending, any such actions could be substantial. The Company currently maintains liability insurance that it believes is adequate for its present operations. There can be no assurance that the Company will be able to continue or increase such coverage at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expense that may result from any uninsured or underinsured claims. The Company also requires all of its affiliated physicians to maintain malpractice and other liability coverage. In the event that a claim exceeds available coverage, the Company's financial condition and results of operations could be adversely and materially affected.

EMPLOYEES

As of March 15, 2000, the Company had approximately 995 full-time and 108 part-time employees, none of whom is represented under union contracts or other collective bargaining arrangements. The Company considers its relations with its employees to be good.

ITEM 2.  PROPERTIES

The Company's executive offices, corporate accounting and certain administrative and other operations are located in West Palm Beach, Florida where the Company leases an aggregate of approximately 34,767 square feet at two separate locations. Annual rental payments under the two leases are $526,000 and $459,000 which expire in 2008 and 2009, respectively.

The Company operates imaging centers that range in size from approximately 800 to 21,600 square feet. During 1999, the Company had three regional billing offices and three regional operational centers. The aggregate lease expense in 1999 for all such facilities was approximately $9.0 million. In January 2000, a regional operational center was closed, and the Company relocated it to corporate headquarters. The imaging centers, billing offices and operational centers have leases expiring between 2000 and 2008.

ITEM 3.  LEGAL PROCEEDINGS

CENTRE COMMONS MRI LTD., ET. AL. VS. US DIAGNOSTIC INC. ET. AL.; SANDERS ET.
AL. VS. US DIAGNOSTIC INC. ET. AL. - These two suits, which were filed against the Company by sellers of diagnostic imaging centers who received the Company's common stock in xpartial payment of the purchase price for their centers and who alleged that undisclosed facts regarding the background of Keith Greenberg (a former consultant to the Company) were material to their decision to sell, were settled in 1999. In connection with the first of these actions (Centre Commons MRI Ltd., et. al. v. US Diagnostic et. al.), in the United States District Court for the Western District of Pennsylvania, the sellers of multiple centers in Pennsylvania sought to compel the Company to repurchase approximately 750,000 shares of its common stock at a price of $12.125 per share and also alleged that the Company's failure to register such shares under the Securities Act of 1933 diminished their value. The lawsuit was settled by agreement that USD would pay $1,800,000 over a period of 30 months (beginning December 1999). In the second suit (Sanders et. al. v. US Diagnostic et. al.) in the United States District Court for the Eastern District of New York, four participants in limited partnerships which sold the Company three imaging centers in New York sought to recover damages of up to $2,000,000. The lawsuit was settled by agreement that USD would pay $180,000 over a period of eight months (beginning October 1999).

US DIAGNOSTIC INC. VS. UNITED RADIOLOGY ASSOCIATES, INC. AND L.E. RICHEY; LISA BROCKETT, AS TRUSTEE FOR REESE GENERAL TRUST VS. US DIAGNOSTIC INC., JEFFREY A. GOFFMAN, KEITH GREENBERG AND ROBERT D. BURKE; US DIAGNOSTIC INC. VS. UNITED RADIOLOGY ASSOCIATES, INC. ET. AL. - In April 1999, the Company sued United Radiology Associates, Inc. ("URA") in the United States District Court for the Southern District of Texas for breach of contract and related claims relating to the sale of the stock of U.S. Imaging, Inc. ("USI") to URA by the Company in February 1999, and the Company simultaneously filed a claim in the same court against Dr. L.E. Richey, a former director and chairman of the Board of the Company, for breach of a personal guaranty in connection therewith. Dr. Richey is the chief executive officer and a director of URA. URA has filed counterclaims against the Company. The Company intends to vigorously prosecute its suit against URA and Dr. Richey and believes it has substantive defenses to URA's counterclaims, although there can be no assurances. In June 1999, Lisa Brockett, as Trustee for the Reese General Trust, filed suit against the Company, among others, in the 333rd Judicial District Court of Harris County, Texas, alleging, among other claims, that (a) undisclosed facts regarding the background of Keith Greenberg, who provided consulting services to the Company, were material to the Trust's decision to receive 1,671,000 shares of Company common stock as partial consideration for the sale by the Trust of the stock of USI to the Company in June 1996; and (b) the value of the shares was diminished by the Company's failure to register the shares under the Securities Act and by the Company's subsequent restatement of its quarterly report for the quarter ended March 31, 1996. Lisa Brockett is the daughter of Dr. Richey. The Plaintiff has not specified the amount of actual damages sought and the suit remains in an early stage. The Company intends to vigorously defend the suit, and it believes it has substantive defenses and counterclaims but there can be no assurances that the Company will prevail. Both cases were stayed by agreement of the parties through late March 2000 pending settlement discussions, and a further minimum ninety day extension of the stay has been agreed to by the parties recently, subject to court approval at the end of March.

In connection with the sale of USI, USD received a secured promissory note of $1.9 million, due February 12, 2001, with interest at 6% payable semi-annually (the "Note") as part of the total consideration in selling its interest in USI to URA. URA and Dr. Richey have acknowledged the existence of the Note and Dr. Richey has further acknowledged his personal guaranty of that Note. USD sued URA for, among other things, a declaratory judgment, specific performance and breach of contract, which breach accelerated the due date of the Note. Dr. Richey filed counterclaims in response to USD's lawsuit and, to this date, has not paid anything in connection with the Note. Although there can be no assurance, the Company intends to vigorously pursue this matter as part of the overall litigation described above and expects ultimately to receive full payment of the Note.

SHELBY RADIOLOGY, P.C. V. US DIAGNOSTIC INC. ET AL. - In June 1997, the plaintiff, Shelby Radiology, P.C. ("Shelby Radiology"), filed suit in Alabama Circuit Court against US Diagnostic Inc. ("USD") alleging breach of a contract to provide radiology services and, specifically, improper termination of an alleged oral contract. In January 1998, Shelby Radiology amended its complaint to include allegations of promissory fraud, misrepresentation and suppression. Under both its fraud and breach of contract claims, Shelby Radiology was seeking compensatory damages in the amount of $1.2 million as amounts it would have been paid under the alleged oral agreement. In addition, Shelby Radiology sought punitive damages pursuant to its fraud claims. The jury returned a verdict against the Company in the amount of $1.1 million as compensatory damages on plaintiff's fraud claim. The jury did not award any punitive damages. Based on the advice of counsel, the Company believes that it has meritorious grounds for appeal (although there can be no assurances of success). The Company has filed its appeal. A ruling is expected by the end of 2000.

INVESTIGATION BY SECURITIES AND EXCHANGE COMMISSION - In December 1996, the Securities and Exchange Commission ("SEC") commenced an investigation into the Company's former relationship with Coyote Consulting and Keith Greenberg to determine whether the Company's disclosure concerning that relationship was in compliance with the federal securities laws. The Company is cooperating fully with the SEC.

The Company could be subject to legal actions arising out of the performance of its diagnostic imaging services. Damages assessed in connection with, and the cost of defending, any such actions could be substantial. The Company maintains liability insurance which it believes is adequate for its present operations. There can be no assurance that the Company will be able to continue or increase such coverage or to do so at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expense that may result from any uninsured or underinsured claims. The Company also requires all of its affiliated physicians to maintain malpractice and other liability coverage.

The Company is also a party to, and has been threatened with, a number of other legal proceedings in the ordinary course of business. While it is not feasible to predict the outcome of these matters, and although there can be no assurances, the Company does not anticipate that the ultimate disposition of any such proceedings will have a material adverse effect on the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock has traded under the symbol USDL on the NASDAQ SmallCap Market since September 22, 1998 and on the NASDAQ National Market System from October 9, 1995 to September 21, 1998. The following table sets forth the high and low sales prices for the Company's common stock for each quarter within the two years ended December 31, 1999 as reported by NASDAQ. These prices do not reflect retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                                                     High           Low
                                                                                     ----           ---
         1998
         ----
         January 1 through March 31, 1998..................................        $ 5  1/4        $3 5/8
         April 1 through June 30, 1998.....................................          4 23/32        3 1/2
         July 1 through September 30, 1998.................................          3  7/8         1 3/8
         October 1 through December 31, 1998...............................          2  1/16          3/4

         1999
         ----
         January 1 through March 31, 1999..................................        $ 2  3/16       $  13/16
         April 1 through June 30, 1999.....................................          1 11/16        1  1/8
         July 1 through September 30, 1999.................................          1 11/32           3/4
         October 1 through December 31, 1999...............................          1  1/10           3/4



The number of record holders of the Company's common stock as of March 15, 2000 was 270.

The Company has never paid a cash dividend on its common stock and anticipates that for the foreseeable future any earnings will be retained for use in its business and, accordingly, does not anticipate the payment of cash dividends. The Company has outstanding debt that prohibits the payment of dividends by the Company without the consent of the lender.

ITEM 6.  SELECTED FINANCIAL DATA

The selected financial data presented below summarize certain historical financial data and should be read in conjunction with the more detailed consolidated financial statements of the Company and the notes thereto included elsewhere herein.

                                                                            Year Ended December 31,
                                              ------------------------------------------------------------------------------------
                                                   1999              1998               1997               1996            1995
                                              -----------        -----------        -----------        -----------     -----------
                                                                    (In thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA
Net revenue                                   $   155,602        $   195,735        $   216,222        $   102,061     $    29,416
Income (loss) before extraordinary item           (10,793)(1)           (512)(1)       (116,712)(2)         (6,331)          3,025
Extraordinary item, net of income taxes             2,598              5,311(3)              --                 --             306
Net income (loss)                                  (8,195)             4,799           (116,712)            (6,331)          3,331
Basic earnings (loss) per common share
   Income (loss) before extraordinary item           (.47)              (.02)             (5.26)              (.48)            .70
   Extraordinary item, net of income taxes            .11                .23                 --                 --             .07
   Net income (loss)                                 (.36)               .21              (5.26)              (.48)            .77
Diluted earnings (loss) per common share
   Income (loss) before extraordinary item           (.47)              (.02)             (5.26)              (.48)            .64
   Extraordinary item, net of income taxes            .11                .23                 --                 --             .06
   Net income (loss)                                 (.36)               .21              (5.26)              (.48)            .70
Cash dividends declared per common share               --                 --                 --                 --              --



(1) Includes $2.3 and $4.7 million gain on sale of subsidiaries in 1999 and 1998, respectively. See Note 11 of Notes to Consolidated Financial Statements.

(2) Includes asset impairment losses of $92.9 million. See Note 5 of Notes to Consolidated Financial Statements.

(3) Represents gain on repurchase of Convertible Subordinated Debentures. See Notes 6, 7 and 17 of Notes to Consolidated Financial Statements.


                                                                           As of December 31,
                                                   ----------------------------------------------------------------
                                                      1999          1998         1997         1996         1995
                                                   --------      --------      --------      --------      --------
BALANCE SHEET DATA
Total assets                                       $217,742      $237,830      $287,999      $339,023      $ 57,279
Current portion of long-term debt
   and capital leases                                27,705        27,239        27,745        37,627         6,352
Total long-term obligations                         128,640       147,701       191,547       123,984        21,653


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Certain matters discussed herein are forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, growth strategies, available financing, and other factors discussed elsewhere in this report and the documents filed by the Company with the SEC. Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will, in fact, occur.

OVERVIEW AND RECENT DEVELOPMENTS

The Company grew primarily through acquisitions of diagnostic imaging centers and businesses. The Company's operating performance is substantially dependent upon: (i) its ability to integrate the operations of acquired Facilities into the Company's infrastructure; (ii) its ability to bill and collect revenue in an efficient and timely manner; (iii) its ability to reduce and control operating expenses; (iv) its ability to effectively market its Facilities to physicians requiring imaging services; and (v) various other risks associated with the acquisition and operation of medical businesses, particularly in the increasingly competitive and cost conscious managed care environment, including the negotiation of favorable contracts with third-party payors. If the Company is unable to manage these risks, the Company's operating results could be materially adversely affected.

The Company reports revenue at the estimated net realizable amounts from patients, third-party payors and others for services rendered including estimated contractual adjustments under reimbursement agreements with third-party payors. These adjustments are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

The Company's revenues and profitability may be materially adversely affected by the current trend in the healthcare industry toward cost containment, continuing governmental budgetary constraints, reductions in reimbursement rates, changes in the mix of the Company's patients and other changes in reimbursement for healthcare services, among other factors, which may put downward pressure on revenue per scan. See "Business - Clients and Payors" and "Business - Regulation and Government Reimbursement."

During 1995 and 1996, the Company grew primarily through acquisitions of Facilities from independent owners. In 1997, there was a significant decrease in acquisition activity by the Company due to constraints on the Company's financial resources and the need to consolidate prior acquisitions. Furthermore, these acquisitions were financed with a significant amount of debt. In addition, many of these acquisitions were made on valuations which ultimately would not be supported by the Facilities acquired resulting in a $92.9 million asset impairment charge in 1997. The Company has also been required to incur additional debt to maintain and upgrade its

Facilities as a result of technological changes. In late 1997, the Company announced, and throughout 1998 and 1999 the Company pursued, a four part strategy to: (i) reduce operating costs; (ii) divest non-core and underperforming assets; (iii) reduce and refinance debt; and (iv) develop new Facilities and engage in prudent acquisitions as detailed below. See Item 1. Business - "Overview."

In order to address its liquidity needs, during the first quarter of 2000, the Company has begun a program to sell selected imaging centers (in addition to the sale of non-core and underperforming centers during 1998 and 1999) in order to raise cash to meet its operating and debt repayment needs. Although the Company has been successful in the past in selling centers at advantageous prices and in a timely fashion and, although the Company anticipates entering into agreements for the sale of selected imaging centers in the near future, there can be no assurance that the Company will be able to sell imaging centers at favorable or acceptable prices or at all. See "Business - Strategy - Recent Developments."

The following table sets forth items of income and expense as a percentage of total revenues:

                                                                        Years Ended December 31,
                                                                ----------------------------------------
                                                                  1999            1998            1997
                                                                --------        --------        --------
NET REVENUE                                                        100.0%          100.0%          100.0%
                                                                --------        --------        --------
OPERATING EXPENSES
     General and administrative                                     77.1            75.9            76.6
     Asset impairment losses                                          --              .3            42.9
     Bad debt expense                                                3.9             3.3             8.2
     Depreciation                                                   11.8            10.1             8.9
     Amortization                                                    3.2             2.6             5.0
     Loss on settlement of lawsuits                                   --              --             2.6
     Settlement with Former Chief Executive Officer                   --              --              .8
     Stock-based compensation                                         .4              .6              .6
                                                                --------        --------        --------

TOTAL OPERATING EXPENSES                                            96.4            92.8           145.6

GAIN ON SALE OF SUBSIDIARIES                                         1.5             2.3              --
                                                                --------        --------        --------

INCOME (LOSS) FROM OPERATIONS                                        5.1             9.5           (45.6)

TOTAL OTHER EXPENSE                                                (11.0)           (8.9)           (8.1)
                                                                --------        --------        --------

Income (loss) before minority interest, benefit for income
     taxes and extraordinary items                                  (5.9)             .6           (53.7)

Minority interest and income tax benefit, net                        1.1              .9              .3
                                                                --------        --------        --------
LOSS BEFORE EXTRAORDINARY ITEM                                      (7.0)            (.3)          (54.0)
Extraordinary item, net of taxes                                     1.7             2.7              --
                                                                --------        --------        --------
NET INCOME (LOSS)                                                   (5.3)%           2.4%          (54.0)%
                                                                ========        ========        ========


As discussed above, during 1999 and 1998, the Company sold several non-core and underperforming facilities. The facilities sold during 1999 (US Imaging , Physician's Plaza, Townley, Santa Maria and Santa Fe) and 1998 (Integrated Health Concepts, MDI, USCC and USH) are collectively referred to as the "1999 sold facilities" and "1998 sold facilities", respectively.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

Net revenue decreased to $155.6 million in 1999 from $195.7 million in 1998, primarily as a result of the sale of the facilities in 1998 and 1999. Excluding the net revenue generated by the 1998 sold facilities as well as the 1999 sold facilities, net revenue would have increased by 3.8% to $150.0 million in 1999, from $144.5 million in 1998. For centers which were operational during the entire comparable 1999 and 1998 periods, revenue was adversely affected due to the loss of a fee for service contract in June 1999, and the renegotiations of reimbursement under a contractual arrangement with a group of New York centers that resulted in a one time reduction. To a lesser extent, net revenue was also negatively impacted by a shift in mix of both payors and modalities.

General and Administrative ("G&A") expense decreased to $120.0 million in 1999, compared to 1998 G&A expense of $148.4 million. To a large extent the decrease resulted from the sale of the 1998 and 1999 sold facilities. Expressed as a percentage of revenue, G&A increased from 75.9% in 1998 to 77.1% in 1999. The sold facilities contributed a total of $41.6 million to G&A expenses in 1998, compared to only $5.0 in 1999. Excluding the G&A expenses generated by the 1998 and 1999 sold facilities, G&A would have increased by 7.6% to $115.0 million in 1999 from $106.9 million in 1998. The increase is due to the fact that in 1999 the Company opened two new centers and added modalities in certain facilities which resulted in additional G&A costs. New centers traditionally operate at a loss during the first six to nine months of operation contributing to the increase in G&A expense as a percentage of revenue. In addition, in 1999, the Company experienced higher service costs on medical equipment that were no longer covered by warranty. G&A expense was also increased by higher payroll expenses, which the Company believes is a result of wage inflation across the country, particularly for technical salaries.

Bad debt expense decreased to $6.1 million in 1999, compared to $6.5 million in 1998 due to the sale of the 1999 and 1998 sold facilities. As a percentage of revenue, bad debt expense increased from 3.3% in 1998 to 3.9% in 1999. The percentage increase is primarily due to $1.3 million of bad debt recoveries, received in the 1998 period, of accounts receivable written off in 1997 in conjunction with the conversion of the billing system during the 1997 period. In addition, 1999 bad debt expense reflects $427,000 recorded for a group of California centers adversely affected by the bankruptcy of a third-party payor.

Depreciation expense was $18.3 million in 1999, compared to $19.9 million in 1998. The decrease resulted primarily from a reduction in the depreciable asset base due to the realization in 1999 of the full benefit of the sale of the 1998 sold facilities, as well as partial year savings from the 1999 sold facilities. The decrease was partially offset by increases in property and equipment in connection with medical equipment upgrades, enhancement of single modality centers to multi-modality centers, ongoing improvements to facilities, and the continued enhancements to the billing system.

Amortization expense remained consistent at approximately $5.0 million for both periods.

During 1999 and 1998, the Company recorded net gains on sales of subsidiaries of $2.3 and $4.7 million, respectively. The sale of the 1999 sold facilities resulted in a gain of $2.3 million. The 1998 sale of

MDI, which was purchased in 1997, generated a $5.8 million gain. The remaining subsidiaries sold in 1998 and early 1999 generated an aggregate loss of $1.1 million. See Note 11 of Notes to Consolidated Financial Statements.

Interest expense decreased to $17.4 million in 1999, compared to $20.0 million during 1998. This was a result of lower average borrowings outstanding during 1999 in connection with the sale of the 1999 sold facilities, and debt reduction relating to the Debenture repurchases. During 1998, interest expense included amortization of the estimated fair value of 250,000 warrants issued to DVI Business Credit Corporation ("DVIBC").

During 1999 and 1998, the Company recorded extraordinary gains net of income taxes of $2.6 million and $5.3 million related to the repurchase of approximately $12.5 million and $22.9 million aggregate principal amounts of its Convertible Subordinated Debentures, respectively, for amounts less than the recorded amounts. See Notes 6, 7 and 17 of Notes to Consolidated Financial Statements.

The Company had a basic and diluted loss per share of $.36 in 1999 compared to basic and diluted net income per share of $.21 in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

Net revenue decreased to $195.7 million in 1998 from $216.2 million in 1997, primarily as a result of the sale of the 1998 sold facilities. Excluding the net revenue generated by the 1998 sold facilities as well as the facilities sold in early 1999, net revenue would have decreased by 1% to $149.9 million in 1998, from $151.1 million in 1997.

General and Administrative ("G&A") expense decreased to $148.4 million in 1998, compared to 1997 G&A expense of $165.5 million. To a large extent the decrease resulted from the sale of the 1998 sold facilities. Additionally, the Company benefited from reduced professional fees related to litigation matters, reduced accounting costs and the first quarter 1998 implementation of the cost reduction plan (see "Overview").

Asset impairment loss was $680,000 in 1998 and $92.9 million in 1997. Such losses related to those centers for which the sum of the expected future cash flows did not cover the carrying value of the assets acquired. See Note 5 of Notes to Consolidated Financial Statements.

Bad debt expense decreased to $6.5 million in 1998, compared to $17.6 million in 1997. The significantly higher bad debt expense in 1997 is attributable both to the Company's overall rapid growth in revenue in 1997, and to an increase in accounts receivable resulting from a failure to fully collect receivables on the older billing and collection systems during the phase-in of a new billing and collection system. During 1997 the new system was affected adversely by training and operational related problems as well as by the installation complexity. In addition, 1997 collections were negatively affected by inefficiencies in realizing receivables in respect to patient co-payments and deductibles.

Depreciation expense was $19.9 million in 1998, compared to $19.2 million in 1997. The increase from 1997 to 1998 resulted primarily from increases in property and equipment in connection with medical equipment upgrades, enhancement of single modality centers to multi-modality centers, ongoing improvements to facilities, and continued implementation of a new billing system, partially offset by a decrease relating to the sale of the 1998 sold facilities.

Amortization expense decreased to $5.0 million in 1998, from $10.8 million in 1997. The decrease was due to the effect of the $92.9 million impairment loss write-down of goodwill and certain other long-term assets during the fourth quarter of 1997 as well as a decrease relating to the sale of the 1998 sold facilities.

During 1998, the Company recorded a gain on sale of subsidiaries of $4.7 million. The sale of MDI, which was purchased in 1997, generated a $5.8 million gain. The remaining subsidiaries sold in 1998 and early 1999 generated an aggregate loss of $1.1 million. See Note 11 of Notes to Consolidated Financial Statements.

Interest expense increased to $20.0 million in 1998, compared to $19.1 million during 1997, resulting from higher average borrowings outstanding during 1998, and interest expense recorded during 1998 relating to amortization of the estimated fair value of 250,000 warrants issued to DVIBC on September 30, 1997, partially offset by a decrease relating to the 1998 sold facilities.

During 1998, the Company recorded an extraordinary gain net of income taxes of $5.3 million related to the repurchase of approximately $22.9 million aggregate principal amount of its Convertible Subordinated Debentures for amounts less than the recorded amounts. See Notes 6, 7 and 17 of Notes to Consolidated Financial Statements.

The Company had basic and diluted net income per share of $.21 in 1998 compared to a basic and diluted loss per share of $5.26 in 1997.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1999, the Company had a working capital deficit of $4.6 million, compared to working capital of $8.3 million at December 31, 1998. The decrease from 1998 to 1999 was due to several factors, the more significant of which consist of the following: (i) a decrease in cash from $9.2 million as of December 31, 1998 to $5.8 million as of December 31, 1999 for reasons discussed below; (ii) and a decrease in accounts receivable, net of bad debt reserves to $41.3 million as of December 31, 1999 from $43.4 million as of December 31, 1998, resulting primarily from the sale of the 1998 sold facilities; (iii) an increase in accounts payable which was $17.8 million as of December 31, 1999 compared to $10.9 million as of December 31, 1998; (iv) an increase in prepaid expenses and other current assets from $5.3 million as of December 31, 1998 to $7.3 million as of December 31,1999, resulting from restricted cash of $2.4 million; and (v) offset by a decrease in other receivables from $6.9 million as of December 31, 1998 to $3.3 million as of December 31, 1999. The Company's primary short-term liquidity requirements as of December 31, 1999 include the current portion of long-term debt and capital leases (totaling $27.7 million), accounts payable, other current liabilities and capital expenditures related to the opening of new Facilities, the replacement and enhancement of existing imaging equipment and Facilities, and continued improvements and enhancements to the Company's management information systems.

Net cash provided by operating activities in 1999 was $17.8 million, compared to $11.9 million provided by operating activities in 1998. The improved cash flow from operations in 1999 was primarily a result of an increase in accounts payable, accrued expenses and other liabilities, which was partially offset by a growth in the Company's receivables and the net loss in 1999 (net of the effect of the gain on sale of subsidiaries and extraordinary items). Additionally, the Company experienced a disruption in its billing and collection activities in late December 1999 and January 2000 as a direct result of converting to a Year 2000 compliant version of its billing and collecting software. While all of the problems associated with the conversion have been resolved, the Company has not yet fully begun seeing its collections return to levels experienced before the software conversion. Further, the Company has not identified any other material impact arising from the Year 2000 issue and does not expect to experience any further significant Year 2000 problems or interruptions.

Net cash provided by investing activities was $.3 million in 1999, compared to net cash provided by investing activities of $10.1 million in 1998. In 1998, the Company received $33.9 million in net cash proceeds from the 1998 sold facilities versus $12.8 million in proceeds from the 1999 sold facilities. Cash expenditures for purchases of equipment and other improvements totaled $12.7 million in 1999 compared to $23.5 million in 1998.

Net cash used in financing activities was $21.5 million in 1999 compared to $30.3 million used in financing activities in 1998. Proceeds from new borrowings totaled $42.5 million during 1998 compared to $24.4 million in 1999. Repayments of notes and capital leases totaled $59.1 million in 1998 compared to $37.8 million in 1999. As discussed in Notes 6 and 7 of Notes to Consolidated Financial Statements, the Company borrowed approximately $15.9 million in December 1998 and $9.1 million in January 1999 to repurchase on the open market and retire approximately $22.9 million and $12.5 million principal amount of Debentures, respectively. As discussed in Notes 11 of the Notes to Consolidated Financial Statements, the Company repaid an aggregate of $32.2 million under its revolving credit loan with DVIBC from proceeds received upon the sales of facilities in 1999 and 1998.

As of December 31, 1999, the Company has approximately $3.4 million of purchase commitments for capital expenditures which it either already has or expects to have financing available to meet such commitments. This forward-looking statement is subject to a number of uncertainties, including the Company's ability to collect accounts receivable, to manage expenses, to obtain financing or refinancing of existing debt on acceptable terms, regulatory changes in Medicare reimbursement rates, and other factors discussed elsewhere in this report.

Despite the Company's debt and expense reduction efforts during 1998 and 1999, the Company remains highly leveraged. Furthermore, the relatively short maturities of its indebtedness require the Company to devote a significant portion of its annual cash flow to the amortization of debt. The Company also has ongoing significant capital expenditure requirements in order to maintain and modernize its imaging equipment. Although the Company's cash flow from operating activities has been positive, it is projected to be insufficient to meet the Company's scheduled debt repayment obligations and capital expenditure plans. Moreover, given continuing adverse financial market conditions relative to healthcare companies, as well as the highly leveraged nature of the Company's capital structure, refinancing to extend the maturity of the Company's indebtedness is not currently anticipated in the near term. These factors necessitate the incurrence of additional indebtedness or the meeting of the Company's capital requirements through other means.

Accordingly, despite the fact the Company's primary lending source has made additional funding available to the Company during the first quarter of 2000, the Company has begun a program to sell selected imaging centers (in addition to the sale of non-core and underperforming centers during 1998 and 1999) in order to raise cash to meet its operating and debt repayment needs. Although the Company has been successful in the past in selling centers at advantageous prices and in a timely fashion and, although the Company anticipates entering into agreements for the sale of selected imaging centers in the near future, there can be no assurance that the Company will be able to sell imaging centers at favorable or acceptable prices or at all. If the Company were unable to raise sufficient cash from these sales, or from its primary lender, or otherwise, or, even if such sales were successfully completed and the Company subsequently was required by its capital needs to continue to sell assets, the Company could be materially and adversely affected.

The Company is continuing its evaluation, begun during 1999, of its strategic alternatives to maximize stockholder value, including, without limitation, the possible sale of additional imaging centers as the Company's or market conditions warrant or the diversification of the Company's business into other medical or nonmedical operations, including internet related opportunities, utilizing some of the proceeds of divested imaging facilities. However, there can be no assurance that the Company will have adequate financial resources to implement any such diversification or, if implemented, that such diversification would be profitable.

During December 1999 and January 2000, the Company experienced a significant disruption in its billing and collections function due to Year 2000 software upgrades. For a period of several weeks, the Company was unable to bill in the ordinary course of business. The Company has not yet fully recovered the amounts affected by such disruption. During January, February and March 2000, the Company borrowed an aggregate of $9.4 million from its primary lender to meet its normal operating expenses. See discussions at "Year 2000 Compliance" also.

Notwithstanding the above, management believes it will be successful in obtaining additional funding and/or will be able to sell selected imaging centers at advantageous prices such that the Company will have sufficient funds over the next twelve months to meet operating needs, fund capital expenditure requirements and repay debt obligations as they become due.

Additionally, even if the Company is successful at selling imaging centers, the degree to which the Company continues to be leveraged could affect its ability beyond year 2000 to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of business opportunities or obtain additional financing. A failure to significantly improve the Company's financial performance or obtain a refinancing of its debt or additional financing could require the Company to continue to sell imaging centers in order to maintain its operations and meet its obligations. If the Company is required to continue its sale of imaging centers, its long-term business and future prospects could be materially and adversely affected.

For a discussion of the Company's debt facilities, see Note 6 to the Consolidated Financial Statements. For additional information regarding contingencies and uncertainties related to litigation and regulatory matters, see Item 1 - Business - Regulation and Government Reimbursement, Item 3 - Legal Proceedings and Note 20 of Notes to Consolidated Financial Statements.



YEAR 2000 COMPLIANCE

The Company is aware of the issues associated with the programming and embedded code that may exist in computer systems as of January 1, 2000. Systems and applications that use two digits to store the years might produce unpredictable results when their digits turn to "double-zero" on January 1, 2000. The issues are (1) whether such code exists in the Company's mission-critical applications and/or computer hardware and if that code will produce accurate date-sensitive calculations on or after January 1, 2000; and (2) whether certain embedded applications that control certain medical imaging systems should be upgraded to ensure Year 2000 compliance and the cost of such upgrades, if any.

The Company established a multi-phased Year 2000 Readiness Program and a timetable to address Year 2000 compliance issues for all of its internal information technology ("IT") consisting of computer software, hardware, bundled components, development and support tools as well as non-IT medical equipment.

The Company completed all phases of the Year 2000 Readiness Program for IT issues at a cost of $75,000, all of which was expensed in 1999. The Company completed its Year 2000 Readiness Program for non-IT imaging systems at a cost of approximately $600,000 (the majority of this total reflects totals of lease payments to be made in the future in the case of equipment replacements); such costs primarily will be amortized over the remaining lives of the upgraded assets.

The Company reviewed the computer applications of its significant payors, consisting of Medicare, Medicaid and private insurance carriers, to determine whether such applications would be upgraded before January 1, 2000. The Company obtained written confirmation from each of its private insurance carriers and Medicare that the carriers were Year 2000 compliant.

The Company experienced a disruption in its billing and collection activities in late December 1999 and January 2000 as a direct result of converting to a Year 2000 compliant version of its billing and collection software. While all of the problems associated with the conversion have been resolved, the Company's collections have not yet fully recovered the amounts affected by such disruption Further, the Company has not identified any other material impact arising from the Year 2000 issue and does not expect to experience any further significant Year 2000 problems or interruptions. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources").

ITEM 7A.  QUANTITATIVE INFORMATION ABOUT INTEREST RATE RISK

The table below represents in tabular form contractual balances of the Company's capitalized lease and long-term debt financial instruments at December 31, 1999. The expected maturity categories take into consideration actual amortization of principal and do not take prepayments into consideration. The weighted-average interest rates for the various liabilities presented are as of December 31, 1999.


In thousands

                                                        Principal Amount Maturing in:
                        ---------------------------------------------------------------------------------------------
                                                                                                                       Fair Value
                            2000         2001          2002          2003          2004       Thereafter     Total    At 12/31/99
                        ----------    ----------    ----------    ----------    ----------    ----------    --------  -----------
Interest rate sensitive
  liabilities:

Long-term debt
adjustable-rate
borrowings              $       51    $   14,862    $       61    $       67    $       73    $      789    $ 15,903    $ 15,903
Average interest rate         9.07%        10.50%         9.07%         9.07%         9.07%         9.07%      10.40%

Long-term debt
fixed-rate borrowings       22,528        52,324        12,325        27,043         2,643         2,662     119,525     119,525
Average interest rate        10.04%         9.61%        10.34%         9.08%        10.14%         9.26%       9.65%

Capitalized lease
obligations
fixed-rate borrowings        5,126         5,073         3,785         2,979         1,530            --      18,493      18,493
Average interest rate        10.46%        10.64%        10.75%        10.78%        10.71%           --      10.64%
                        ----------    ----------    ----------    ----------    ----------    ----------    --------    --------

Total                   $   27,705    $   72,259    $   16,171    $   30,089    $    4,246    $    3,451    $153,921    $153,921
                        ==========    ==========    ==========    ==========    ==========    ==========    ========    ========
Weighted-Average
Interest Rates               10.12%         9.86%        10.43%         9.25%        10.33%         9.21%       9.85%
                        ==========    ==========    ==========    ==========    ==========    ==========    ========


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report (1999 and 1998) ...................................      27

Report of Independent Certified Public Accountants (1997) ......................      28

Consolidated Balance Sheets as of December 31, 1999 and 1998 ...................      29

Consolidated Statements of Operations for each of the three years in the
   period ended December 31, 1999 ..............................................      30

Consolidated Statements of Stockholders' Equity for each of the three years
   in the period ended December 31, 1999 .......................................      31

Consolidated Statements of Cash Flows for each of the three years in
   the period ended December 31, 1999 ..........................................      33

Notes to Consolidated Financial Statements .....................................      36


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of US Diagnostic Inc.:

We have audited the accompanying consolidated balance sheets of US Diagnostic Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. Our audits also included the consolidated financial statement schedule shown as Schedule II. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. Also, in our opinion, the consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



DELOITTE & TOUCHE LLP
Certified Public Accountants


Miami, Florida
March 22, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of US Diagnostic Inc.:


         We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of US Diagnostic Inc. (a Delaware corporation) and its subsidiaries for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the results of US Diagnostic Inc. and subsidiaries operations and their cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

         Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II for the year ended December 31, 1997 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


Arthur Andersen LLP


West Palm Beach, Florida,
  April 13, 1998.

US DIAGNOSTIC INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

In thousands, except share data

                                                                                              December 31,
                                                                                        -------------------------
                                                                                           1999            1998
                                                                                        ---------       ---------
ASSETS

   CURRENT ASSETS
        Cash and cash equivalents                                                       $   5,811       $   9,177
        Accounts receivable, net of allowance for bad debts of $7,110
            and $8,300 in 1999 and 1998, respectively                                      41,366          43,405
        Other receivables                                                                   3,307           6,886
        Prepaid expenses and other current assets                                           7,335           5,263
                                                                                        ---------       ---------
            TOTAL CURRENT ASSETS                                                           57,819          64,731

   PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization
       of $45,401 and $39,475 in 1999 and 1998, respectively                               83,888          91,345



   INTANGIBLE ASSETS, net of accumulated amortization of $16,008
       and $11,773 in 1999 and 1998, respectively                                          68,797          75,445

   OTHER ASSETS                                                                             2,762           5,049

   INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES                                4,476           1,260
                                                                                        ---------       ---------

       TOTAL ASSETS                                                                     $ 217,742       $ 237,830
                                                                                        =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES
        Accounts payable                                                                $  17,786       $  10,932
        Accrued expenses                                                                   12,979          13,763
        Current portion of long-term debt                                                  22,579          20,982
        Obligations under capital leases - current portion                                  5,126           6,257
        Other current liabilities                                                           3,695           4,226
        Purchase price due on companies acquired                                              294             296
                                                                                        ---------       ---------
            TOTAL CURRENT LIABILITIES                                                      62,459          56,456

   Subordinated convertible debentures                                                     21,750          33,969
   Long-term debt, net of current portion                                                  91,099         100,956
   Obligations under capital leases, net of current portion                                13,367          10,227
   Other liabilities                                                                        2,424           2,549
                                                                                        ---------       ---------
            TOTAL LIABILITIES                                                             191,099         204,157

   MINORITY INTEREST                                                                        2,815           2,120

   COMMITMENTS AND CONTINGENCIES (Notes 14 and 20)                                             --              --

   STOCKHOLDERS' EQUITY
        Preferred stock, $1.00 par value; 5,000,000 shares authorized; none issued             --              --
        Common stock, $.01 par value; 50,000,000 shares authorized; 22,641,033 and
            22,712,433 shares issued and outstanding in 1999 and 1998,
            respectively                                                                      226             227
        Additional paid-in capital                                                        147,945         148,047
        Deferred stock-based compensation                                                    (400)
                                                                                                             (973)
        Accumulated deficit                                                              (123,943)       (115,748)
                                                                                        ---------       ---------
           TOTAL STOCKHOLDERS' EQUITY                                                      23,828          31,553
                                                                                        ---------       ---------
       TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                         $ 217,742       $ 237,830
                                                                                        =========       =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

US DIAGNOSTIC INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------



In thousands, except per share data

                                                                     Years Ended December 31,
                                                           -----------------------------------------
                                                              1999            1998            1997
                                                           ---------       ---------       ---------
NET REVENUE                                                $ 155,602       $ 195,735       $ 216,222
                                                           ---------       ---------       ---------

OPERATING EXPENSES
     General and administrative                              120,007         148,433         165,549
     Asset impairment losses                                      --             680          92,853
     Bad debt expense                                          6,062           6,493          17,630
     Depreciation                                             18,280          19,861          19,232
     Amortization                                              5,000           5,012          10,790
     Loss on settlement of lawsuits                               --              --           5,739
     Settlement with Former Chief Executive Officer               --              --           1,809
     Stock-based compensation                                    573           1,219           1,261
                                                           ---------       ---------       ---------
       TOTAL OPERATING EXPENSES                              149,922         181,698         314,863

GAIN ON SALE OF SUBSIDIARIES                                   2,306           4,676              --
                                                           ---------       ---------       ---------

INCOME (LOSS) FROM OPERATIONS                                  7,986          18,713         (98,641)
                                                           ---------       ---------       ---------

OTHER INCOME (EXPENSE)
     Interest expense                                        (17,369)        (20,032)        (19,114)
     Amortization of lender equity participation fees         (1,853)             --              --
     Interest and other income                                 2,105           2,545           1,225
     Gain on sale of marketable equity securities                 --              --             407
                                                           ---------       ---------       ---------
       TOTAL OTHER EXPENSE                                   (17,117)        (17,487)        (17,482)
                                                           ---------       ---------       ---------

Income (loss) before minority interest, benefit
     for income taxes and extraordinary item                  (9,131)          1,226        (116,123)
Minority interest in income of subsidiaries                    2,811           2,423           2,428
                                                           ---------       ---------       ---------

Loss before benefit for income taxes
     and extraordinary item                                  (11,942)         (1,197)       (118,551)
Benefit for income taxes                                      (1,149)           (685)         (1,839)
                                                           ---------       ---------       ---------

     LOSS BEFORE EXTRAORDINARY ITEM                          (10,793)           (512)       (116,712)
Extraordinary item, net of income taxes                        2,598           5,311              --
                                                           ---------       ---------       ---------
     NET INCOME (LOSS)                                     $  (8,195)      $   4,799       $(116,712)
                                                           =========       =========       =========

BASIC AND DILUTED LOSS PER COMMON SHARE
     Loss before extraordinary item                        $    (.47)      $    (.02)      $   (5.26)
     Extraordinary item                                          .11             .23              --
                                                           ---------       ---------       ---------
     Net income (loss)                                     $    (.36)      $     .21       $   (5.26)
                                                           =========       =========       =========

     Weighted-average common shares outstanding               22,719          22,594          22,182
                                                           =========       =========       =========



The accompanying notes to consolidated financial statements are an integral part of these statements.

US DIAGNOSTIC INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
--------------------------------------------------------------------------------



In thousands

                                                            Additional                                                Total
                                  Common         Common      Paid-in       Unrealized     Deferred    Accumulated  Stockholders'
                                  Shares         Stock        Capital         Gain      Compensation    Deficit       Equity
                                 ---------     ---------    ----------     ---------    ------------   ---------   ------------
BALANCE - JANUARY 1, 1997           23,749     $     237     $ 141,941     $     526     $  (5,357)    $  (3,835)    $ 133,512

Release of escrow shares
   related to 1996
   acquisitions                         --            --         4,185            --            --            --         4,185

Issuance of contingent shares
   related to 1996
   acquisitions                         79             1           528            --            --            --           529

Cancellation of escrow shares       (1,164)          (11)           11            --            --            --            --

Sale of marketable equity
    securities                          --            --            --          (526)           --            --          (526)

Stock options exercised                 17            --            73            --            --            --            73

Bridge warrants exercised                7            --            34            --            --            --            34

Restricted stock issued                202             2           438            --          (440)           --            --

Deferred compensation
    component of settlement
    with former executive
    officer                             --            --            --            --         2,344            --         2,344

Amortization of deferred
    compensation                        --            --            --            --         1,261            --         1,261

Adjustment of income tax
    benefit from options
    exercised                           --            --          (767)           --            --            --          (767)

Warrants issued in connection
    with financing agreement            --            --         1,407            --            --            --         1,407

 Net loss                               --            --            --            --            --      (116,712)     (116,712)
                                 ---------     ---------     ---------     ---------     ---------     ---------     ---------

BALANCE - DECEMBER 31, 1997         22,890     $     229     $ 147,850     $      --     $  (2,192)    $(120,547)    $  25,340
                                 =========     =========     =========     =========     =========     =========     =========






The accompanying notes to consolidated financial statements are an integral part of these statements.

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--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY  (Concluded)
--------------------------------------------------------------------------------


In thousands

                                                                     Additional                                  Total
                                          Common         Common       Paid-in      Deferred     Accumulated   Stockholders'
                                          Shares         Stock        Capital    Compensation     Deficit       Equity
                                         ---------     ---------     ---------   ------------   ----------   -------------
BALANCE - JANUARY 1, 1998                   22,890     $     229     $ 147,850     $  (2,192)    $(120,547)    $  25,340

Restricted stock issued                         28            --            --            --            --            --

Purchase and retirement of stock              (206)           (2)       (1,203)           --            --        (1,205)
Release of escrow shares related to a
1996 acquisition                                --            --         1,217            --            --         1,217

Amortization of deferred compensation           --            --            --         1,219            --         1,219

Warrants issued in connection
with financing agreement                        --            --           183            --            --           183

 Net income                                     --            --            --            --         4,799         4,799
                                         ---------     ---------     ---------     ---------     ---------     ---------

BALANCE - DECEMBER 31, 1998                 22,712           227       148,047          (973)     (115,748)       31,533

Restricted stock issued                         34            --            --            --            --            --

Purchase and retirement of stock              (105)           (1)         (102)           --            --          (103)

Amortization of deferred compensation           --            --            --           573            --           573

 Net loss                                       --            --            --            --        (8,195)       (8,195)
                                         ---------     ---------     ---------     ---------     ---------     ---------

BALANCE - DECEMBER 31, 1999                 22,641     $     226     $ 147,945     $    (400)    $(123,943)    $  23,828
                                         =========     =========     =========     =========     =========     =========







The accompanying notes to consolidated financial statements are an integral part of these statements.

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--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS   (Continued)
--------------------------------------------------------------------------------



In thousands
                                                                          Years Ended December 31,
                                                                 -----------------------------------------
                                                                    1999            1998            1997
                                                                 ---------       ---------       ---------
OPERATING ACTIVITIES
  Net income (loss)                                              $  (8,195)      $   4,799       $(116,712)
      Adjustments to reconcile net income (loss)
        to net cash provided by (used in)
        operating activities:
      Asset impairment losses                                           --             680          92,853
      Depreciation and amortization                                 23,280          24,873          30,022
      Bad debt expense                                               6,062           6,493          17,630
      Deferred income tax benefit                                       --              --          (3,002)
      Stock-based compensation expense                                 573           1,219           1,261
      Amortization of non-cash financing and other costs               965           1,305             239
      Minority interest in income of subsidiaries                    2,811           2,423           2,428
      Gain on sale of marketable securities                             --              --            (406)
      Loss on settlement of lawsuits                                    --              --           5,739
      Settlement with former CEO                                        --              --           1,809
      Loss on sale of fixed assets                                     419              --             225
      Gain on sale of subsidiaries                                  (2,306)         (4,676)             --
      Extraordinary item                                            (3,936)         (8,047)             --

 Changes in Assets and Liabilities
      (Increase) decrease in, net of sales and acquisitions
          of businesses:
       Accounts receivable                                         (10,918)         (5,201)        (31,101)
       Other receivables                                             5,585           3,455          (4,757)
       Prepaid expenses                                             (2,334)         (1,464)          4,308
       Other assets                                                    952           1,007           1,452

      Increase (decrease) in, net of sales and acquisitions
           of businesses:
       Accounts payable and accrued expenses                         5,558          (5,921)         (3,199)
       Minority interest (partnership distributions)                (2,062)         (2,722)         (3,470)
       Other liabilities                                             1,381          (6,353)         (3,158)
                                                                 ---------       ---------       ---------
       Total adjustments                                            26,030           7,071         108,873
                                                                 ---------       ---------       ---------


      NET CASH - OPERATING ACTIVITIES                               17,835          11,870          (7,839)
                                                                 ---------       ---------       ---------

INVESTING ACTIVITIES
      Acquisitions, net of cash acquired                              (269)           (457)        (21,827)
      Equipment purchases                                          (12,741)        (23,450)        (18,858)
      Payment of purchase price due on companies acquired               --             (75)         (5,258)
      Sale of marketable equity securities                              --              --           7,161
      Proceeds from dispositions of property and equipment             488             222           1,887
      Investment in and advances to subsidiaries                        --              --            (724)
      Proceeds from the sale of subsidiaries, net of cash
        retained by purchasers                                      12,783          33,897              --
                                                                 ---------       ---------       ---------
      NET CASH - INVESTING ACTIVITIES                                  261          10,137         (37,619)
                                                                 ---------       ---------       ---------



The accompanying notes to consolidated financial statements are an integral part of these statements.

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--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS  (Continued)
--------------------------------------------------------------------------------


                                                                     Years Ended December 31,
                                                           --------------------------------------
                                                             1999            1998          1997
                                                           --------       --------       --------
FINANCING ACTIVITIES
      Proceeds from long-term debt                         $ 24,351       $ 42,482       $ 78,729
      Repayments of long-term debt and
           obligations under capital leases                 (37,785)       (59,135)       (34,558)
      Purchase of subordinated convertible debentures        (7,925)       (13,637)            --
      Common stock issued                                        --             --            106
      Repurchase of common stock                               (103)            --             --
                                                           --------       --------       --------
      NET CASH-FINANCING ACTIVITIES                         (21,462)       (30,290)        44,277
                                                           --------       --------       --------

NET DECREASE IN CASH AND CASH EQUIVALENTS                    (3,366)        (8,283)        (1,181)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                 9,177         17,460         18,641
                                                           --------       --------       --------

CASH AND CASH EQUIVALENTS - END OF YEAR                    $  5,811       $  9,177       $ 17,460
                                                           ========       ========       ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid during the years for:
           Interest                                        $ 18,201       $ 19,517       $ 18,469
                                                           ========       ========       ========
           Income taxes                                    $    547       $  2,961       $    911
                                                           ========       ========       ========


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Borrowing under capital leases were $9.0 million, $9.0 million and $4.8 million in 1999, 1998 and 1997, respectively.

In 1999, long-term debt and capital lease obligations decreased by $3.3 million from the sale of subsidiaries, and long-term debt and certain long-term assets increased by $637,000 from the purchase of the operating assets of a center.

In 1998, long-term debt and capital lease obligations decreased by $27.5 million from the sale of subsidiaries, and increased by $6.4 million from the purchase of a partnership interest from a minority holder.

In 1999, the goodwill decreased by $2.9 million and investment in unconsolidated subsidiaries increased by the same amount. This was due to conversion of a partnership that was previously being consolidated, into an unconsolidated joint venture.

The value of 271,000 shares of common stock released from escrow in 1998 relating to a 1996 acquisition was $1.2 million.

The value of 206,000 shares of common stock repurchased for debt and subsequently retired in 1998 was $1.2 million.

Long-term debt, property and equipment and intangible assets increased by $500,000 as a result of a 1998 acquisition.

In 1998, the Company acquired the remaining 50% interest in a subsidiary in exchange for notes payable of $1.3 million.

In 1997, the Company acquired the remaining 20% interest in a subsidiary in exchange for a note payable of $3.1 million.

Warrants issued in connection with financing arrangements were valued at $183,000 and $1.4 million in 1998 and 1997, respectively.

The fair market value of common stock and options issued in connection with acquisitions totaled $4.7 million in 1997.

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--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS  (Concluded)
--------------------------------------------------------------------------------


Restricted common stock with a value of $440,000 was issued for services rendered to the Company in 1997.

Information with regard to the Company's acquisitions, all of which are accounted for under the purchase method of accounting, is as follows (in thousands):

                                                      1999          1998         1997
                                                    -------       -------       -------
Fair value of non-cash assets acquired, net of
  liabilities                                       $  (451)      $ 1,038       $ 3,492
Goodwill                                                720         3,469        18,335
Non-cash consideration paid                              --        (4,050)           --
                                                    -------       -------       -------
Cash, net of cash acquired                          $   269       $   457       $21,827
                                                    =======       =======       =======


The accompanying notes to consolidated financial statements are an integral part of these statements.

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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


[1] DESCRIPTION OF THE COMPANY

The accompanying consolidated financial statements include the accounts of US Diagnostic Inc. (formerly U.S. Diagnostic Labs Inc., the "Company"), its wholly-owned subsidiaries and non-wholly-owned but controlled subsidiaries.

The Company was incorporated in Delaware on June 17, 1993, and is a medical services provider specializing in the operation and management of multi-modality diagnostic imaging centers and related medical facilities. The Company owns, operates or manages 81 centers located throughout the United States. The Company provides a variety of medical diagnostic testing and evaluation service procedures including magnetic resonance imaging, computerized tomography scanning, ultrasound, and various radiological services.

MANAGEMENT'S PLANS

Despite the Company's debt and expense reduction efforts during 1998 and 1999, the Company remains highly leveraged. Furthermore, the relatively short maturities of its indebtedness require the Company to devote a significant portion of its annual cash flow to the amortization of debt. The Company also has ongoing significant capital expenditure requirements in order to maintain and modernize its imaging equipment. Although the Company's cash flow from operating activities has been positive, it is projected to be insufficient to meet the Company's scheduled debt repayment obligations and capital expenditure plans. Moreover, given continuing adverse financial market conditions relative to healthcare companies, as well as the highly leveraged nature of the Company's capital structure, refinancing to extend the maturity of the Company's indebtedness is not currently anticipated in the near term. These factors necessitate the incurrence of additional indebtedness or the meeting of the Company's capital requirements through other means.

Accordingly, despite the fact the Company's primary lending source has made additional funding available to the Company during the first quarter of 2000, the Company has begun a program to sell selected imaging centers (in addition to the sale of non-core and underperforming centers during 1998 and 1999) in order to raise cash to meet its operating and debt repayment needs. Although the Company has been successful in the past in selling centers at advantageous prices and in a timely fashion and, although the Company anticipates entering into agreements for the sale of selected imaging centers in the near future, there can be no assurance that the Company will be able to sell imaging centers at favorable or acceptable prices or at all. If the Company were unable to raise sufficient cash from these sales, or from its primary lender, or otherwise, or, even if such sales were successfully completed and the Company subsequently was required by its capital needs to continue to sell assets, the Company could be materially and adversely affected.

Notwithstanding the above, management believes it will be successful in obtaining additional funding and/or will be able to sell selected imaging centers at advantageous prices such that the Company will have sufficient funds over the next twelve months to meet operating needs, fund capital expenditure requirements and repay debt obligations as they become due.

Additionally, even if the Company is successful at selling imaging centers, the degree to which the Company continues to be leveraged could affect its ability beyond year 2000 to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of business opportunities or obtain additional financing. A failure to significantly improve the Company's financial performance or obtain a refinancing of its debt or additional financing could require the Company to continue to sell imaging centers in order to maintain its operations and meet its obligations. If the Company is required to continue its sale of imaging centers, its long-term business and future prospects could be materially and adversely affected.

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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION POLICY - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and non-wholly-owned but controlled subsidiaries. Investments in affiliates which are not majority owned are reported using the equity method. Income recorded under the equity method is included in other income. Significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets, liabilities, income and expense and disclosures of contingencies. The most significant estimates relate to contractual and bad debt allowances on accounts receivable, useful lives of medical equipment, the realizability of long-lived and intangible assets and reserves for litigation contingencies. Future events could alter such estimates in the near term. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents are comprised of cash and certain highly liquid investments with a maturity of three months or less when purchased. The carrying amount of cash equivalents approximates fair value due to their short-term nature.

PREPAID EXPENSES AND OTHER CURRENT ASSETS - Prepaid expenses and other current assets are comprised of prepaid insurance, restricted cash, and other prepaid items, as well as medical supplies inventory. The inventory is carried at lower of cost or market, using the first-in, first-out method. As of December 31, 1999, the company has approximately $2.4 million of restricted cash recorded in other current assets.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets or the remaining lease term. The equipment used by the Company is technologically sophisticated and subject to accelerated obsolescence the company in the event of significant technological change. Included in property and equipment are capitalized costs for software and implementation costs paid to external consultants related to the Company's billing and general ledger systems.

INTANGIBLE ASSETS - Goodwill consists of the cost of purchased businesses in excess of the fair value of net assets acquired. Goodwill is amortized on a straight-line basis for a period of twenty years. Customer lists and covenants not to compete are amortized on a straight line basis for a period of fifteen years and five to ten years, respectively.

LONG-LIVED ASSETS - The Company recognizes impairment losses on impaired long-lived assets (property and equipment and intangible assets) based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by using a current market value modeling approach or by evaluating the current market value of the acquired business using fundamental analysis.

NET REVENUE - Revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered including estimated prospectively determined adjustments under reimbursement agreements with third-party payors. These adjustments are accrued on an estimated basis

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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



in the period the related services are rendered and adjusted in future periods as final settlements are determined. The Company also has relatively insignificant amounts of revenue comprised of fees charged by the Company for management services for the technical component of procedures performed in certain corporate practice of medicine states provided at non-Company owned imaging facilities. This revenue also includes fees for management, billing and collection, and marketing. Additionally, the Company has relatively insignificant amounts of revenue generated from the sublease of real property and equipment.

INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

COMPREHENSIVE INCOME - Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company adopted SFAS No. 130 effective January 1, 1998. The components of comprehensive income which are excluded from net income are not significant individually or in the aggregate, and therefore no separate statement of comprehensive income has been presented.

EARNINGS (LOSS) PER SHARE - Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common stock outstanding for the period. Diluted EPS assumes conversion of convertible debt and the issuance of common stock for all other potentially dilutive shares, unless the effect of issuance would have an anti-dilutive effect.

STOCK-BASED COMPENSATION PLANS - The Company accounts for stock-based compensation using the intrinsic value method. Accordingly, compensation cost for stock options issued is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the exercise price of the options. The pro forma net earnings (loss) per common stock amounts as if the fair value method had been used are presented in Note 12.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Generally accepted accounting principles requires companies to disclose the fair value of financial instruments. Management believes that the carrying values of its financial instruments approximate their fair values and any differences which may exist between the carrying values and fair values are not significant.

SEGMENT REPORTING - The Company adopted SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" effective January 1, 1998. The Company currently has one reporting segment and therefore the adoption of SFAS No. 131 had no impact on the consolidated financial statement presentation.

RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires

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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



reporting every derivative instrument at its fair value on the balance sheet. This statement also requires recognizing any change in the derivatives' fair value in earnings for the current period unless specific hedge accounting criteria are met. In June 1999, the FASB issued SFAS No. 137 which deferred the effective date of adoption of SFAS No. 133 for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management has not determined the effect, if any, of adopting SFAS No. 133.

RECLASSIFICATIONS - Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

[3] PROPERTY AND EQUIPMENT

A summary of property and equipment at December 31, is as follows:

In thousands

                                                                                    Estimated
                                                       1999            1998         Useful Life
                                                    ---------       ---------       -----------
Land                                                $   1,868       $   1,868            --
Buildings                                               4,581           5,561        40 Years
Medical equipment                                      89,442          90,462         7 Years
Furniture and fixtures                                  3,055           3,451        7-10 Years
Office, data processing equipment and software         11,058          11,351        3-10 Years
Vehicles                                                  572             626         3 Years
Leasehold improvements                                 18,713          17,501         10 Years
                                                    ---------       ---------
   Total                                              129,289         130,820

Less:  accumulated depreciation
   and amortization                                   (45,401)        (39,475)
                                                    ---------       ---------

Property and equipment, net                         $  83,888       $  91,345
                                                    =========       =========


Included in property and equipment is equipment under capital leases amounting to $36.7 million and $28.9 million at December 31, 1999 and 1998, respectively. Accumulated depreciation for equipment under capital leases was $12.9 million and $9.1 million as of December 31, 1999 and 1998, respectively. Depreciation expense amounted to approximately $18.3 million, $19.9 million and $19.2 million for the years ended December 31, 1999, 1998 and 1997, respectively, of which $4.0 million, $4.6 million and $4.3 million was attributable to the equipment under capital leases, respectively.

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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




[4] INTANGIBLE ASSETS

A summary of intangible assets at December 31, is as follows:

In thousands

                                                                 Estimated
                                     1999           1998        Useful Life
                                   --------       --------      -----------
Goodwill                           $ 78,247       $ 80,660        20 Years
Covenants not to compete              3,192          3,192       5-10 Years
Customer lists                        3,189          3,189        15 Years
Other intangibles                       177            177       3-5 Years
                                   --------       --------
Total                                84,805         87,218

Less: accumulated amortization      (16,008)       (11,773)
                                   --------       --------

         Intangible assets, net    $ 68,797       $ 75,445
                                   ========       ========



[5] ASSET IMPAIRMENT LOSSES

The majority of acquired businesses and imaging centers which comprise the Company were purchased in 1996. As a result, 1997 was the first year of uninterrupted operation for such acquired entities as part of the Company's consolidated group. During 1997, management became aware that many of the acquired centers were not performing as originally projected. At year-end 1997 all acquired businesses were analyzed in depth, in light of the additional operating data during the period of the Company's ownership, to determine whether such shortfalls in performance were of a temporary nature and if current and expected future operating income would be sufficient to cover annual amortization of intangible and long-lived assets acquired (see Note 2). The analysis was repeated at the close of 1998 and 1999. Management has recorded impairment losses for those centers for which the sum of the expected future cash flows does not cover the carrying value of the assets acquired. No impairment losses have been recorded for 1999. The components of the impairment losses for 1998 and 1997 are as follows:

In thousands

                                                               1998          1997
                                                             -------      -------
Intangible assets                                            $   250      $75,980
Investment in unconsolidated subsidiaries accounted for
   using the equity method (primarily intangible assets
   included therein)                                              --        6,269
Property and equipment                                           430        4,609
Acquired receivables                                              --        4,817
Other long-lived assets                                           --        1,178
                                                             -------      -------
                                                             $   680      $92,853
                                                             =======      =======


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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



[6] LONG-TERM DEBT

Long-term debt at December 31 consists of the following (also, see Note 7):

In thousands

                                                                                        1999            1998
                                                                                     ---------       ---------
Revolving credit loan, up to $35.0 million maximum, interest at prime plus 2%
   (10.5% at December 31, 1999), due February 2001.
   Collateralized by accounts receivable.                                            $  14,807       $  16,475

Acquisition and equipment line of credit, up to $25.0 million maximum, interest from 10% to 11%, due in monthly installments
   through June 2002. Collateralized by equipment.                                       5,718           8,983

10% to 11% term loans to lending institution, up to $15.0 million
   maximum, due through October 2002. Collateralized by equipment.                       9,317          11,982

Unsecured loan, up to $25.0 million maximum, interest at 10.75%,
   due July 2001.                                                                       21,934          15,719

6 1/2% convertible note, discounted to yield 9%, due in June 2001.                       9,727           9,555

6% convertible notes maturing through June 2000.                                            10              19

6% to 13% notes payable to lending institutions, due in monthly installments through April 2012. Collateralized by property and
   medical equipment.                                                                   44,669          48,343

5% to 11% notes payable related to acquisitions, due in monthly installments through April 2004. Collateralized by
   substantially all of the assets of the companies acquired.                            7,496          10,862
                                                                                     ---------       ---------

Total                                                                                  113,678         121,938
Less: current portion                                                                  (22,579)        (20,982)
                                                                                     ---------       ---------
Long-term debt                                                                       $  91,099       $ 100,956
                                                                                     =========       =========


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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997





At December 31, 1999, aggregate maturities of long-term debt, not including subordinated convertible debentures (see Note 7), were as follows:

In thousands

2000                                             $ 22,579
2001                                               67,278
2002                                               12,478
2003                                                5,082
2004                                                2,716
Thereafter                                          3,545
                                                 --------
Total                                            $113,678
                                                 ========

In February 1997, the Company entered into a financing agreement with DVI Business Credit Corporation ("DVIBC") to provide two credit facilities of $25.0 million each. Borrowings are subject to certain conditions such as the availability of unencumbered assets to collateralize advances and maintenance of at least $5.0 million in cash during all reporting periods. The first $25.0 million (increased to $35.0 million pursuant to an amendment dated September 29, 1997) is a revolving credit loan from DVIBC secured by accounts receivable and was initially due on February 28, 1998 (extended to February 28, 1999 pursuant to an amendment dated September 29, 1997, extended to February 28, 2000 pursuant to an amendment dated March 31, 1998 and further extended to February 28, 2001 pursuant to an amendment dated March 31, 1999), and bears interest, payable monthly, at prime plus two percent (10.5% at December 31, 1999). The second $25.0 million is an acquisition and equipment line of credit from DVI Financial Services Inc. ("DVIFS") and is collateralized by equipment. Advance of funds under the acquisition and equipment line of credit is based upon a review by DVIFS of the entity acquired and/or a review of the assets securing the loan. Each advance under the acquisition and equipment line of credit is repayable in sixty monthly installments with interest from 10% to 11% per annum (see Note
22).

On September 29, 1997, the Company and its wholly-owned subsidiary, Medical Diagnostics, Inc. ("MDI"), entered into a series of Loan and Security Agreements with DVIFS pursuant to which DVIFS agreed to provide term loans to MDI, in the aggregate not to exceed $15.0 million, the repayment of which was guaranteed by the Company and secured by all of the outstanding shares of MDI and by liens on equipment of MDI, principally consisting of MRI machines and computer equipment. Each advance under the term loans is repayable in 60 equal monthly installments inclusive of principal and interest at the rate of 10% per annum as to the first $7.5 million borrowed and 11% per annum as to any additional amounts borrowed. As further discussed in Note 11, in May 1998, the Company sold MDI. The Company has retained all of the outstanding borrowings under the loan, which amounted to $9.3 million and $12.0 million at December 31, 1999 and 1998, respectively, and DVIFS released the liens it had on MDI's equipment and on the Company's ownership in MDI common stock.

In connection with the term loans and pursuant to the modification of the revolving credit loan (see above), the Company issued to DVIFS two warrants to purchase an aggregate of 250,000 shares of common stock of the Company at an exercise price of $7.6875 per share, which was the fair market value






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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




of a share of such common stock on the date the warrants were issued. One of the warrants to purchase 125,000 shares of common stock was exercisable immediately, and a second warrant to purchase 125,000 shares of common stock was exercisable beginning on or after April 30, 1998 but only if the entire indebtedness to DVIFS and DVIBC has not been reduced by at least $12.5 million (exclusive of regularly scheduled amortization) prior to the date of exercise. Both of the warrants were to expire on September 30, 2004. The estimated fair value of the warrants was $1.4 million as of the date of issuance. This amount is being amortized to interest expense over the term of the related indebtedness. The unamortized balance at December 31, 1999 and 1998 was $88,000 and $614,000, respectively, and is offset against long-term debt in the accompanying consolidated balance sheets. As discussed below, in December 1998, both of the warrants were canceled and a new warrant was issued to DVIFS in connection with additional financing from DVIFS. The unamortized balance relating to the original warrants will continue to be amortized over the life of the revolving credit loan because the valuation placed on these warrants when originally issued was deemed to be a cost of the loan.

In December 1998, the Company entered into an unsecured loan agreement with DVIFS. Advances under the loan agreement were limited to $25.0 million, could only be made until January 31, 1999, and could only be used to purchase the Company's Subordinated Convertible Debentures on the open market (see Note 7). The loan was initially due June 21, 2000 with interest payable monthly at 10.75%. By an amendment dated July 1999, the loan was extended to July 1, 2001. Additional terms of the loan agreement require that the Company pay DVIFS an origination fee of 3% on amounts borrowed, as well as pay an equity participation fee to DVI Private Capital ("DVIPC"), an affiliate of DVIFS, equal to a percentage of the profit realized by the Company from the purchase of Subordinated Convertible Debentures as more fully described in Note 7. The total unamortized portion of such origination fees and equity participation aggregated $1.2 million and $2.3 million as of December 31, 1999 and 1998, respectively. These costs have been capitalized to other assets in the accompanying consolidated balance sheets and are being amortized over the original life of the related indebtedness. Borrowings outstanding were $21.9 million and $15.7 million at December 31, 1999 and 1998, respectively. In connection with the loan, the Company canceled the two warrants issued to DVIFS in September 1997 to purchase an aggregate of 250,000 shares of common stock of the Company (see discussion of such warrants above) and issued a new warrant to purchase an aggregate of 250,000 shares of common stock of the Company at an exercise price of $.938 per share, which was the fair market value of a share of such common stock on the date the warrant was issued. The new warrant expires on September 30, 2005. The estimated fair value of the new warrant was $184,000 as of the date of issuance, and is being amortized to interest expense over the original life of the related indebtedness. The unamortized balance at December 31, 1999 and 1998 was $54,000 and $184,000, respectively, and is offset against long-term debt in the accompanying consolidated balance sheets.

The 6 1/2% Convertible Note (the "Note") was originally issued to HEICO Corporation ("HEICO") in 1996, and subsequently modified on September 10, 1997, as partial consideration for the Company's acquisition of all of the outstanding stock of MediTek Health Corporation from HEICO (see Note 21). The Note matures on June 30, 2001, and originally was convertible into the Company's common stock at $9.25 per share for an aggregate of 1,081,081 shares (adjusted to $8.50 per share for an aggregate of 1,176,472 shares as modified on September 10, 1997 as consideration for deferring the demand feature of the Note). The Note may be prepaid by the Company, at its $10 million face value, upon 60 days written notice, after January 1, 1999. The Company granted to the holder of the Note registration rights to the common stock into which the Note is convertible. Until such time as the shares were registered, the





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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



holder could require the Company to redeem the Note for cash at its face value of $10 million at anytime after January 1, 1999. Effective December 1998, the Company registered the shares for resale under the Securities Act. The Company can require the holder to convert the Note at the conversion price if the last sale price of the common stock averages at least $9.25 per share for the ten trading days immediately preceding the "required conversion date". The "required conversion date" was any time commencing on the later of December 31, 1997 (extended to January 1, 1999 as modified on September 10, 1997) or December 8, 1998 (the date that the shares of common stock into which the Note is convertible were registered for resale by the Company under the Securities Act of 1933).

On September 16, 1997, HEICO sold the Note to Forum Capital Markets L.P. ("Forum") and, also on September 16, 1997, Forum resold the Note to eighteen
(18) individual parties in various amounts totaling $10 million, resulting in the Company re-issuing separate Notes to each of the purchasers for their respective amounts. Each individual Note contains the same terms and conditions as the amended Note that HEICO sold to Forum. In November, 1997, the Company listed a global note for trading on the PORTAL Market; and the Company has given holders that qualify as Qualified Institutional Buyers (as defined under Rule 144A of the Securities Act of 1933) the opportunity to exchange their Notes for an interest in a global note to be held by the Depository Trust Company in accordance with its book entry system.

The 6% convertible notes are convertible into shares of common stock at an average conversion price of $6.50 per share or 1,477 shares as of December 31, 1999.

The 6% to 13% notes payable to lending institutions represent several different notes payable, and are collateralized by property and medical equipment.

The 5% to 11% notes payable relate to acquisitions from 1996 and earlier and are collateralized by substantially all of the assets of the companies acquired to which they relate.









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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




[7] SUBORDINATED CONVERTIBLE DEBENTURES

In 1996, the Company consummated a $57.5 million offering of 9% Subordinated Convertible Debentures (the "Debentures") due in 2003. Interest is payable semi-annually in March and September. Holders of the Debentures are entitled to convert 100% of the principal amount into common stock of the Company at a conversion price of $9.00 per share. The conversion price is subject to adjustment under certain circumstances as described in the Debenture Indenture ("Indenture"). The Company was not permitted to redeem the Debentures, in whole or in part at any time prior to March 31, 1999. Thereafter, the Debentures are redeemable at certain redemption prices as set forth in the Indenture. In the event of a "change of control" as defined in the Indenture, the Company must offer to repurchase each holder's Debenture at a purchase price equal to 100% of the principal amount, plus accrued interest.

In December 1998, the Company repurchased approximately $22.9 million of its Debentures in the open market, and immediately retired the Debentures. The Company financed the purchase of the Debentures from borrowings under a $25.0 million loan agreement entered into with DVIFS in December 1998 (see Note 6). The Debentures were purchased at a total price of $15.9 million, consisting of $13.6 million paid directly to the Debenture holders, $409,000 paid to DVIFS representing a 3% loan origination fee on amounts borrowed under the loan agreement, and $1.9 million paid to DVIPC as equity participation for services rendered by DVIPC. This equity participation was paid to DVIPC in lieu of normal and customary investment banking fees and amounted to 20% of the difference between the face amount of the Debentures repurchased and the amount paid to the Debenture holders. The difference between the aggregate carrying value of the Debentures (as well as pro rata portions of unamortized capitalized financing costs and unamortized fair value of warrants issued to the underwriter when the Debentures were originally issued), and the amounts paid to the Debenture holders, was recorded as an extraordinary gain after taxes of $5.3 million in the accompanying consolidated statement of operations (see Note 17). The loan origination fees and the equity participation amount aggregating $2.3 million was capitalized to other assets in the accompanying balance sheets and is being amortized over the original life of the related indebtedness. At December 31, 1998, the balance outstanding under the Debentures was $34.0 million.

In January 1999, the Company made additional open market purchases of its Debentures aggregating $12.5 million, and immediately retired the Debentures. The Company financed the purchase of the Debentures from borrowings under a $25.0 million loan agreement entered into with DVIFS in December 1998 (see Note
6). The Debentures were purchased at a total price of $9.1 million, consisting of $7.9 million paid directly to the Debenture holders, $238,000 paid to DVIFS representing a 3% loan origination fee on amounts borrowed under the loan agreement, and $922,000 paid to DVIPC, as equity participation for services rendered by DVIPC. This equity participation was paid to DVIPC in lieu of normal and customary investment banking fees and amounted to 20% of the difference between the face amount of the Debentures repurchased and the amount paid to the Debenture holders. The loan origination fees were capitalized to other assets in the accompanying consolidated balance sheets and the amortization of such amount is included in interest expense. The equity participation fees were capitalized to other assets in the accompanying consolidated balance sheets and the amortization of such amount is classified as amortization of lender equity participation fees. The difference between the aggregate carrying value of the Debentures (as well as pro rata portions of unamortized capitalized financing costs and unamortized fair value of certain warrants issued to the underwriter when the Debentures were originally issued), and the amounts paid to the Debenture holders, was recorded as an

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




extraordinary gain of $2.6 million (net of related costs and income taxes) - See
Note 17. At December 31, 1999, the balance outstanding under the Debentures was $21.8 million.

Warrants to acquire 319,445 shares of the Company's common stock at $9.00 per share were issued in 1996 to the underwriter of the offering of the Debentures. The estimated fair value of the warrants at the date of the offering was $1.7 million. This amount is being amortized to interest expense over the term of the related Debentures. In December 1998 and January 1999, $405,000 and $214,000, respectively, of the proportionate share of the unamortized balances, were written off as an offset to extraordinary gain in connection with the Company's open market purchase and cancellation of a portion of its Debentures (see Note
17). The unamortized balance at December 31, 1999 and 1998 is $293,000 and $610,000, respectively, and is offset against long-term debt in the accompanying consolidated balance sheets.

Debenture issuance costs of $3.5 million are being amortized as interest expense over the term of the related Debentures. In December 1998 and January 1999, $831,000 and $455,000, respectively, of the proportionate share of the unamortized balances, were written off as an offset to extraordinary gain in connection with the Company's open market purchase and cancellation of a portion of its Debentures (see Note 17). The unamortized balance at December 31, 1999 and 1998 is $592,000 and $1.3 million, respectively, and is included in other assets in the accompanying consolidated balance sheets.

Pursuant to the Indenture, the Company is required to maintain consolidated net worth of at least $18.0 million. In the event that the Company's consolidated net worth at the end of two consecutive fiscal quarters is below $18.0 million, the Company must offer to repurchase 12.5% of the aggregate principal amount of Debentures originally issued (or lesser amount outstanding at the time of the deficiency). Under certain covenants of the Indenture, the Company is limited in the amount of debt, as defined, it may incur. The Company and its subsidiaries may generally incur debt if the ratio of debt to operating cash flow, as defined, of the Company and its subsidiaries after giving pro forma effect to such debt is 6.5 to 1 or less.

As the Company previously disclosed in its annual report on Form 10-K for the year ended December 31, 1997, in March 1998, the Company determined that it was not in compliance with the Indenture's debt to operating cash flow ratio in the fourth quarter of 1997. The non-compliance was due to the required treatment of certain items in the ratio calculation relating to significant non-operating write-offs, reserves and expenses taken by the Company in 1996 and 1997 for various items including the settlement of shareholder class action claims, the previously disclosed NASDAQ and SEC proceedings and related legal and accounting professional services fees totaling approximately $10.0 million. The Company obtained the consent of a majority of the holders of outstanding Debentures to waive any non-compliance in the fourth quarter of 1997 and permit the Company to modify the Indenture to add back $10.0 million representing the above noted items to the operating cash flow calculation for each quarter ended March 31, 1998, June 30, 1998 and September 30, 1998 (the "Consent"). Based upon the receipt of the Consent, the Company was in compliance with the modified debt to operating cash flow ratio during the quarter ended March 31, 1998, and was in compliance with the original and the modified debt to operating cash flow ratio during the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998. The Company was in compliance with all of the above noted ratios at each of the four quarters ending December 31, 1999.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



The Indenture also prohibits the Company from paying any dividends on common stock. In addition, the Indenture requires that the Company and its subsidiaries engage solely in the acquisition, operation and management of multi-modality diagnostic imaging centers and other medical service facilities.

[8] OBLIGATIONS UNDER CAPITAL LEASES

Obligations under capital leases are stated on the accompanying consolidated balance sheets at the present value of future minimum lease payments. Interest rates on capital leases ranged primarily between 7 1/2% and 15%.

Future minimum lease payments under capital leases, together with the present value of minimum lease payments subsequent to December 31, 1999, are as follows:

In thousands

                   Date                                      Amount
                   ----                                      ------
                   2000                                      $ 6,812
                   2001                                        6,222
                   2002                                        4,481
                   2003                                        3,315
                   2004                                        1,635
                   Thereafter                                     --
                                                            --------

                   Total                                      22,465

                   Less: amount representing interest         (3,972)
                                                            --------

                   Total                                      18,493

                   Less:  current portion                     (5,126)
                                                            --------

                   Long-term portion                        $ 13,367
                                                            ========


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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



[9] INCOME TAXES

The provision (benefit) for income taxes shown in the consolidated statements of operations consists of the following:

In thousands
                                 1999          1998          1997
                               -------       -------       -------
Current
    Federal                    $(1,332)      $(3,288)      $   115
    State                          183         2,603         1,048
                               -------       -------       -------
                                (1,149)         (685)        1,163
                               -------       -------       -------
Deferred
    Federal                         --            --        (2,600)
    State                           --            --          (402)
                               -------       -------       -------
                                    --            --        (3,002)
                               -------       -------       -------

Total                          $(1,149)      $  (685)      $(1,839)
                               =======       =======       =======



FEDERAL TAX RATE RECONCILIATION

The difference between the effective income tax rate and the federal income tax rate is summarized as follows:

                                                         1999           1998            1997
                                                      --------        --------        --------
Federal tax rate                                           (34)%           (34)%           (34)%
Impairment of non-deductible intangible assets              --              38              17
Non-deductible amortization of intangible assets             7              51               2
Increase (decrease) in valuation allowance                  64            (242)             12
State taxes, net of federal benefit                          1             144               1
Sale of subsidiaries                                       (51)            (38)             --
Meals and entertainment                                     --               6              --
Debenture gain                                              --              11              --
Other                                                        3               7              --
                                                      --------        --------        --------
Effective tax rate                                         (10)%           (57)%            (2)%
                                                      ========        ========        ========


For the years ended December 31, 1999 and 1998, the extraordinary gains of $3.9 million and $8.0 million are shown net of $1.3 million and $2.7 million in income taxes, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

Significant components of the Company's deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

In thousands

                                                            1999           1998
                                                          --------       --------
Current

Deferred tax assets:
    Allowance for bad debts                               $  2,214       $  2,796
    Other allowances and reserves                              528            733

Deferred tax liabilities:
    Cash to accrual differences on acquired entities            --           (459)

Valuation allowance                                         (2,742)        (3,070)
                                                          --------       --------

Net current deferred tax assets                                 --             --
                                                          --------       --------

NON-CURRENT

Deferred tax assets:
    Net operating losses                                    20,012         16,353
    Basis differences of intangible assets                   8,976         11,061
    Compensatory options                                       615            430
    Asset impairment                                            24            533
    Capital loss carryforward                                7,714             --
    Other                                                    2,372          2,240

Deferred tax liabilities:
    Equipment basis differences                             (7,346)        (7,025)
    Other                                                   (1,772)          (269)

Valuation allowance                                        (30,595)       (23,323)
                                                          --------       --------

Net non-current deferred tax liability                          --             --
                                                          --------       --------
Net deferred income tax asset                             $     --       $     --
                                                          ========       ========



The Company accounts for income taxes under the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In 1997, management provided a valuation allowance for the net deferred tax asset for which it is more likely than not that a tax benefit will not be realized. During 1999 the valuation allowance increased $6.9 million primarily due to generated capital loss carryforwards ($7.7 million), current year net operating loss generated ($3.7 million) and a decrease in intangible assets ($2.1 million).

The Company has tax operating loss carryforwards of approximately $58.9 million expiring through the year 2013. Approximately $22.3 million of the operating loss carryforwards relate to acquired entities. The utilization of the acquired loss carryforwards is limited to approximately $2.2 million per year. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



Company has capital loss carryforwards of $19.7 million expiring through the year 2004. Approximately $18.0 million and $1.7 million were generated in 1999 and 1998, respectively, due to the sale of subsidiaries.

 [10] CAPITAL TRANSACTIONS

In connection with the Company's initial public offering in 1994, all of the Company's stockholders at that time entered into an escrow agreement pursuant to which they placed into escrow 1,163,853 shares (the "IPO Escrow Shares") of the Company's common stock owned by them. Because the Company did not meet specified minimum income goals, all of the IPO Escrow Shares were canceled in early 1997. During 1997, earnings targets were achieved for certain companies, and 720,785 of such shares were released from escrow. Additionally, 79,135 shares were issued during 1997 related to such earnings targets for one of its acquisitions. As of December 31, 1997, 271,000 shares remained in escrow, pending achievement of specified earnings. During 1998, the earnings target was met and the remaining 271,000 shares were released from escrow. As of December 31, 1998, there were no shares held in escrow. There were no activities in 1999.

In December 1996, the Company and Jeffrey Goffman, who was at the time the Company's Chief Executive Officer, entered into a Settlement Agreement with Consolidated General Ltd. ("General"), U.K. Errington Ltd. ("Errington"), and certain other persons (collectively, the "Claimants"). Under the Settlement Agreement, the Company issued an aggregate of 68,400 shares of its common stock, with a fair market value of $654,000 at the date of issuance, to the Claimants and paid to the Claimants an aggregate of $1.3 million in cash. In exchange, the Claimants executed general releases in favor of the Company and Mr. Goffman. Under the Settlement Agreement, the Claimants settled claims relating to allegations that they had escrowed too many shares of their common stock under the escrow agreement entered into in connection with the Company's initial public offering. The Claimants also released their claims relating to promissory notes in the aggregate principal amount of $850,000 executed by Mr. Goffman in favor of the Claimants, which promissory notes were collateralized by 150,000 shares of the Company's common stock owned by Mr. Goffman. After the execution of these promissory notes, Mr. Goffman executed an assignment and assumption agreement on behalf of himself and the Company, under which the Company purportedly assumed Mr. Goffman's obligations under such promissory notes. These promissory notes were executed by Mr. Goffman in payment of consideration to the Claimants under consulting agreements between Mr. Goffman and the Claimants, which Mr. Goffman asserted were entered into by him for the benefit of the Company. Under the terms of these consulting agreements, the Claimants were to provide consulting and advisory services to Mr. Goffman, purportedly on behalf of the Company, to assist in funding, evaluating and structuring business opportunities and transactions. The fair market value of the shares issued and the cash paid totaled $2.0 million, which was included in loss on settlement of claims in 1996. Subsequently, the Claimants alleged that the Company had not registered the aforementioned 68,400 shares of common stock by the date contemplated in the Settlement Agreement and made claims against the Company. The dispute was settled as to General in November 1997 and as to Errington in January 1998 by payment by the Company to the Claimants of a total of approximately $364,000 to settle all additional claims and the Company was released from any further liability under the Settlement Agreement. The settlement amount was expensed in the accompanying consolidated statement of operations for 1997.

See Note 12 regarding activity under the Company's stock option plans and warrants issued by the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



Prior to January 1997, the Company granted contractual rights to certain persons to whom the Company issued securities to register such securities under the Securities Act of 1933, and state securities registration statutes, and in some instances the Company agreed to repurchase the stock issued to these persons or to pay specified liquidated damages if such registration was not effected in a timely manner. The Company's inadvertent failure to timely file a Form 8-K report in connection with one of its 1996 acquisitions made it impracticable for the Company to file registration statements under the Securities Act of 1933 until June 1998. As such, the Company had not registered certain securities in accordance with provisions of various registration rights agreements. In November 1997 and January 1998 the Company entered into settlement agreements with two of the holders of such registration rights who had received a total of 68,400 shares of common stock as part of an earlier settlement with the Company in December 1996. Pursuant to the November 1997 and January 1998 settlements pertaining to registrations, the Company paid an aggregate of $364,000 in December 1997 and February 1998 in full and final satisfaction of its registration and any other obligations. Such amount is included in general and administrative expense in the accompanying consolidated statement of operations for 1997. Another individual who asserted an agreement to register securities requested and received a commitment to provide piggyback registration rights for 50,000 shares of the Company's common stock, at no cost to the Company, in full satisfaction of the Company's registration obligations, if any. Such agreement has been delivered to the individual.

The only other parties to assert non-compliance with an agreement to register the Company's common stock was a group of sellers of centers in Pennsylvania and certain sellers of centers in New York. Both of these lawsuits were settled in 1999 as more specifically described in Note 20.

The Company's financial condition may also be materially adversely affected to the extent that persons to whom the Company has issued securities successfully assert claims against the Company based upon inadequacy of disclosure regarding the background of Keith Greenberg, as more fully discussed in Note 20. In addition to the class action lawsuits which had been settled in 1998, two other suits have also been settled in 1999. The two suits are more specifically described in Note 20.

In August 1999, the Board of Directors approved the repurchase of up to 10% of the Company's outstanding common stock from time to time on the open market. In October 1999, 105,000 shares were purchased and retired by the Company. No further shares have been repurchased as of the date herein.

At December 31, 1999, the Company had 22,641,033 shares of common stock issued and outstanding.

A summary of shares of common stock reserved for potential future issuance as of December 31, 1999, is as follows (in thousands of shares):

Subordinated convertible debentures                               2,449
Stock option plans                                                2,274
Underwriter options and warrants                                    966
$10.0 million convertible note                                    1,176
Warrants issued to lender                                           250
Warrants outside of stock option plans                              225
Other convertible debt                                                1
1996 restricted stock grants not yet issued                         166
                                                                 ------
Total                                                             7,507
                                                                 ======

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



[11] SALES AND ACQUISITIONS OF BUSINESSES

In December 1999, the Company sold a facility for a total purchase price of $2.2 million; $615,000 in cash and $1.6 million assumption of certain liabilities. In September 1999, the Company sold a facility for $2.75 million in cash. During the second quarter of 1999, the Company sold its interest in two facilities for approximately $1.3 million.

On February 12, 1999, the Company sold its 100% interest in US Imaging, Inc., ("USI"), to United Radiology Associates, Inc. ("URA"). USI and its subsidiaries owned and operated eight diagnostic imaging centers in Houston and San Antonio, Texas. Additionally, on February 12, 1999, the Company sold to URA certain assets relating to the Company's billing and regional corporate offices located in Houston and San Antonio, Texas. URA is affiliated with Dr. L.E. Richey, M.D., who was Chairman of the Board of the Company. Effective February 12, 1999, Dr. Richey resigned as Chairman of the Board and as a Director of the Company. The Company obtained a fairness opinion in connection with the transaction. The consideration received for the stock of USI and for the billing and regional corporate office assets totaled $11.7 million, consisting of cash received of $8.6 million, a secured promissory note of $1.9 million, due February 12, 2001, with interest at 6% payable semi-annually, and debt assumed by URA of $1.2 million. Immediately upon the closing, $6.2 million of the cash proceeds were used to repay a portion of the outstanding balance under the DVIBC credit loan (see Note 6), and another $1.4 million was paid to DVI in full payment of an equipment loan. In April 1999, URA defaulted on the note (see Note 20).

On January 22, 1999, the Company sold its interest in Integrated Health Concepts, Inc. ("IHC") to Dr. Mohammad Athari, M.D., ("Athari") the owner of a minority interest in IHC. IHC and its subsidiaries owned and operated six diagnostic imaging centers in Houston, Texas. The sales price was $11.7 million, consisting of cash received of $3.3 million and the assumption by Athari of debt amounting to $8.4 million. Immediately upon the closing, $1.0 million of the cash proceeds were used to repay a portion of the outstanding balance under the DVIBC credit loan (see Note 6).

In November 1998, the Company sold its 100% interest in US Heartcare Management, Inc. ("US Heartcare"). US Heartcare provided management services to several third party nuclear medicine and diagnostic imaging centers in the New York City metropolitan area. The sale was effective as of October 1, 1998. The $12.0 million aggregate consideration received consisted of $2.7 million in cash, notes receivable of $1.0 million ($500,000 of which is due in various monthly and quarterly installments with interest at 7% per annum, and the remaining $500,000 due on September 30, 2001 with interest at 7% per annum payable quarterly), and the assumption and forgiveness of debt by the purchaser aggregating $8.3 million. Additionally, as part of the transaction, the Company entered into an agreement for the provision of general consulting services to US Heartcare for an annual fee of $500,000, payable quarterly in arrears, for a period of three years. During February and March 1999, the purchaser of US Heartcare paid the entire $1.0 million of notes receivable to the Company without penalty.

In May 1998, the Company sold certain non-core assets consisting of the Company's mobile subsidiary, Medical Diagnostics, Inc. ("MDI"), which had been acquired during 1997, to Alliance Imaging Inc. for $35.5 million in cash less debt assumed of $5.9 million. Immediately upon the closing, the Company used $25.0 million of the cash proceeds to repay a portion of the outstanding balance under the DVIBC credit loan.




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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



Also in May 1998, the Company sold its 50.1% interest in United States Cancer Care Inc., a non-core asset, and its 100% interest in a subsidiary which held a 50% interest in a radiation oncology partnership, (collectively, the "Oncology Interests"), to USCC Acquisition Corp. ("USCC"), a Delaware corporation. Upon the closing, USCC changed its name to U.S. Cancer Care, Inc. The sale price consisted of $2.0 million in cash, a promissory note for $750,000 due in twenty-four equal installments from May 1999 through April 2001 with interest at 8% per annum, and the assumption by USCC of certain additional liabilities aggregating approximately $1.4 million.

All of the acquisitions made by the Company during each of the three years in the period ended December 31, 1999, were accounted for under the purchase method of accounting. The Company allocates the purchase price to net assets acquired based upon their estimated fair market values. During the initial year after acquisition the Company may adjust the allocation of the purchase price as more information becomes available.

During 1997, the only acquisition made by the Company was Medical Diagnostics, Inc. in the first fiscal quarter. Total consideration paid was approximately $22.0 million in cash and assumption of debt of $8.6 million. MDI provided fixed and mobile diagnostic imaging services to approximately 40 hospitals. As further discussed above, in May 1998 the Company sold MDI.

Effective April 1, 1998, the Company purchased from Phycor of Jacksonville, Inc. ("Phycor"), a wholly-owned subsidiary of Phycor, Inc., certain accounts receivable owned by Phycor as well as Phycor's 50% interest in Diagnostic Equity Partners ("DEP"), a joint venture between the Company and Phycor. The purchase price was $2.0 million, of which $1.5 million was paid (without interest) in July 1998, and the remaining $500,000 was paid in two equal installments (without interest) in October 1998 and January 1999. The Company's interest in DEP had previously been accounted for under the equity method of accounting. As a result of the purchase, DEP was dissolved, and the assets and liabilities of DEP have been recorded by the Company. The Company operates the imaging centers previously managed by DEP.

On December 31, 1998, the Company purchased the remaining 50% interest in Imaging Center of Orlando for $1.3 million. Half of such purchase price is payable in six equal quarterly installments beginning April 1999 including interest at 7% per annum. The other half of such purchase price is payable at any time at the discretion of the Company for a period of five years from date of purchase with an option to extend for an additional five years, with accumulated interest at 4.5% which was the federal interest rate under Internal Revenue Code Section 1274 (d) at December 31, 1998.

During the second quarter of 1999, the Company acquired a facility for approximately $900,000 and merged its operations with an existing facility.

In connection with a certain 1996 acquisition, the Company guaranteed to repurchase 206,000 shares of the Company's common stock issued to the seller if, on the last trading day prior to the second anniversary of the closing date (as defined), the market price of the Company's common stock was more than $2.00 below a defined price. The Company placed 103,000 of these shares into escrow, which were released in late 1997 when certain earnings targets were met. The Company's share price was more than $2.00 below the defined price as of the specified date, resulting in a liability to repurchase the common stock at a total price of approximately $1.9 million. As of December 31, 1997, the Company had





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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



recorded $1.2 million ($825,000 in 1996 and $379,000 in 1997) in paid-in capital to reflect the market price as of the date earned of the 206,000 shares and recorded a "purchase price due on companies acquired" of approximately $694,000 (representing the difference between amount to be paid of $1.9 million and the recorded value of the shares to be repurchased). As a result, goodwill of $1.9 million related to the required repurchase of the 206,000 shares was recorded as of December 31, 1997. In June, 1998, the Company reached an agreement with the seller for the payment of $1.9 million over 36 equal installments plus interest at 10%, and the 206,000 shares were returned to the Company and retired. As a result, the Company recorded a liability of $1.9 million, reduced common stock and paid-in capital by $1.2 million, and reduced purchase price due on companies acquired by $700,000.

The Company also entered into non-compete agreements with certain individuals of some of the companies acquired. The cost of these non-compete agreements is recorded as an intangible asset as of the date of the related acquisition and amortized over the contractual life of the agreement.

The results of operations of the acquired businesses are included in the Company's consolidated statements of operations from the date of acquisition.




                                       54
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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997





The following summarizes the unaudited pro forma effect of the businesses acquired in 1999, 1998 and 1997, accounted for under the purchase method as if the businesses had been acquired as of the beginning of the year immediately preceding the year of acquisition. This presentation is prepared in accordance with generally accepted accounting principles and does not reflect estimates for potential operating efficiencies and other cost savings.

UNAUDITED:

                                                           1999           1998             1997
                                                        ---------       ---------       ---------
In thousands, except per share data
Net revenue as reported                                 $ 155,602       $ 195,735       $ 216,222
Effect of acquisitions                                        164           3,319          11,305
                                                        ---------       ---------       ---------
  Pro forma net revenue                                 $ 155,766       $ 199,054       $ 227,527
                                                        =========       =========       =========

Loss before extraordinary item as reported              $ (10,793)      $    (512)      $(116,712)
Effect of acquisitions                                         56              62             109
                                                        ---------       ---------       ---------
  Pro forma loss before extraordinary item              $ (10,737)      $    (450)      $(116,603)
                                                        =========       =========       =========

Net income (loss) as reported                           $  (8,195)      $   4,799       $(116,712)
Effect of acquisitions                                         56              62             109
                                                        ---------       ---------       ---------
  Pro forma net income (loss)                           $  (8,139)      $   4,861       $(116,603)
                                                        =========       =========       =========

Basic and diluted loss per common share
Loss before extraordinary item as reported              $    (.47)      $    (.02)      $   (5.26)
Effect of acquisitions                                         --              --              --
                                                        ---------       ---------       ---------
  Pro forma loss before extraordinary item              $    (.47)      $    (.02)      $   (5.26)
                                                        =========       =========       =========

Basic and diluted loss per common share
Net income (loss) as reported                           $    (.36)      $     .21       $   (5.26)
Effect of acquisitions                                         --              --              --
                                                        ---------       ---------       ---------
   Pro forma net income (loss)                          $    (.36)      $     .21       $   (5.26)
                                                        =========       =========       =========






                                       55
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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



[12] STOCK OPTION PLANS AND WARRANTS

At December 31, 1999, the Company has two stock-based compensation plans. In accordance with SFAS No. 123 "Accounting for Stock-Based Compensation", ("SFAS No. 123"), the Company has accounted for all stock-based compensation grants issued to non-employees subsequent to December 15, 1995 as provided for by SFAS No. 123. The Company has elected to continue to account for its stock-based compensation grants to employees and directors in accordance with the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees". However, in accordance with SFAS No. 123, the pro forma effect of the issuance of such options is set forth below. The fair value of each option granted subsequent to December 15, 1995 to non-employees and employees has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 5.7 percent to 6.6 percent for 1997, 4.3 percent to 5.5 percent for 1998, and 5.9 percent for 1999; dividend yield of zero percent for all years; expected lives ranging from 3 to 6 years for 1997, and 2 to 5 years for 1998, and 1 to 5 years for 1999; and volatility of 82 percent for 1997, 87 percent for 1998, and 90 percent for 1999. Compensation cost charged to operations in connection with the Company's stock-based compensation plans totaled $3.6 million (including $2.3 million which is included in the net Settlement to Former Chief Executive Officer) in 1997, $1.2 million in 1998, and $573,000 in 1999, respectively.

The following represents the pro forma effect had the Company valued all of its stock-based compensation in accordance with SFAS No. 123 using the option pricing model assumptions described above.

In thousands, except per share data

                                                     1999               1998           1997
                                                 -----------       -----------      -----------
Net income (loss)
         As reported                             $    (8,195)      $     4,799      $  (116,712)
         Pro forma                               $    (8,305)      $     2,893      $  (120,758)
Basic and diluted earnings (loss) per share
         As reported                             $      (.36)      $      0.21      $     (5.26)
         Pro forma                               $      (.36)      $      0.13      $     (5.44)


The Company's 1993 Stock Option Plan (the "1993 Plan") provides for the issuance of incentive stock options and non-qualified stock options. Under the terms of the 1993 Plan, a maximum of 200,000 shares of the Company's common stock may be issued upon the exercise of stock options granted thereunder. The 1993 Plan provides for administration by the Company's Board of Directors (or a committee of the Board of Directors) which, subject to the terms of the 1993 Plan, determines to whom grants are made and the vesting, timing, amounts and other terms of such grants. Incentive stock options may be granted only to employees of the Company, while non-qualified stock options may be granted to the Company's employees, officers, directors, consultants and advisors. The exercise price of incentive stock options may not be less than the fair market value of the Company's common stock on the date of grant and the term of these options may not exceed 10 years; however, with respect to incentive stock options granted to holders of more than 10% of the Company's common stock, the exercise price may not be less than 110% of the fair market value of the Company's common stock on the date of grant and the term of these options may not exceed five years. The 1993 Plan has no options available for new grants since December 31, 1998.



                                       56
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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



The Company's 1995 Long-Term Incentive Plan (the "1995 LTIP") provides for the issuance of incentive stock options and non-qualified stock options. The 1995 LTIP also provides for awards of restricted stock. Under the terms of the 1995 LTIP, as amended, a maximum of 4,000,000 shares of the Company's common stock may be issued upon the exercise of stock options granted thereunder and a maximum of 700,000 shares of common stock are available for restricted stock awards. The 1995 LTIP provides for administration by the Company's Board of Directors (or a committee of the Board of Directors) which, subject to the terms of the 1995 LTIP, determines to whom grants are made and the vesting, timing, amounts and other terms of such grants. The 1995 LTIP provides that the total number of shares of common stock that may be subject to stock options or restricted stock awards granted to any person in any calendar year may not exceed 25% of the maximum number of shares that may be issued and sold under the Plan. The Company has a policy pursuant to which non-employee directors shall receive an option to purchase shares of common stock under the 1995 LTIP on the date that such director first becomes a director. Effective August 1999, the Board of Directors approved a new non-employee director compensation plan which included a grant to each non-employee director of 100,000 options to purchase the Company's common stock. The options granted to current non-employee directors were granted at a price equal to $.91 per share, the closing price of the Company's stock on August 27, 1999. The options vest immediately and have a five year term.

A summary of the status of the Company's two stock option plans at December 31, 1999, 1998 and 1997, and changes during the years ended on those dates is presented below:

                                                          1999                       1998                         1997
                                                 ----------------------      ----------------------       ----------------------
                                                              Weighted-                  Weighted-                     Weighted-
                                                               Average                    Average                      Average
                                                  Shares      Exercise       Shares       Exercise        Shares       Exercise
                                                  (000)         Price        (000)         Price           (000)         Price
                                                 ------       ---------      ------       ---------       ------       ---------
Outstanding at beginning of year                  3,556       $    4.42       3,171       $    7.97        2,620       $    8.42
Granted:
   Exercise price equals market price               400             .91       2,410            1.68          695            6.76
   Exercise price is less than market price          --              --          --              --           --              --
Exercised                                            --              --          --              --          (16)          (4.44)
Forfeited                                        (1,682)           6.00      (2,025)          (6.72)        (128)         (11.06)
                                                 ------       ---------      ------       ---------       ------       ---------

Outstanding at end of year                        2,274       $    2.61       3,556       $    4.42        3,171       $    7.97
                                                 ======       =========      ======       =========       ======       =========

Options exercisable at end of year                1,691                       1,807                        1,975
Weighted-average fair value of options
   granted during the year:
      Exercise price equals market price                      $     .91                   $    1.68                    $    6.76
      Exercise price is less than market price                    N/A                         N/A                        N/A



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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




The following table summarizes information about stock options outstanding at December 31, 1999. (Shares in thousands)

                                     Options Outstanding                                Options Exercisable
                     ------------------------------------------------------      ------------------------------
                         Shares                                                    Shares
 Range of Exercise   Outstanding at    Weighted-Average     Weighted-Average     Exercisable    Weighted-Average
       Price            12/31/99       Remaining Life        Exercise Price      at 12/31/99    Exercise Price
 -----------------   --------------    ---------------      ---------------      -----------    ---------------
  $ 0.91 - $ 0.91           400              4.65                $ 0.91               400            $ 0.91
  $ 0.94 - $ 0.94         1,135              3.95                  0.94               630              0.94
  $ 4.00 -  $7.00           465              1.49                  4.99               416              5.09
  $ 7.13 -  $9.00           250              1.58                  7.41               233              7.32
  $13.63 - $13.63            24              3.43                 13.63                12             13.63
                          -----            ------                ------             -----            ------
  $ 0.91 - $13.63         2,274              3.30                $ 2.61             1,691            $ 2.92
                          =====            ======                ======             =====            ======


Not issued pursuant to the plans discussed above are a total of 225,000 warrants outstanding at December 31, 1999, issued during 1995 to individuals to purchase common stock at exercise prices ranging from $5.00 to $5.13.

In connection with the Company's 1994 and 1995 public stock offerings, the Company issued unit purchase options to the underwriters. The 1994 options allow the holder to acquire 170,000 shares of common stock at $7.25 per share, 170,000 warrants convertible into common stock at $6.25 per share and 340,000 warrants convertible into shares of common stock at $8.00 per share. These options and related warrants expired in October 1999. The 1995 options allow the holder to acquire 161,500 shares of common stock at $7.82 per share, 161,500 warrants convertible into shares of common stock at $6.25 per share and 323,000 warrants convertible into shares of common stock at $8.00 per share. These options and related warrants, which are convertible into a total of 646,000 shares, are outstanding at December 31, 1999, and expire November 15, 2000.

In connection with the 1996 issuance of the Company's Subordinated Convertible Debentures, warrants to acquire 319,445 shares of the Company's common stock at $9.00 per share were issued to the underwriter, such warrants expire March 31, 2003. All of these warrants are outstanding at December 31, 1999.

During 1995 and 1996, the Company granted, respectively, 50,000 and 195,000 shares of restricted common stock to the Company's former Chief Executive Officer under the 1995 LTIP. These restricted stock grants vested over two and five years, and the Company recorded deferred charges of $175,000 and $2.5 million, respectively, to be amortized over the vesting period of the stock. The unamortized deferred compensation balance of approximately $2.1 million was recorded as part of Settlement with Former Chief Executive Officer during the second quarter ended June 30, 1997 (see Note 19).

The Company granted 94,000 and 51,000 shares of restricted common stock to certain other officers and directors of the Company in 1996 and 1997, respectively, under the 1995 LTIP. These restricted stock grants have vesting periods ranging from two to five years. Related deferred charges in 1996 and 1997 amounted to $1.2 million and $440,000, respectively, which are being amortized to compensation expense over the vesting periods of the restricted stock. The unamortized deferred compensation




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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



balance as of December 31, 1999 and 1998 is $247,000 and $567,000, respectively.


In March 1997, the Company granted options to acquire 100,000 shares of the Company's common stock to its then Chairman of the Board and options to acquire 35,000 shares of the Company's common stock to each of two directors, all under the 1995 LTIP. The three Directors comprised the Special Committee appointed by the Company's Board of Directors to review the Company's prior relationship with Coyote Consulting and Keith Greenberg (see Note 19). The options vested on September 30, 1997. The exercise price of the options is $8.625 which was the market value of the Company's common stock at the date of grant. As of December 31, 1999 all of these options were canceled.

During 1997, the Company issued to one of its lenders two warrants to purchase an aggregate of 250,000 shares of common stock of the Company at an exercise price of $7.6875 per share. In connection with additional financing in December 1998 by the same lender, the two warrants were canceled and a new warrant was issued to purchase 250,000 shares of common stock of the Company at an exercise price of $0.938 per share. See Notes 6 and 7.

On July 13, 1998, the Board of Directors of the Company elected Dr. L.E. Richey, M.D., then a Co-Chairman of the Board of the Company, to the position of sole Chairman of the Board. Concurrently, the Company granted Dr. Richey options to purchase 350,000 shares of the Company's common stock under the 1995 LTIP in recognition of the extensive amount of time he devoted to the Company and in anticipation of his future contributions as Chairman. The options were exercisable at a price of $3.50, which represented the closing price of the Company's common stock on the day immediately preceding the date of grant, and fully vest one year from the date of grant.

On December 11, 1998, options to purchase 1,966,000 shares of the Company's common stock under its 1995 LTIP were canceled. These canceled options were granted at various times in the past and under various terms and conditions (at exercise prices ranging from $3.69 to $13.50), with 1,215,000 of such total having been issued to current directors and executive officers of the Company and 751,000 having been issued to other employees. Concurrent with the cancellation of these options, options (hereinafter defined as "new options") to purchase 1,165,001 shares of the Company's common stock under the 1995 LTIP were granted to current directors and executive officers, and new options to purchase 530,000 shares of common stock were granted to certain other employees. The December 1998 cancellation and reissuance was consummated in lieu of the July 1998 cancellation and reissuance previously disclosed which was not consummated. The new options were issued in order to provide an appropriate incentive to the grantees, especially those whose previous options were granted with exercise prices substantially above the current market price of the Company's common stock. All such new options are exercisable at a price of $0.937, which represents the closing price of the Company's common stock on the day immediately preceding the date of grant. New options issued to non-employee directors fully vest on the first anniversary of the date of grant and have a term of five years. All other new options granted vested 25% at date of grant and will vest 25% on each anniversary date thereafter, and have a term of five years. During 1999, 560,000 of these options were canceled, of which 515,000 were granted to previous executive officers and directors and 45,000 were granted to other employees. As of December 31, 1999, 1,135,000 of these options remain outstanding. At December 31, 1999, Dr. Richey was no longer on the Company's Board of Directors, and all of his options granted as described herein have been canceled.




                                       59
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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


[13] EARNINGS PER SHARE

The Company had a loss before extraordinary item in each of the three years in the period ended December 31, 1999, and all potentially dilutive securities were excluded from basic and diluted earnings per share in each year since the effect would be anti-dilutive. Such potentially dilutive securities consist of the following: (i) unexercised stock options and warrants to purchase 3.7 million,
6.1 million and 5.7 million shares of the Company's common stock as of December 31, 1999, 1998 and 1997, respectively; (ii) 3.6 million, 5.0 million and 7.8 million shares of the Company's common stock issuable upon conversion of convertible debt as of December 31, 1999, 1998 and 1997, respectively; (iii) unvested restricted stock amounting to 165,600, 199,000 and 228,000 shares of the Company's common stock as of December 31, 1999, 1998 and 1997, respectively; and (iv) 271,000 shares of the Company's common stock held in escrow as of December 31, 1997, to be released to the sellers related to certain acquisitions only if certain earnings targets were achieved. As of December 31, 1998, all shares of the Company's common stock held in escrow had been released.

[14] COMMITMENTS

The Company and its subsidiaries have non-cancelable operating leases for use of their facilities and various equipment. These leases may require payment of various expenses as additional rent. Certain leases contain renewal options and escalation clauses.

Minimum future rental payments for each of the next five years and thereafter under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1999 are:

                In thousands

                Date                                Amount
                ----                              --------
                2000                              $ 12,929
                2001                                10,322
                2002                                 8,055
                2003                                 6,936
                2004                                 5,727
                Thereafter                          15,769
                                                  --------
                Total                             $ 59,738
                                                  ========

Rent expense for the years ended December 31, 1999, 1998 and 1997, under various operating leases amounted to $9.8 million, $13.2 million and $10.5 million, respectively.

The Company has comprehensive maintenance contracts with its equipment vendors for its magnetic resonance imaging ("MRI"), computerized tomography ("CT") and other diagnostic medical equipment. The terms of these contracts are between one and five years, but may be canceled by the Company under certain circumstances. Such non-cancelable service contracts are included in the minimum future rental payments schedule above. In addition, the Company has approximately $3.4 million of purchase commitments for capital expenditures as of December 31, 1999.

The Company has entered into employment agreements with certain officers. The employment agreements have original terms of one to five years. All of the agreements provide for a specific amount





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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


of annual base salary. Certain of the agreements provide for incentive bonuses, stated minimum base salary increases, and options to acquire the Company's common stock. In addition, certain of the employment agreements, including at will contracts, provide that in the event of certain changes in control of the Company, the officers may deem their employment terminated and receive lump sum payments pursuant to terms provided in each of the applicable employment agreements. The aggregate amount of compensation under all existing employment agreements, based upon the base salaries in effect at December 31, 1999, for the remaining terms of the respective employment agreements, was approximately $1.3 million at December 31, 1999. In addition, the amount of compensation in the event of certain changes in control of the Company, was approximately $2.6 million at December 31, 1999.

Each of the Company's Facilities has agreements with radiologists as independent contractors under long-term agreements to provide all radiology services to the Facilities. Radiologist compensation ranges between 10% and 21% of net collections attributable to radiology services performed by the radiologist.

[15] CONCENTRATION OF CREDIT RISKS

The Company's imaging centers grant credit without collateral to its patients, most of whom are residents of the areas where the centers are located and are insured under third-party payor agreements.

The mix of receivables from third-party payors and patients at December 31:


                                                                       1999             1998
                                                                     --------         --------
        Medicare and Medicaid                                              13%              12%
        Workers' Compensation and Self Pay                                 11               10
        Commercial                                                         17               17
        Managed Care                                                       36               36
        Other                                                              23               25
                                                                     --------         --------
        Total                                                             100%             100%
                                                                     ========         ========


[16] 401(k) PROFIT SHARING PLAN

The 401(k) Profit Sharing Plan (the "401(k) Plan") is offered to full-time employees who have completed six months of service. Eligible employees may make elective deferrals in any amount up to 15% of their compensation. The Company contributes 100% of the amount withheld from the Participant's compensation (up to a maximum of 3%) and may make additional discretionary contributions. Employer contributions to the 401(k) Plan totaled $464,000, $486,000 and $526,000 in fiscal 1999, 1998 and 1997, respectively.

[17] EXTRAORDINARY ITEM

The Company repurchased approximately $12.5 and $22.9 million, aggregate principal amount of its Convertible Subordinated Debentures in the open market during 1999 and 1998, respectively, for amounts less than the recorded amounts (see Note 7). The Company financed the purchase of the Debentures from borrowings under a $25.0 million loan agreement entered into with DVIFS in December





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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




1998 (see Note 6). The transaction resulted in an extraordinary gain after taxes in 1999 and 1998 of approximately $2.6 and $5.3 million, respectively.

[18] INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

In 1997, as the result of losses incurred by Diversified Therapy Corporation ("DTC"), a previously unconsolidated investment in a start-up company accounted for using the equity method of accounting, the Company recorded a loss of $3.6 million in the quarter ended June 30, 1997, representing the Company's entire recorded investment in DTC. Such loss amount is included in asset impairment losses in 1997 as discussed in Notes 2 and 5. On December 31, 1998, the Company sold its interest in DTC for a nominal amount which included a note receivable for $250,000, and a common stock purchase warrant for 416,662 shares of DTC.

Effective April 1, 1998, the Company purchased from Phycor certain accounts receivable owned by Phycor as well as Phycor's 50% interest in DEP (see Note
11). The Company's interest in DEP had previously been accounted for under the equity method of accounting. As a result of the purchase, DEP was dissolved, and the assets and liabilities of DEP have been recorded by the Company. The Company operates the centers previously managed by DEP. For the three months ended March 31, 1998, DEP had total revenues of $3.0 million, total expenses of $3.3 million, and a net loss of $320,000. At December 31, 1997 DEP had current assets of $444,000 and total assets of $11.0 million, current liabilities of $4.0 million and total liabilities of $9.3 million and total partnership capital of $1.7 million. During 1997, DEP had total revenues of $11.5 million, total expenses of $12.5 million, and a net loss of $1.0 million.




                                       62
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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




The following is a combined financial summary of all unconsolidated subsidiaries (other than DEP discussed above), which the Company is accounting for under the equity method. The Company's ownership interests in the partnerships varies between 18% and 50%. On December 17, 1998, one of the partnership entities was dissolved and the operations were terminated. In 1998, the Company opened a center in the same city that provides similar as well as expanded services. The Company's combined investments in and advances to these entities were $4.5 million and $1.3 million as of December 31, 1999 and 1998, respectively.


In thousands, as of December 31:
                                         1999        1998
                                        ------      ------

Current Assets                          $5,105      $5,121
Non-Current Assets                       3,297       3,359
                                        ------      ------
     Total Assets                       $8,402      $8,480
                                        ======      ======

Current Liabilities                     $1,725      $1,650
Non-Current Liabilities                  2,175       2,921
Partnership Capital                      4,502       3,909
                                        ------      ------
     Total Liabilities and Capital      $8,402      $8,480
                                        ======      ======

                                         1999         1998         1997
                                       -------      -------      -------
Results of Operations
     Net Revenue                       $12,798      $12,571      $12,237
     Expenses                            7,706        7,345        7,224
                                       -------      -------      -------
Net Income                             $ 5,092      $ 5,226      $ 5,013
                                       =======      =======      =======

During July 1999, the Company contributed certain assets of a wholly-owned subsidiary to a 50% owned joint venture, Jefferson Magnetic Resonance Imaging, LLC. The goodwill related to these assets was recorded as Investment in Unconsolidated Subsidiaries. Equity in the net income of the subsidiary which has been reduced by the amortization of goodwill, is reflected in the accompanying consolidated statements of operations. Goodwill is being amortized using the straight-line method over seven years, the term of the joint venture agreement. Amortization expense of $192,000 was recorded in 1999.

The reconciliation of the investment in the unconsolidated subsidiaries at December 31, 1999, in thousands, is as follows:


Equity Interest at Respective Ownership Percentages           $1,491
Advances to Unconsolidated Subsidiaries                          244
Unamortized Goodwill                                           2,741
                                                              ------
      Carrying Value                                          $4,476
                                                              ======




                                       63
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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



[19] TERMINATION OF EMPLOYMENT AND CONSULTING AGREEMENTS

On February 3, 1997, Jeffrey Goffman, at the time the Company's Chairman and Chief Executive Officer, was voluntarily placed on administrative leave by the Company's Board of Directors. During this administrative leave, he was relieved of all corporate duties and did not participate in any meetings of the Company's Board of Directors. On March 25, 1997, Mr. Goffman declared his election to treat himself as having been terminated without cause by the Company under his employment contract, thus, invoking constructive termination provisions of his employment agreement. This action followed the recommendation of a Special Committee of the Board of Directors reviewing the Company's former relationship with Coyote Consulting and Keith Greenberg, an employee of Coyote who had provided services to the Company.

On April 24, 1997, the Company and Mr. Goffman entered into a Letter of Intent (the "Letter") with respect to the resolution of employment related disputes between them. Pursuant to the terms of the Letter, Mr. Goffman resigned as an officer, director and employee of the Company effective as of March 31, 1997, and received $165,000 upon execution of the Letter. On July 11, 1997, the Company and Mr. Goffman entered into a Settlement Agreement and General Release (the "Settlement Agreement"), pursuant to which, among other things, the Company paid Mr. Goffman an additional $33,000 implementing the terms of the letter and agreed to pay an additional $267,000 in sixteen equal monthly consecutive installments of $17,000 beginning in August 1997. Mr. Goffman also agreed to transfer or vote, as required by the Company, all proxies or other agreements by which he exercised the right to vote or exercise legal control over the Company's stock in which others have a beneficial interest. As part of this settlement, it was agreed that all previously vested restricted stock and stock options granted to Mr. Goffman would be retained by him and all unvested restricted stock as of March 31, 1997 (220,000 shares) would become vested and be placed in an escrow account. All of Mr. Goffman's options were canceled as of December 31, 1999.

The $165,000 paid to Mr. Goffman upon execution of the Letter, the $33,000 paid within two days of the execution of the Settlement Agreement, the $267,000 to be paid over sixteen months and unamortized deferred compensation relating to Mr. Goffman in the amount of $2.3 million were recorded in Settlement with Former Chief Executive Officer during the second quarter ended June 30, 1997.

On September 30, 1997 the Company entered into a second settlement with Mr. Goffman which fully resolved the remaining issues between them including ownership of the escrow account previously established. Pursuant to this settlement, Mr. Goffman agreed to contribute $1.0 million to the Company's settlement of the class actions in the form of $850,000 cash and the forgiveness of the next nine monthly payments totaling $150,000 which would otherwise be due to him from the Company under the earlier settlement. Mr. Goffman delivered the $850,000 to the Company on March 17, 1998. The Company thereafter released its claim to the remainder of the securities covered by the Escrow and Settlement Agreement.

During the quarter ended September 30, 1997, a credit of $1.0 million was recorded in Settlement with Former Chief Executive Officer to reflect the contributions and debt forgiveness from Mr. Goffman.

Michael D. Karsch, the Company's former Senior Vice President, General Counsel and Secretary of the Company, and the Company were parties to a five-year employment agreement dated June 1, 1996. On February 3, 1997, Mr. Karsch was placed on administrative leave by the Company's Board of Directors.





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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




This action followed the recommendation of a Special Committee of the Board of Directors reviewing the Company's former relationship with Coyote Consulting and Keith Greenberg. During this administrative leave, Mr. Karsch was relieved of all corporate duties and did not participate in any meetings of the Company's Board of Directors. On March 25, 1997, Mr. Karsch declared his election to treat himself as having been terminated without cause by the Company under his employment contract, thus invoking constructive termination provisions of his employment agreement. The Company has treated this election as a resignation. The Company has not agreed to any severance arrangements with Mr. Karsch. At December 31, 1998, the Company had deferred compensation totaling $93,000 relating to Mr. Karsch which is included in Deferred Stock-Based Compensation in the accompanying consolidated balance sheets. Such deferred compensation has been fully amortized in 1999.

Coyote Consulting and Keith Greenberg (an employee of Coyote) sued the Company alleging that they were entitled to receive additional cash, stock and/or options in an unspecified amount in connection with the Company's December 1996 termination of its consulting relationship with Coyote. The complaint was dismissed in 1999.

[20] LITIGATION

CENTRE COMMONS MRI LTD., ET. AL. VS. US DIAGNOSTIC INC. ET. AL.; SANDERS ET. AL. VS. US DIAGNOSTIC INC. ET. AL. - These two suits, which were filed against the Company by sellers of diagnostic imaging centers who received the Company's common stock in partial payment of the purchase price for their centers and who alleged that undisclosed facts regarding the background of Keith Greenberg (a former consultant to the Company) were material to their decision to sell, were settled in 1999. In connection with the first of these actions (Centre Commons MRI Ltd., et. al. v. US Diagnostic et. al.), in the United States District Court for the Western District of Pennsylvania, the sellers of multiple centers in Pennsylvania sought to compel the Company to repurchase approximately 750,000 shares of its common stock at a price of $12.125 per share and also alleged that the Company's failure to register such shares under the Securities Act of 1933 diminished their value. The lawsuit was settled by agreement that USD would pay $1,800,000 over a period of 30 months (beginning December 1999). In the second suit (Sanders et. al. v. US Diagnostic et. al.) in the United States District Court for the Eastern District of New York, four participants in limited partnerships which sold the Company three imaging centers in New York sought to recover damages of up to $2,000,000. The lawsuit was settled by agreement that USD would pay $180,000 over a period of eight months (beginning October 1999).

US DIAGNOSTIC INC. VS. UNITED RADIOLOGY ASSOCIATES INC. AND L.E. RICHEY; LISA BROCKETT, AS TRUSTEE FOR REESE GENERAL TRUST VS. US DIAGNOSTIC INC., JEFFREY A. GOFFMAN, KEITH GREENBERG AND ROBERT D. BURKE; US DIAGNOSTIC INC. VS. UNITED RADIOLOGY ASSOCIATES, INC. ET. AL. - In April 1999, the Company sued United Radiology Associates, Inc. ("URA") in the United States District Court for the Southern District of Texas for breach of contract and related claims relating to the sale of the stock of U.S. Imaging Inc. ("USI") to URA by the Company in February 1999, and the Company simultaneously filed a claim in the same court against Dr. L.E. Richey, a former director and chairman of the Board of the Company, for breach of a personal guaranty in connection therewith. Dr. Richey is the chief executive officer and a director of URA. URA has filed counterclaims against the Company. The Company intends to vigorously prosecute its suit against URA and Dr. Richey and believes it has substantive defenses to URA's counterclaims, although there can be no assurances. In June 1999, Lisa Brockett, as Trustee for the Reese General Trust, filed suit against the Company, among others, in the 333rd Judicial District





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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




Court of Harris County, Texas, alleging, among other claims, that (a) undisclosed facts regarding the background of Keith Greenberg, who provided consulting services to the Company, were material to the Trust's decision to receive 1,671,000 shares of Company common stock as partial consideration for the sale by the Trust of the stock of USI to the Company in June 1996; and (b) the value of the shares was diminished by the Company's failure to register the shares under the Securities Act and by the Company's subsequent restatement of its quarterly report for the quarter ended March 31, 1996. Lisa Brockett is the daughter of Dr. Richey. The Plaintiff has not specified the amount of actual damages sought and the suit remains in an early stage. The Company intends to vigorously defend the suit, and it believes it has substantive defenses and counterclaims but there can be no assurances that the Company will prevail. Both cases were stayed by agreement of the parties through late March 2000 pending settlement discussions, and a further minimum ninety day extension of the stay has been agreed to by the parties recently, subject to court approval at the end of March.

In connection with the sale of USI, USD received a secured promissory note of $1.9 million, due February 12, 2001, with interest at 6% payable semi-annually (the "Note") as part of the total consideration in selling its interest in USI to URA. URA and Dr. Richey have acknowledged the existence of the Note and Dr. Richey has further acknowledged his personal guaranty of that Note. USD sued URA for, among other things, a declaratory judgment, specific performance and breach of contract, which breach accelerated the due date of the Note. Dr. Richey filed counterclaims in response to USD's lawsuit and, to this date, has not paid anything in connection with the Note. Although there can be no assurance, the Company intends to vigorously pursue this matter as part of the overall litigation described above and expects ultimately to receive full payment of the Note.

SHELBY RADIOLOGY, P.C. V. US DIAGNOSTIC INC. ET AL. - In June 1997, the plaintiff, Shelby Radiology, P.C. ("Shelby Radiology"), filed suit in Alabama Circuit Court against US Diagnostic Inc. ("USD") alleging breach of a contract to provide radiology services and, specifically, improper termination of an alleged oral contract. In January 1998, Shelby Radiology amended its complaint to include allegations of promissory fraud, misrepresentation and suppression. Under both its fraud and breach of contract claims, Shelby Radiology was seeking compensatory damages in the amount of $1.2 million as amounts it would have been paid under the alleged oral agreement. In addition, Shelby Radiology sought punitive damages pursuant to its fraud claims. The jury returned a verdict against the Company in the amount of $1.1 million as compensatory damages on plaintiff's fraud claim. The jury did not award any punitive damages. Based on the advice of counsel, the Company believes that it has meritorious grounds for appeal (although there can be no assurances of success). The Company has filed its appeal. A ruling is expected by the end of 2000.

INVESTIGATION BY SECURITIES AND EXCHANGE COMMISSION - In December 1996, the Securities and Exchange Commission ("SEC") commenced an investigation into the Company's former relationship with Coyote Consulting and Keith Greenberg to determine whether the Company's disclosure concerning that relationship was in compliance with the federal securities laws. The Company is cooperating fully with the SEC.

The Company could be subject to legal actions arising out of the performance of its diagnostic imaging services. Damages assessed in connection with, and the cost of defending, any such actions could be substantial. The Company maintains liability insurance which it believes is adequate for its present operations. There can be no assurance that the Company will be able to continue or increase such





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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




coverage or to do so at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expense that may result from any uninsured or underinsured claims. The Company also requires all of its affiliated physicians to maintain malpractice and other liability coverage.

The Company is also a party to, and has been threatened with, a number of other legal proceedings in the ordinary course of business. While it is not feasible to predict the outcome of these matters, and although there can be no assurances, the Company does not anticipate that the ultimate disposition of any such proceedings will have a material adverse effect on the Company.

[21] RELATED PARTY TRANSACTIONS

As of January 1, 1995, and amended effective September 1995, the Company entered into a consulting agreement with Gordon Rausser, a member of the Company's Board of Directors until June 10, 1999, to retain his services as an economic consultant to the Company. The compensation under this agreement was (a) $25,000 cash for each quarter commencing January 1, 1995, through December 31, 1999, for which he offered or agreed to serve on the Company's Board of Directors and provided other consulting services to the Company; and (b) warrants to acquire 400,000 shares of the Company's common stock immediately exercisable at $5.00 per share through December 31, 1999. The warrants expired unexercised at December 31, 1999.

In connection with Mr. Karsch, a former executive officer and director of the Company, employment agreement, the Company provided him a loan of up to $100,000 for relocation expenses, of which $51,000 was outstanding as of December 31, 1999.

A member of the Company's Board of Directors, Keith Hartley, is the managing partner of Forum Capital Markets L.P. ("Forum"). Forum was the underwriter of the Company's $57.5 million Subordinated Convertible Debenture Offering consummated in 1996 (see Note 7), and was paid an underwriting fee of $2.9 million. In addition, the Company sold to Forum, for nominal consideration, warrants which entitle Forum to purchase 319,445 shares of common stock of the Company at an exercise price of $9.00 per share. The warrants are outstanding as of December 31, 1999. Mr. Hartley was elected to the Board of Directors of the Company on September 19, 1996, subsequent to the Debenture Offering.

In connection with the MediTek acquisition, the Company issued a Note to HEICO for $10.0 million. On September 10, 1997, certain terms of the Note were amended, and on September 16, 1997, HEICO sold the Note to Forum, which on the same day resold the note to 18 individual parties.

The Company entered into an Installation Agreement ("Installation Agreement") dated February 27, 1997, and a Network Support Agreement ("Support Agreement") dated July 31, 1997, with CIERRA Solutions, Inc. ("CSI"). A brother of Todd Smith, who was a Vice President and the Chief Information Officer of the Company through October 1998, was a substantial minority shareholder of CSI. CSI provided project management services to the Company in connection with the deployment of a wide area computer network to over 100 of the Company's locations and other services from February 1996 to April 1999. The Installation Agreement had a one-year term. The Support Agreement covered a six-month term and was renewable by mutual consent of the parties for successive periods. The Company decided not to renew the Support Agreement with CIERRA and let the contract lapse on April 30, 1999. Payments made to CSI in the years ended December 31, 1999, 1998, and 1997 totaled $347,000,





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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



$1.0 million, and $1.1 million, respectively, including reimbursement for expenses and equipment purchases of $117,000, $206,000, and $268,000, respectively.

The Company has a policy pursuant to which non-employee directors shall receive an option under the Company's 1995 Long-Term Incentive Plan to purchase shares of common stock on the date that such director first becomes a director. Effective August 1999, the Board of Directors approved a new non-employee director compensation plan which included a grant to each non-employee director of 100,000 options to purchase the Company's common stock. See Note 12 for further detail.

On January 20, 1998, Michael O'Hanlon, the President and Chief Executive Officer of DVI, Inc., an affiliate of DVIBC and DVIFS, was elected to the Board of Directors of the Company. DVIFS and DVIBC are lenders to the Company. As of December 31, 1999, DVI had loans with aggregate principal amounts outstanding with the Company of approximately $90.0 million. In 1999, the Company paid an aggregate of approximately $25.9 million in principal and interest to DVI and its affiliates on these loans. In 2000, it is anticipated that the Company will pay an aggregate of approximately $26.5 million in principal and interest to DVI and its affiliates on these loans. In addition, in December 1998 and January 1999, the Company paid DVIFS loan fees totaling $647,000 and paid DVIPC an equity participation fee totaling $2.8 million, each in connection with certain new financing. The Company had also issued DVI a warrant to purchase an aggregate of 250,000 shares of common stock of the Company at an exercise price of $.938 per share. In February 2000, the Company paid DVIFS $150,000 in connection with a $3.2 million borrowing, effected after December 31, 1999. See Notes 6 and 7.

In January 1998, the Company reimbursed Leon F. Maraist, the Company's Chief Operating Officer, for $65,000 in relocation costs to facilitate his relocation to Palm Beach County, Florida.

In August 1998, the Company purchased a condominium from J. Wayne Moor, the Company's former Chief Financial Officer, for $200,000 to facilitate Mr. Moor's relocation to Palm Beach County, Florida. In February 1999, the Company sold the condominium for $187,000. Mr. Moor resigned as the Chief Financial Officer in January 2000.

On February 12, 1999, L.E. Richey, M.D., a director and Chairman of the Board of the Company, resigned in connection with the purchase of US Imaging, Inc. from the Company by a corporation with which Dr. Richey is affiliated (see Note 11 for further discussions).






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--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



[22] SUBSEQUENT EVENTS

The Company borrowed $4.0 million from DVIBC in January 2000. The Company also borrowed $4.2 million from DVIFS in February 2000, and $1.2 million in March 2000. The $4.2 million and the $1.2 million borrowings are collateralized by existing medical equipment. The borrowings were incurred in order to meet the Company's normal operating expenses.

During December 1999 and January 2000, the Company experienced a significant disruption in its billing and collections function due to Year 2000 software upgrades. For a period of several weeks, the Company was unable to bill in the ordinary course of business. The Company has not yet fully recovered the amounts affected by such disruption.

[23] SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                                    1999 (a)
                                                            -----------------------------------------------------
(In thousands, except per share data)                          Q1             Q2             Q3             Q4
                                                            --------       --------       --------       --------
Net revenue                                                 $ 39,928       $ 39,929       $ 38,469       $ 37,276
Loss before extraordinary items                               (1,427)        (2,212)        (2,914)        (4,240)
Net income (loss)                                              1,171         (2,212)        (2,914)        (4,240)
Loss before extraordinary items per common
  share - basic and diluted                                     (.06)          (.10)          (.13)          (.18)
Net income (loss) per common share - basic and diluted           .05           (.10)          (.13)          (.18)



                                                                                  1998 (a)
                                                            -----------------------------------------------------
                                                                Q1            Q2            Q3             Q4
                                                            --------      --------      --------       ----------
Net revenue                                                 $ 54,458      $ 52,459      $ 46,289       $   42,529
Income (loss) before extraordinary items                         746         3,411        (1,424)          (3,245)
Net income (loss)                                                746         3,411        (1,424)           2,066
Income (loss) before extraordinary items per common
  share - basic and diluted                                      .03           .15          (.06)            (.14)
Net income (loss) per common share - basic and diluted           .03           .15          (.06)             .09



(a) Certain amounts have been reclassified to be consistent with the presentation of the financial statements for the years ended December 31, 1999 and 1998. Net income (loss) during these periods was not affected for these reclassifications.




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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         Previously reported on Form 8-K dated October 30, 1998.



















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                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

BOARD OF DIRECTORS

The following sets forth the names and ages of the four individuals serving on the Company's Board of Directors, their respective principal occupations or employment histories and the period during which each has served as a director of the Company.

C. Keith Hartley -- age 57-- has been a member of the Board of Directors of the Company since September 1996 and served as Co-Chairman of the Board from December 1, 1997 to July 1998. Since August 1995, Mr. Hartley also has been Managing Partner, Corporate Finance, of Forum Capital Markets LLC, an investment banking firm. From May 1991 to August 1995, Mr. Hartley was an independent financial consultant, and from February 1990 to May 1991, he was a Managing Director of Peers & Co., a merchant banking firm. From 1973 to 1989, Mr. Hartley was a Managing Director of Drexel Burnham Lambert Incorporated. Mr. Hartley also is a director of Comdisco, Inc. and Swisher International Group, Inc.

David McIntosh -- age 53-- has been a member of the Board of Directors of the Company since October 1998. Since June 1998, Mr. McIntosh has been the Chief Executive Officer of Barricade International, Inc., a developer and distributor of a fire-blocking gel. From 1984 through April 1998, Mr. McIntosh was the Chief Executive Officer of Gunster, Yoakley, Valdes-Fauli and Stewart, P.A., a prominent Florida-based international law firm. Prior to 1984, Mr. McIntosh was a partner with Coopers & Lybrand, a public accounting firm. He is a director, officer and active member of numerous local, state and national foundations, committees, task forces, associations and charitable organizations. Mr. McIntosh also is a director of Florida Banks, Inc., which operates a community banking system in Florida through its wholly-owned banking subsidiary, Florida Bank, N.A.

Michael A. O'Hanlon -- age 53-- has served as a director of the Company since January 1998. Since November 1995, Mr. O'Hanlon has served as the President and Chief Executive Officer of DVI, Inc. ("DVI"), the largest independent financier to the health care market in the United States. Mr. O'Hanlon was President and Chief Operating Officer of DVI from September 1994 to November 1995, and previously served as Executive Vice President of DVI. For nine years prior to joining DVI, Mr. O'Hanlon served as President and Chief Executive Officer of Concord Leasing, Inc., a provider of medical, aircraft, shipping, industrial and medical imaging equipment financing. Mr. O'Hanlon also is a director of DVI.

Joseph A. Paul -- age 42 -- has been a member of the Company's Board of Directors and its President since July 1, 1996, its Chief Operating Officer from July 1, 1996 through October 31, 1997, its interim Chief Executive Officer effective February 1, 1997 and became the Company's Chief Executive Officer in March 1997. From May 1994 to June 30, 1996, he was President of MediTek Health Corporation ("MediTek"), a corporation acquired by the Company from HEICO Corporation ("HEICO") in July 1996. Mr. Paul joined HEICO in 1991 as a Vice President and was responsible for forming MediTek. From 1981 until June 1997, Mr. Paul was a Vice President of Ambassador Square, Inc., a real estate development and management company, and from 1988 until June 1997, served as a Vice President of Columbia Ventures, Inc., a private investment company.
Mr. Paul is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company who served in 1999:

Francis J. Harkins, Jr. -- age 50 -- joined the Company in December 1997 as Executive Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Mr. Harkins served as Assistant General Counsel from 1993 to 1996, as Corporate Secretary from 1995 to 1997 and as Vice President and Associate General Counsel from 1996 to 1997, of Peoples Telephone Company, Inc., one of the largest independent operators of public pay telephones in the United States.

Leon F. Maraist -- age 57 -- has served as Executive Vice President and Chief Operating Officer of the Company since November 1997. From 1993 to 1997, Mr. Maraist served as Vice President of NMC Diagnostic Services, Inc. ("NMC"), which provides mobile imaging diagnostics in physicians' offices and diagnostics in fixed sites. His responsibilities with NMC included marketing, sales, finance and operations. From 1992 to 1994, Mr. Maraist directed operations of the $1 billion nationwide dialysis division of NMC.

J. Wayne Moor -- age 48 -- served as the Chief Financial Officer and Executive Vice President of the Company from June 1997 through January 2000 when Mr. Moor resigned. From October 1994 until June 1997, Mr. Moor was an independent accounting consultant, and he served in that capacity for the Company from February 1997 until June 1997. From 1989 to October 1994, he was Executive Vice President in charge of commercial real estate and business lending at Cartaret Savings and AmeriFirst Banks.

P. Andrew Shaw -- age 43 -- has been Executive Vice President of the Company since July 1996 . He was appointed Executive Vice President & Chief Financial Officer in January 2000, having previously served as Chief Financial Officer of the Company from July 1996 until June 1997. Previously, he served as Controller of MediTek Health Corporation from February 1992 until June 1996 when MediTek was acquired by the Company and was Controller of ExpoSystems for more than seven years until February 1992. He is a Certified Public Accountant licensed in Florida with six years of public accounting experience with KPMG Peat Marwick and is a member of the Florida Institute of Certified Public Accountants and the Financial Executives Institute.

ITEM 11.  EXECUTIVE COMPENSATION

The following table sets forth, for the years ended December 31, 1999, 1998 and 1997, the compensation paid or accrued by the Company to its current Chief Executive Officer and its three most highly compensated executive officers as of December 31, 1999, (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                               Long Term
                                                 Annual Compensation                          Compensation
                                        ---------------------------------------------  -----------------------
                                                                                        Restricted  Securities
                                                                         Other Annual      Stock    Underlying        All Other
      Name and                                                           Compensation    Award(s)     Options       Compensation
Principal Position                      Year     Salary($)     Bonus($)      ($)(1)        ($)(2)        (#)             ($)
-------------------                     ----     ---------     --------  ------------    ----------   --------      ------------
Joseph A. Paul                          1999      281,918      100,000       12,000         --             --           4,800(3)
  Chief Executive Officer,              1998      235,000      100,000       12,000         --        375,001           6,010(3)
  President and Director                1997      222,346       50,000       15,240         --        200,000           7,450(3)

Leon F. Maraist (4)                     1999      200,000       33,333        9,000         --             --           4,800(3)
  Executive Vice President,             1998      200,000       50,000        9,000         --         75,000          65,173(4)
  Chief Operating Officer               1997       26,154           --        1,177         --         80,000              --

J. Wayne Moor (5)                       1999      165,288       33,333        9,000         --             --              --
  Former Executive Vice President,      1998      155,354       50,000        7,154         --         75,000             622(5)
  Chief Financial Officer               1997       76,154           --        3,486         --         50,000          46,110(5)

Francis J. Harkins, Jr. (6)             1999      145,385       43,333        6,000         --             --           4,800(3)
  Executive Vice President,             1998      135,000       20,000        6,000         --         50,000           2,090(3)
  General Counsel and Corporate         1997        4,154           --          185         --         25,000              --
   Secretary



----------

(1)   Represents car allowance.

(2) The number of shares of unissued restricted stock at December 31, 1999 totaled 10,000 shares, all issued to Joseph A. Paul, which vest in two equal annual installments, beginning on October 9, 2000. The aggregate value of the restricted stock was $10,630 at December 31, 1999 based upon the closing market price of the Company's common stock on that date. Dividends will be paid on restricted stock to the extent paid on common stock.

(3)   Represents Company contributions to the 401(k) Plan.


(4) Mr. Maraist's employment began in November 1997. During 1998, Mr. Maraist was paid $64,932 as reimbursement for relocation expenses, and the Company's contributions to the 401(k) Plan on his behalf totaled $241.

(5) Mr. Moor's employment began in June 1997. Mr. Moor was paid $622 as reimbursement for relocation expenses in 1998. During 1997, the Company paid Mr. Moor a total of $46,110 in consulting fees prior to his employment by the Company. Mr. Moor resigned on January 21, 2000.

(6)   Mr. Harkins' employment began in December 1997.

STOCK OPTIONS

The following table sets forth year-end option values for the Named Executive Officers who held unexercised options at December 31, 1999:

       AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR END OPTION VALUES

                                                                      Number of Securities        Value of Unexercised
                                                                           Underlying                  In-The-Money
                                              Shares                  Unexercised Options At             Options At
                                            Acquired On    Value        Fiscal Year End (#)           Fiscal Year End ($)
                Name                         Exercise    Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
                ----                        -----------  --------   -------------------------   -------------------------
                Joseph A. Paul                    0          0           187,501/187,500             23,625/23,625
                Leon F. Maraist                   0          0            37,500/37,500               4,725/4,725
                J. Wayne Moor                     0          0            37,500/37,500               4,725/4,725
                Francis J. Harkins, Jr.           0          0            25,000/25,000               3,150/3,150


----------

(1) As of December 31, 1999, these options were in the money.

DIRECTOR COMPENSATION:

Prior to August 1999, directors who were not officers or employees of the Company received (i) a payment of $1,000 for each meeting of the Board that they attended and $500 for each committee meeting they attended, and (ii) options to purchase 10,000 shares of common stock on the date such director was first elected or appointed to the Board of Directors and each year thereafter on the day of the first meeting of the Board of Directors immediately following the Annual Meeting of Stockholders (so long as the director's term as a director continued after such annual meeting).

In August 1999, the Board of Directors approved a new non-employee director compensation plan which consists of (a) an annual cash retainer of ten thousand dollars ($10,000) to each non-employee director, (b) one thousand dollars ($1,000) for each board meeting attended by a non-employee director and five hundred dollars ($500) for a board committee meeting attended by a non-employee director, and (c) a grant to each non-employee director of one hundred thousand (100,000) options to purchase the Company's common stock. The options granted to current non-employee directors were granted at a price equal to $.906 per share, the closing price of the Company's stock on August 27, 1999. The options vest immediately and have a five (5) year term. Board members are also reimbursed for their reasonable expenses incurred in serving as a director of the Company. The Board approved the new plan in order to enable the Company to attract and retain board members of a high caliber and in light of studies which showed the Company's existing director compensation plan to be lagging behind the non-employee director compensation plans of other health care companies and companies in general.

EMPLOYMENT AGREEMENTS

Joseph A. Paul and the Company entered into a five-year employment agreement dated June 18, 1996 for Mr. Paul to serve as President and a director of the Company effective on July 1, 1996. Effective in February 1997, he was also appointed as interim Chief Executive Officer of the Company, and in March 1997, he became Chief Executive Officer. The agreement as amended provides for an annual base salary of $235,000 during the first year of its term, and for annual increases in each of the remaining years of at least 5%. The agreement also provides for an annual bonus of $50,000 during the first year and a bonus in each subsequent year as currently determined by the Compensation Committee. The agreement provides that all options and restricted stock awards granted to Mr. Paul will vest if he is terminated without cause or upon a change of the Company. The agreement also provides that, upon the occurrence of certain events including a "change in control" of the Company as defined in the agreement and a material breach of the agreement by the Company, Mr. Paul has the right to elect to deem his employment to have been terminated by the Company without cause and receive a lump sum payment equal to
2.9 times the annual salary and incentive or bonus payments made to him by the Company during the most recent year.

Leon F. Maraist and the Company entered into an employment agreement effective on November 1, 1997 and continuing through November 1, 2000, pursuant to which Mr. Maraist serves as Executive Vice President and Chief Operating Officer of the Company. The agreement provides for an annual base salary of $200,000 and payment of annual bonuses at the discretion of the Board of Directors. In addition, Mr. Maraist has been granted 75,000 stock options pursuant to the terms and conditions of the 1995 Plan. In the event of a "change in control" of the Company as defined in the 1995 Plan, the unvested portion of the 75,000 options would automatically vest. The agreement also provided for reimbursement of relocation expenses. In the event that the Company materially breaches the employment agreement or in the event of the occurrence of certain changes in control or ownership of the Company enumerated in the agreement, Mr. Maraist may elect, by written notice to the Company, to deem his employment terminated by the Company without cause and would be entitled to receive lump sum compensation equal to twice his annual salary and incentive or bonus payments, if any, paid to Mr. Maraist during the Company's most recent fiscal year.

J. Wayne Moor and the Company entered into a three-year employment agreement effective on June 18, 1997 and ending June 17, 2000, pursuant to which Mr. Moor would serve as Vice President and Chief Financial Officer of the Company. Mr. Moor became an Executive Vice President of the Company on October 20, 1998. Mr. Moor resigned on January 21, 2000. The agreement provided for an annual base salary of $150,000 and payment of annual bonuses at the discretion of the Board of Directors. The determination of bonus entitlement was based 50% upon the profitability and performance of the Company and 50% upon Mr. Moor's performance. Mr. Moor has been granted 75,000 stock options, 37,500 of which were vested as of the date of his resignation.

P. Andrew Shaw and the Company entered into a one-year employment agreement effective on January 27, 2000 and continuing through January 27, 2001 pursuant to which Mr. Shaw serves as Executive Vice President and Chief Financial Officer of the Company. The agreement provides for an annual base salary of $150,000 and payment of bonus at the discretion of the CEO. Mr. Shaw has been granted 60,000 stock options pursuant to the terms and conditions of the 1995 Plan. In the event of a "change in control" of the Company as defined in the 1995 Plan, the unvested portion of the 60,000 options will automatically vest. In the event of the occurrence of certain changes in control or ownership of the Company enumerated in the agreement, Mr. Shaw may elect, by written notice to the Company, to deem his employment terminated by the Company without cause and would be entitled to receive lump sum compensation equal to twice his annual salary and incentive or bonus payments, if any, paid to Mr. Shaw during the Company's most recent fiscal year. In case of a termination without cause, Mr. Shaw is entitled to a one-year severance agreement equal to his annual salary and incentive or bonus payments, if any, paid to him during the Company's most recent fiscal year.

Francis J. Harkins, Jr. and the Company entered into an employment agreement effective on December 9, 1997 and continuing through November 30, 2000, pursuant to which Mr. Harkins serves as Executive Vice President and General Counsel of the Company. As amended, the agreement currently provides for an annual base salary of $150,000 and payment of annual bonuses at the discretion of the Company. In addition, Mr. Harkins has been granted 50,000 stock options pursuant to the terms and conditions of the

1995 Plan. In the event of a "change in control" of the Company as defined in the 1995 Plan, the unvested portion of the 50,000 options would automatically vest. In the event that the Company materially breaches the employment agreement or in the event of the occurrence of certain changes in control or ownership of the Company enumerated in the agreement, Mr. Harkins may elect, by written notice to the Company, to deem his employment terminated by the Company without cause and would be entitled to receive lump sum compensation equal to twice his annual salary and incentive or bonus payments, if any, paid to Mr. Harkins during the Company's most recent fiscal year.

In addition, each of the Named Executive Officers is entitled during the term of his employment with the Company to customary employee benefits, such as paid vacation, health insurance and a car allowance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Kenneth R. Jennings, Ph.D. and David McIntosh served on the Company's Compensation Committee during 1999. Neither of the Compensation Committee Members is or has been an officer or employee of the Company or any of its subsidiaries. In addition, neither Jennings nor McIntosh has, or has had, any relationship with the Company which is required to be disclosed under "Certain Relationships and Related Transactions." No Company executive officer currently serves on the compensation committee or any similar committee of another public company.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth, as of March 8, 2000, the beneficial ownership of the Company's Common Stock ("Common Stock") by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock in reliance upon information set forth in any statements filed with the Securities and Exchange Commission ("SEC") under Section 13(d) or 13(g) of the Exchange Act, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.


                                                                 Beneficial Ownership (1)
                                                                 -------------------------
Name                                                             Common Stock      Percent
----                                                             ------------      -------
Steel Partners II, L.P.                                          3,384,000(12)      14.9
   150 East 52nd Street
   21st Floor
   New York, New York 10029
The Robert C. Fanch Revocable Trust                              1,755,300(12)       7.7
   1873 South Bellaire Street, Suite 1550
   Denver, CO 80222
Lighthouse Capital Insurance Company                             1,687,750           7.4
   Anderson Square
   3rd Floor
   P.O. Box 112356T
  Grand Cayman, BVI
Dimensional Fund Advisors Inc.                                   1,185,700(12)       5.2
   1299 Ocean Avenue
   11th Floor
   Santa Monica, CA 90401
Francis D. Hussey, Jr. d/b/a Magnetic Scans                      1,138,100(12)       5.0
   2660 Airport Road South
   Naples, FL 34112
C. Keith Hartley                                                   494,445(2)        2.1
Michael A. O'Hanlon                                                138,000(3)          *
Kenneth R. Jennings, Ph.D                                          110,000(4)          *
David McIntosh                                                     120,000(5)          *
Joseph A. Paul                                                     251,227(6)        1.1
Leon F. Maraist                                                     47,664(7)          *
J. Wayne Moor                                                       37,500(8)          *
Francis J. Harkins, Jr                                              25,100(9)          *
P. Andrew Shaw                                                      30,000(10)         *
All directors and executive officers as a group (9 persons)      1,253,936(11)       5.3


----------

* Less than 1%.

 (1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days after March 8, 2000 have been exercised. Calculation of percentage ownership was based on 22,658,033 shares of Common Stock outstanding as of March 8, 2000.

 (2) Mr. Hartley is a Managing Partner, Corporate Finance, of Forum Capital Markets LLC ("Forum"), which served as an underwriter in connection with the Company's $57.5 million subordinated convertible debenture offering. Forum is the holder of record of warrants to purchase 319,445 shares of Common Stock. Mr. Hartley disclaims beneficial ownership of such shares. Amount also includes 175,000 shares subject to options.

 (3)  Includes 130,000 shares subject to options.

 (4)  Includes 110,000 shares subject to options.

 (5)  Includes 110,000 shares subject to options.

 (6)  Includes 187,502 shares subject to options.

 (7)  Includes 37,500 shares subject to options.

 (8)  Includes 37,500 shares subject to options.

 (9)  Includes 25,000 shares subject to options.

(10)  Includes 30,000 shares subject to options.

(11)  Includes all shares and options described in footnotes 2-10 above.

(12) Information obtained from Schedule 13(d) or 13(g) filed with the SEC by the beneficial owners.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2000, the Company entered into an agreement with Steel Partners II, L.P., ("Steel Partners"), currently a 14.9% shareholder, which allows, for a period of three years, Steel Partners to acquire up to 45% of the voting stock of the Company without prior board approval. Further, Steel Partners has agreed that for a period of three years after it becomes an Interested Stockholder, as defined by the Delaware Business Combination Statute (the "Delaware Statute") any transaction proposed by Steel Partners to the shareholders must be one in which all shareholders are treated alike. In addition, in order to enhance the Company's strategic flexibility, the board of directors voted to make the restrictive provisions of the Delaware Statute inapplicable to Steel Partners. See the Company's Report on Form 8-K dated January 7, 2000.

The Company was a party to a Consulting Agreement effective as of January 1, 1995, with Dr. Gordon C. Rausser, as amended, pursuant to which Dr. Rausser acted as a consultant to the Company on economic, financial and strategic matters. Under the agreement, as amended, Dr. Rausser was entitled to a consulting fee of $25,000 per calendar quarter until December 31, 1999, provided that he offered or agreed to serve as a director of the Company and offered or agreed to serve as a consultant under the agreement. In connection with entering into the agreement, as amended, Dr. Rausser received a warrant to purchase 400,000 shares of common stock of the Company exercisable at $5.00 per share at any time through December 31, 1999. The warrant expired unexercised at December 31, 1999. Also in connection with the Consulting Agreement, in October 1996, the Company issued 24,000 restricted shares of common stock with a fair market value of $12.625 per share to Dr. Rausser under the 1995 Plan, and in January 1997, the Company issued an additional 51,000 restricted shares of common stock with a fair market value of $8.625 per share to Dr. Rausser under the 1995 Plan. As of December 31, 1999, 26,600 of the restricted shares had not yet vested. In January 2000, 17,000 of these shares vested and were issued to Mr. Rausser. The remaining 9,600 restricted shares will vest 4,800 in October 2000, and 4,800 in October 2001. Dr. Rausser was a director until June 10, 1999.

In June 1996, the Company acquired U.S. Imaging in a merger transaction pursuant to which U.S. Imaging merged into a wholly-owned subsidiary of the Company. The merger consideration paid to the former sole stockholder of U.S. Imaging, the Reese General Trust (the "Reese Trust"), was $7,000,000 in cash and 1,671,000 shares of the Company's common stock, of which 671,000 shares were placed in escrow. The Reese Trust transferred the shares to Lighthouse Capital Insurance Company. Dr. L.E. Richey, a former director, disclaims beneficial ownership of these shares. The shares held in escrow were to be released to Lighthouse if U.S. Imaging achieved certain financial results in 1997 and 1998. Of the shares held in escrow, 400,000 shares were released in 1997 and the balance was released in 1998. Dr. Richey was the President of U.S. Imaging at the time of the merger, and became a director of the Company in June 1997. In December 1997, Dr. Richey became a Co-Chairman of the Board of the Company and in July 1998, Dr. Richey became Chairman of the Board of the Company. Dr. Richey was not a director or an employee of the Company at the time that the Company acquired U.S. Imaging. On February 12, 1999, the Company sold U.S. Imaging to United Radiology Associates, Inc., a company with which Dr. Richey was affiliated, for $11,650,000 including a secured promissory note payable to the Company in the aggregate principal amount of $1,850,000, which was personally guaranteed by Dr. Richey. Also on February 12, 1999, Dr. Richey resigned as a director and Chairman of the Board of the Company. See detail of the legal proceeding against Dr. Richey at Note 20 of Notes to Consolidated Financial Statements.

Pursuant to the terms of a Subscription Agreement dated December 1, 1996, the Company purchased approximately 5,000,000 shares (which as a result of a reverse 4:1 stock split in 1998 currently number 1,250,000 shares) of common stock of Diversified Therapy Corp. ("DTC") for $3.5 million, representing approximately 25% of all of the outstanding common stock of DTC at September 11, 1998. DTC commenced operations in 1996 to develop a leadership position in the ownership and operations of U.S. wound care treatment facilities utilizing hyperbaric chambers. Mr. Amos F. Almand, III, an executive officer of the company until October 20, 1998, is the Chairman of the Board and a more than 5% beneficial owner of DTC. Dr. Rausser, a director of the Company until June 10, 1999, is also a director of DTC. On December 31, 1998, the Company sold its interest in DTC for a nominal amount which included a note receivable for $250,000, and a common stock purchase warrant for 416,662 shares of DTC. DTC subsequently defaulted on the note and failed to deliver the common stock purchase warrant. As a result, USD retained 1,250,000 shares as collateral and exercised its right to sell the pledged stock. On January 31, 2000, the pledged stock was sold for $250,000 in cash to stockholders of DTC. DTC has executed a promissory note for unpaid interest due December 31, 2000, and has issued a common stock purchase warrant to the Company for 416,662 shares.

On January 20, 1998, Michael O'Hanlon, the President and Chief Executive Officer of DVI, Inc., an affiliate of DVIBC and DVIFS, was elected to the Board of Directors of the Company. DVIFS and DVIBC are lenders to the Company. As of December 31, 1999, DVI had loans with aggregate principal amounts outstanding with the Company of approximately $90 million. In 1999, the Company paid an aggregate of approximately $25.9 million in principal and interest to DVI and its affiliates on these loans. In 2000, it is anticipated that the Company will pay an aggregate of approximately $26.5 million in principal and interest to DVI and its affiliates on these loans. In addition, in December 1998 and January 1999, the Company paid DVIFS loan fees totaling $647,000 and paid DVI Private Capital an equity participation totaling $2.8 million, each in connection with certain new financing. The Company had also issued DVI a warrant to purchase an aggregate of 250,000 shares of common stock of the Company at an exercise price of $.938 per share. In February 2000, the Company paid DVIFS $150,000 in connection with a $3.2 million borrowing, effected after December 31, 1999. See Notes 6 and 7 of Notes to Consolidated Financial Statements.

                                     PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

      (a)   Documents Filed as Part of this Report

            (1)   Consolidated Balance Sheets as of December 31, 1999 and 1998

                  Consolidated Statements of Operations for each of the three years in the period ended December 31, 1999

                  Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1999

                  Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1999

                  Notes to Consolidated Financial Statements

            (2)   Schedule II, Valuation and Qualifying Accounts and Reserves,
                    for each of the three years ended December 31, 1999 is submitted herewith.

      (b)   Reports on Form 8-K

                  A report on Form 8-K dated March 1, 1999 was filed during the quarter ended March 31, 1999 disclosing an Item 2 event and an Item 7 event.

                  A report on Form 8-K dated April 7, 1999 was filed during the quarter ended June 30, 1999 disclosing an Item 5 event.

                  A report on Form 8-K dated September 2, 1999 was filed during the quarter ended September 30, 1999 disclosing an Item 5 event.


      (c)   Exhibits -- (See Index to Exhibits included elsewhere herein.)

                                   SIGNATURES


Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               US DIAGNOSTIC INC.

Date: March 29, 2000                     By: /s/ Joseph A. Paul
                                            -----------------------------------
                                            Joseph A. Paul
                                            Chief Executive Officer, President,
                                              and Director


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

Name                                        Title                                                Date
----                                        -----                                                ----
/s/ Joseph A. Paul                          Chief Executive Officer, President                   March 29, 2000
----------------------------------------    and Director (Principal Executive Officer)
Joseph A. Paul



/s/ P.  Andrew Shaw                          Executive Vice President and Chief Financial        March 29, 2000
----------------------------------------     Officer (Principal Financial Officer and
P. Andrew Shaw                               Principal Accounting Officer)



/s/ C. Keith Hartley                         Director                                            March 29, 2000
----------------------------------------
C. Keith Hartley



/s/ David McIntosh                           Director                                            March 29, 2000
----------------------------------------
David McIntosh



/s/ Michael O'Hanlon                         Director                                            March 29, 2000
----------------------------------------
Michael O'Hanlon




                               US DIAGNOSTIC INC.
                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
IN THOUSANDS

                                                      Column A       Column B    Column C         Column D         Column E

                                                                           Additions

                                                      Balance at    Charged to   Charged to                       Balance at
                                                     Beginning of   Costs and      Other         Deductions        End of
Description                                             Period       Expenses    Accounts        (describe)        Period
                                                     ------------   ----------   --------        -----------      ----------
YEAR ENDED DEC. 31, 1999
------------------------
Reserves deducted from assets to which they apply:
  Allowance for possible loss on
     accounts receivable                                $ 8,300      $ 6,062      $    --         $ 7,252(a)      $ 7,110
  Allowance for possible loss on
     other receivables                                  $    --      $    --      $    --         $    --         $    --

YEAR ENDED DEC. 31, 1998
------------------------
Reserves deducted from assets to which they apply:
  Allowance for possible loss on
     accounts receivable                                $17,312      $ 6,493      $    --         $15,505(a)      $ 8,300
  Allowance for possible loss on
     other receivables                                  $    --      $    --      $    --         $    --         $    --

YEAR ENDED DEC. 31, 1997
------------------------
Reserves deducted from assets to which they apply:
  Allowance for possible loss on
     accounts receivable                                $ 9,670      $15,179      $ 1,822(b)      $ 9,359(a)      $17,312
  Allowance for possible loss on
     other receivables                                  $   923      $ 2,451      $ 3,491(b)      $ 6,865(a)      $    --



(a)   Accounts written off.
(b) Amount represents the allowance for estimated uncollectable portion of acquired accounts receivable from the various acquisitions.

                                  EXHIBIT INDEX

 3.1   Certificate of Incorporation of the Registrant.(1)
 3.2   Restated Bylaws of the Registrant.(2)
 3.3   Restated Bylaws as amended October 20, 1998 of the Registrant.
 4.1   Form of Unit Purchase Option.(1)
 4.2   Form of Warrant Agreement.(1)
 4.3 Indenture relating to 9% Subordinated Convertible Debentures by the Company to American Stock Transfer & Trust Company, as Trustee, dated as of March 29, 1996.(14)
 4.4   Registration Rights Agreement.(12)
 4.5 Form of Amended and Restated 6 1/2% Convertible Negotiable Note Due June 30, 2001. (15)
 4.6 First Supplemental Indenture to Indenture relating to 9% Subordinated Convertible Debentures dated as of March 24, 1998. (15)
10.1   1993 Stock Option Plan.(1)
10.2 Asset Purchase Agreement among the Company, Columbus Diagnostic Center Inc. and Physicians Diagnostic Associates of Columbus, L.P. (1)
10.3   Equipment Lease with Ventura Partners.(1)
10.4   Lease between the Company and United Properties Co.(1)
10.5 Stock Purchase Agreement dated as of February 15, 1995 among the Company, Laborde Diagnostics, Inc. and Jeffrey J. Laborde, M.D.(3)
10.6 Employment Agreement dated as of February 15, 1995 among the Company, Laborde Diagnostics, Inc. and Jeffrey J. Laborde, M.D.(3)
10.7   1995 Long Term Incentive Plan.(4)
10.8   Consulting Agreement with Gordon Rausser.(4)
10.9   Consulting Agreement with Coyote Consulting.(4)
10.10 Asset Purchase Agreement dated as of October 10, 1995 among the Company, Central Alabama Medical Enterprises, Inc. and Advanced Medical Imaging Center, Inc., a subsidiary of the Company.(5)
10.11 Property Lease dated as of October 10, 1995 among the Company, Central Alabama Medical Enterprises, Inc. and Advanced Medical Imaging Center, Inc., a subsidiary of the Company.(5)
10.12 Employment Agreement dated as of August 1, 1995 between the Company and David Cohen.(5)
10.13  Amendment to Employment Agreement of Jeffrey Goffman.(6)
10.14  Amendment to Coyote Consulting Agreement.(6)
10.15 Asset Purchase Agreement dated as of June 28, 1996 among the Company, Allegheny Open MRI/CT Group and USDL Pittsburgh Inc., a subsidiary of the Company.(7)
10.16 Registration and Sale Rights Agreement dated as of June 28, 1996 among the Company and the Allegheny Open MRI/CT Group.(7)
10.17 Employment Agreement dated as of June 18, 1996 between the Company and Joseph Paul.(7)
10.18 Employment Agreement dated as of June 1, 1996 between the Company and Michael Karsch.(7)
10.19 Employment Agreement dated as of July 1, 1996 between the Company and P. Andrew Shaw. (7)
10.20 Stock Purchase Agreement dated as of June 20, 1996 among the Company, MediTek Health Corporation and HEICO Corporation.(8)
10.21 Registration and Sale Rights Agreement dated as of June 20, 1996 between the Company and HEICO Corporation.(8)
10.22 Termination Agreement dated January 29, 1997 among the Company, Coyote Consulting & Financial Services LLC and Keith Greenberg.(10)
10.23 Loan and Security Agreement and Secured Promissory Note among US Diagnostic Inc. and DVI Credit Corporation dated as of February 25, 1997.(13)
10.24 Subscription Agreement between Diversified Therapy Corp. and US Diagnostic Inc.(13)
10.25 Employment Agreement dated August 31, 1994 between US Diagnostic Labs, Inc. and Jeffrey A. Goffman.(13)
10.26 Employment Agreement dated June 30, 1995 between the Company and Amos F. Almand, III.(13)

10.27 Employment Agreement dated October 15, 1996 between the Company and Len Platt.(13)
10.28 Employment Agreement dated May 1, 1996 between the Company and Alan M. Winakor.(13)
10.29 Employment Agreement dated October 15, 1996 between the Company and Arthur Quillo.(13)
10.30 Consulting Agreement dated October 1, 1996 between the Company and Robert Burke, M.D.(13)
10.31  Memorandum of Understanding.(16)
10.32 Settlement Agreement and General Release dated July 11,1997 between the Company and Jeffrey Goffman. (15)
10.33 Escrow Agreement between the Company, Jeffrey Goffman and Roberto Martinez. (15)
10.34  Promissory Note between the Company and Jeffrey Goffman. (15)
10.35  Voting Agreement between the Company and Jeffrey Goffman. (15)
10.36 Employment Agreement dated June 18, 1997 between the Company and Wayne Moor. (15)
10.37 Employment Agreement dated October 20, 1997 between the Company and Leon Maraist. (16)
10.38 Settlement Agreement and General Release dated September 30, 1997 between the Company and Jeffrey Goffman. (16)
10.39 Common Stock Purchase Warrant dated September 29, 1997 of the Company issued to DVI Financial Services Inc. (16)
10.40 Common Stock Purchase Warrant dated September 29, 1997 of the Company issued to DVI Financial Services Inc. (16)
10.41 Amended and Restated Note dated December 21, 1998 between US Diagnostic Inc. and DVI Financial Services, Inc. (21)
10.42 Amended and Restated Common Stock Purchase Warrant Agreement between US Diagnostic Inc., and DVI Financial Services, Inc. (21)
10.43 Letter of Agreement dated September 29, 1997 between the Company and DVI Business Credit Corporation confirming amendment of Loan and Security Agreement dated as of February 25, 1997. (16)
10.44 Stock Purchase Agreement among Alliance Imaging, Inc., US Diagnostic Inc. and Medical Diagnostics, Inc. dated as of March 30, 1998. (18)
10.45 Stock Purchase Agreement, dated as of February 11, 1999, by and among US Imaging, Inc., US Diagnostic Inc. and United Radiology Associates, Inc.
       (20)
10.46  Secured Promissory Note dated February 12, 1999. (20)
10.47  Guaranty dated as of February 12, 1999. (20)
10.48  Security Agreement dated as of February 12, 1999. (20)
10.49 Stock Purchase Agreement, dated as of January 21, 1999, by and among Integrated Health Concepts, Inc., US Diagnostic Inc., and Mohammad Athari, M.D. (20)
10.50 Amendment No. 1 to Stock Purchase Agreement, dated as of January 21, 1999, by and among Integrated Health Concepts, Inc., US Diagnostic Inc., and Mohammad Athari, M.D. (20)
10.51 Asset Purchase Agreement, dated as of February 11, 1999, by and among US Diagnostic Inc. and United Radiology Associates, Inc. (20)
10.52 Stock Redemption and Purchase Agreement dated November 5, 1998 among US Diagnostic Inc., US Heartcare Management, Inc., Lawrence Lee and Barry Enholm. (21)
10.53 Amendment No. 2 dated March 31, 1999 to the Loan and Security Agreement by DVI Business Credit Corporation of the Thirty-Five Million Dollar Note dated February 25, 1997.
10.54 Letter of Agreement dated July 19, 1999 between the Company and DVI Financial Services, Inc. confirming amendment of the Twenty-Five Million Dollar Note dated December 21, 1998.
10.55 Nondiscrimination Agreement between US Diagnostic, Inc. and Steel Partners II, L.P. dated January 6, 2000. (22)
10.56 Employment Agreement dated November 1, 1999 between the Company and Len Platt.
10.57 Employment Agreement dated November 15, 1999 between the Company and Arthur Quillo.
10.58 Employment letter dated January 27, 2000 between the Company and P. Andrew Shaw.
10.59 Employment Agreement dated December 9, 1997 between the Company and Francis J. Harkins, Jr.

10.60 Amendment No. 4 dated November 8, 1999 to the Loan and Security Agreement by DVI Business Credit Corporation of the Thirty-Five Million Dollar Note dated February 25, 1997.
10.61 Secured Promissory Note A dated November 8, 1999, relating to Amendment No. 4.
10.62 Secured Promissory Note B dated November 8, 1999, relating to Amendment No. 4.
10.63 Amendment to Security Agreements (Loan A Guarantors) dated November 8, 1999, relating to Amendment No. 4.
10.64 Amendment to Security Agreements (Loan B Guarantors) dated November 8, 1999, relating to Amendment No. 4.
10.65 Security Agreement (Springing Lien A) dated November 8, 1999, relating to Amendment No. 4.
10.66 Security Agreement (Springing Lien B) dated November 8, 1999, relating to Amendment No. 4.
10.67 Acknowledgement and Confirmation of Guaranties dated November 8, 1999, relating to Amendment No. 4.
10.68 Amendment No. 6 dated January 18, 2000 to the Loan and Security Agreement by DVI Business Credit Corporation of the Thirty-Five Million Dollar Note dated February 25, 1997.
16.1 Letter of Arthur Andersen LLP to the Securities and Exchange Commission dated October 30, 1998. (19)
21     Subsidiaries.
23.1   Consent of Arthur Andersen LLP dated March 27, 2000.
23.2   Consent of Deloitte & Touche LLP dated March 29, 2000.
27     Financial Data Schedule.
99.1   Press release dated January 29, 1997.(10)
99.2 Complaints filed in the United States District Court of the Southern District of Florida entitled Lynne M. Golden, Trustee, UAD 1/6/96; Lynne
       M. Golden Trust; individually and on behalf of a class of all persons similarly situated vs. U.S. Diagnostic Inc., Jeffrey A. Goffman, Keith G. Greenberg, Joseph A. Paul, Robert D. Burke; Amos F. Almand, III and Coyote Consulting & Financial Services LLC: Muriel Edelstein vs. U.S. Diagnostic Inc., Jeffrey A. Goffman, Joseph A. Paul, Dr. Robert D. Burke and Keith G. Greenberg: Steven Shapiro, Plaintiff; vs. U.S. Diagnostic Inc., et al, Defendants: Sandra Neuman, Plaintiff vs. U.S. Diagnostic Inc., et al., Defendants.(10)
99.3   Permanent Injunction against Keith Greenberg.(10)
99.4   Information and Guilty Plea by Keith Greenberg.(10)
99.5   Press Release of U.S. Diagnostic Inc. dated February 3, 1997.(11)
99.6   Press Release of U.S. Diagnostic Inc. dated July 31, 1997.(14)
99.7   Press Release of U.S. Diagnostic Inc. dated January 6, 2000.(22)
 (1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (file no. 33- 73414).
 (2) Incorporated by reference to the Company's Report on Form 8-K dated January 11, 1995.
 (3) Incorporated by reference to the Company's Report on Form 8-K dated March 20,1994.
 (4) Incorporated by reference to the Company's Registration Statement on Form SB-2 (file no. 33- 93536).
 (5) Incorporated by reference to the Company's Report on Form 8-K dated October 30,1995.
 (6) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31,1995.
 (7) Incorporated by reference to the Company's Report on Form 8-K dated June 28, 1996.
 (8) Incorporated by reference to the Company's Report on Form 8-K dated July 24, 1996.
 (9) Incorporated by reference to the Company's Report on Form 10-QSB for the three months ended June 30, 1996.
(10) Incorporated by reference to the Company's Report on Form 8-K dated January 29, 1997.
(11) Incorporated by reference to the Company's Report on Form 8-K dated February 3, 1997.
(12) Incorporated by reference to the Company's Registration Statement on Form S-3 dated June 6, 1996.

(13) Incorporated by reference to the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1996.
(14) Incorporated by reference to the Company's Report on Form 8-K dated July 31, 1997.
(15) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended June 30, 1997.
(16) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended September 30, 1997.
(17) Incorporated by reference to the Company's Report on Form 10-K for the year ended December 31, 1997.
(18) Incorporated by reference to the Company's Report of Form 8-K dated May 19, 1998.
(19) Incorporated by reference to the Company's Report on Form 8-K dated October 30, 1998.
(20) Incorporated by reference to the Company's Report on Form 8-K dated January 22, 1999.
(21) Incorporated by reference to the Company's Report on Form 10-K for the year ended December 31, 1998.
(22) Incorporated by reference to the Company's Report on Form 8-K dated January 7, 2000.

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                           THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported):             MAY 10, 2000
                                                   ----------------------------



                               US DIAGNOSTIC INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
-------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

            1-13392                                  11-3164389
    ------------------------                ---------------------------------
    (Commission File Number)                (IRS Employer Identification No.)

        777 SOUTH FLAGLER DRIVE, WEST PALM BEACH, FLORIDA      33401
-------------------------------------------------------------------------------
            (Address of principal executive offices)         (Zip Code)

                                 (561) 832-0006
-------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.           OTHER EVENTS

         On May 10, 2000, US Diagnostic Inc. announced that its Board of Directors has approved a restructuring plan which contemplates the sale of all or substantially all of its imaging centers. The restructuring plan requires Stockholder approval. Under the restructuring plan, the Company may reinvest into a new business or businesses the net proceeds from the sale of assets. If the Company is unable to or chooses not to reinvest in a new business, the plan authorizes the Board to liquidate the Company through a distribution to Stockholders. The plan allows the Board to seek, at any time, debt refinancing as an alternative to the sale of the imaging centers.

         Further, the Company and the Board of Directors engaged David McIntosh (a current director) to direct the review of potential opportunities to re-deploy the sale proceeds in other ventures including internet and non-internet companies.

         Proxy materials will be mailed to the Stockholders of record at the close of business on June 2, 2000 for the Annual Meeting of the Stockholders to be held in July.

         US Diagnostic Inc.'s press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

 (c)     Exhibits

         99       Press Release of US Diagnostic Inc. dated May 10, 2000

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           US DIAGNOSTIC INC.

Date:    May 10, 2000

                                           By  /s/ P. Andrew Shaw
                                              --------------------------------
                                                 P. Andrew Shaw
                                                 Executive Vice President and
                                                    Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT NO.
-----------

99           Press Release of US Diagnostic Inc. dated May 10, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

                                   -----------

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the quarter ended March 31, 2000

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the transition period from ___________ to ________________

                           Commission File No. 1-13392

                               US DIAGNOSTIC INC.
               (Exact name of registrant specified in its charter)

                          DELAWARE                                                          11-3164389
-------------------------------------------------------------                  --------------------------------------
(State or Other Jurisdiction of Incorporation or Organization)                 (I.R.S. Employer Identification Number)

                              777 S. Flagler Drive
                                 Suite 1201 East
                         West Palm Beach, Florida 33401
                    (Address of Principal Executive Offices)

                                 (561) 832-0006
              (Registrant's Telephone Number, Including Area Code)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                    Yes   [X]       No [ ]

         Indicate the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date.

            CLASS                            OUTSTANDING AT MAY 10, 2000:
            -----                            ----------------------------
Common stock, $ .01 par value                      22,683,033 shares

                               US DIAGNOSTIC INC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, certain matters discussed herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, estimated, projection, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, legal, growth and integration factors, collections of accounts receivable, available financing or available refinancing for existing debt, the ability to sell assets at fair market value, cash flow and working capital availability, the approval by the Company's stockholders of a restructuring plan, the availability of sufficient financial resources to implement its restructuring plan if approved by the stockholders, as well as the Company's inability to carry out the restructuring plan and other factors discussed elsewhere in this report and in other documents filed by the Company with the Securities and Exchange Commission ("SEC"). Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements made. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information contained in this report will, in fact, occur.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PART I   -   FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS

US DIAGNOSTIC INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
In thousands, except per share data

                                                                                   MARCH 31,      DECEMBER 31,
                                                                                     2000            1999
                                                                                   ---------      ------------
                                                                                  (UNAUDITED)
ASSETS
   CURRENT ASSETS
        Cash and cash equivalents ................................................    $   6,334     $   5,811
        Accounts receivable, net of allowance for bad debts of $8,563
            and $7,110 in 2000 and 1999, respectively ............................       46,722        41,366
        Other receivables ........................................................        3,283         3,307
        Prepaid expenses and other current assets ................................        6,632         7,335
                                                                                      ---------     ---------
            TOTAL CURRENT ASSETS .................................................       62,971        57,819
                                                                                      ---------     ---------

   PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization
       of $45,817 and $45,401 in 2000 and 1999, respectively .....................       81,711        83,888

   INTANGIBLE ASSETS, net of accumulated amortization of $17,247
       and $16,008 in 2000 and 1999, respectively ................................       67,558        68,797

   OTHER ASSETS ..................................................................        2,242         2,762

   INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES .....................        4,318         4,476
                                                                                      ---------     ---------
       TOTAL ASSETS ..............................................................    $ 218,800     $ 217,742
                                                                                      =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES
        Accounts payable .........................................................    $  19,760     $  17,786
        Accrued expenses .........................................................       11,535        12,979
        Current portion of long-term debt ........................................       26,034        22,579
        Obligations under capital leases - current portion .......................        5,339         5,126
        Other current liabilities ................................................        3,932         3,989
                                                                                      ---------     ---------
            TOTAL CURRENT LIABILITIES ............................................       66,600        62,459

   Subordinated convertible debentures ...........................................       21,773        21,750
   Long-term debt, net of current portion ........................................       93,826        91,099
   Obligations under capital leases, net of current portion ......................       12,039        13,367
   Other liabilities .............................................................        2,301         2,424
                                                                                      ---------     ---------
            TOTAL LIABILITIES ....................................................      196,539       191,099

   MINORITY INTEREST .............................................................        3,082         2,815

   COMMITMENTS AND CONTINGENCIES (Note 9) ........................................           --            --

   STOCKHOLDERS' EQUITY
        Preferred stock, $1.00 par value; 5,000,000 shares authorized; none issued           --            --
        Common stock, $.01 par value; 50,000,000 shares authorized; 22,658,033 and
            22,641,033 shares issued and outstanding in 2000 and 1999,
            respectively .........................................................          226           226
        Additional paid-in capital ...............................................      147,945       147,945
        Deferred stock-based compensation ........................................         (316)         (400)
        Accumulated deficit ......................................................     (128,676)     (123,943)
                                                                                      ---------     ---------
           TOTAL STOCKHOLDERS' EQUITY ............................................       19,179        23,828
                                                                                      ---------     ---------
       TOTAL LIABILITIES & STOCKHOLDERS' EQUITY ..................................    $ 218,800     $ 217,742
                                                                                      =========     =========

 See Notes to Condensed Consolidated Financial Statements.

US DIAGNOSTIC INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS  (UNAUDITED)
--------------------------------------------------------------------------------
In thousands, except per share data

                                                           THREE MONTHS ENDED MARCH 31,
                                                          -----------------------------
                                                              2000             1999
                                                              -----           -----
NET REVENUE .........................................        $ 38,511         $ 39,928
                                                             --------         --------
OPERATING EXPENSES
     General and administrative .....................          30,841           30,073
     Bad debt expense ...............................           1,430            1,345
     Depreciation ...................................           4,411            4,709
     Amortization ...................................           1,343            1,205
     Stock-based compensation .......................              84              195
                                                             --------         --------
       TOTAL OPERATING EXPENSES .....................          38,109           37,527
                                                             --------         --------
INCOME FROM OPERATIONS ..............................             402            2,401
                                                             --------         --------
OTHER INCOME (EXPENSE)
     Interest expense ...............................          (4,180)          (4,371)
     Amortization of lender equity participation fees            (463)            (463)
     Interest and other income ......................             283              468
                                                             --------         --------
       TOTAL OTHER INCOME (EXPENSE) .................          (4,360)          (4,366)
                                                             --------         --------
Loss before minority interest, provision (benefit)
  for income taxes and extraordinary item ...........          (3,958)          (1,965)
Minority interest in income of subsidiaries
                                                                  641              570
                                                             --------         --------
Loss before provision (benefit) for income taxes
  and extraordinary item ............................          (4,599)          (2,535)
Provision (benefit) for income taxes ................             134           (1,108)
                                                             --------         --------
     LOSS BEFORE EXTRAORDINARY ITEM .................          (4,733)          (1,427)

Extraordinary item, net of income taxes .............              --            2,598
                                                             --------         --------
     NET INCOME (LOSS)...............................        $ (4,733)        $  1,171
                                                             ========         ========
BASIC AND DILUTED EARNINGS PER COMMON SHARE
     Loss before extraordinary item .................        $   (.21)        $   (.06)
     Extraordinary item .............................              --              .11
                                                             --------         --------
     Net income (loss) ..............................        $   (.21)        $    .05
                                                             ========         ========
     Average common shares outstanding ..............          22,653           22,724
                                                             ========         ========




See Notes to Condensed Consolidated Financial Statements.

US DIAGNOSTIC INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
--------------------------------------------------------------------------------
In thousands

                                                                 ADDITIONAL                                       TOTAL
                                    COMMON       COMMON            PAID-IN       DEFERRED     ACCUMULATED      STOCKHOLDERS'
                                    SHARES        STOCK            CAPITAL     COMPENSATION     DEFICIT           EQUITY
                                    ------        -----            -------     ------------     -------           ------
BALANCE - JANUARY 1, 2000          22,641       $     226       $ 147,945       $    (400)       $(123,943)       $  23,828
Restricted stock issued..              17              --              --              --               --               --

Amortization of deferred
  compensation ..........              --              --              --              84               --               84

 Net loss ...............              --              --              --              --           (4,733)          (4,733)
                                ---------       ---------       ---------       ---------        ---------        ---------
BALANCE -  MARCH 31, 2000          22,658       $     226       $ 147,945       $    (316)       $(128,676)       $  19,179
                                =========       =========       =========       =========        =========        =========

See Notes to Condensed Consolidated Financial Statements.

US DIAGNOSTIC INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  (UNAUDITED)
--------------------------------------------------------------------------------
In thousands

                                                                        THREE MONTHS ENDED MARCH 31,
                                                                        --------------------------
                                                                             2000           1999
                                                                          --------        --------
OPERATING ACTIVITIES
      NET CASH - PROVIDED BY (USED IN) OPERATING ACTIVITIES .......       $ (1,860)       $  5,285
                                                                          --------        --------
INVESTING ACTIVITIES
      Purchases of equipment ......................................         (2,224)         (1,585)
      Dispositions, net of cash ...................................             --             110
      Payment of purchase price due on companies acquired..........            (22)             (3)
      Proceeds from the sale of subsidiaries,  net of cash retained
        by purchasers .............................................             --           8,529
      Proceeds from dispositions of property and equipment ........             51              --
      Contribution of capital by minority partner .................             70              --
                                                                          --------        --------
      NET CASH - PROVIDED BY (USED IN) INVESTING ACTIVITIES .......         (2,125)          7,051
                                                                          --------        --------

FINANCING ACTIVITIES
      Proceeds from borrowings ....................................         12,680          14,729
      Purchase of subordinated convertible debentures .............             --          (7,925)
      Repayments of notes payable and
          obligations under capital leases ........................         (8,172)        (18,726)
                                                                          --------        --------
      NET CASH - PROVIDED BY (USED IN) FINANCING ACTIVITIES .......          4,508         (11,922)
                                                                          --------        --------

NET INCREASE IN CASH AND CASH EQUIVALENTS .........................            523             414

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD ...................          5,811           9,177
                                                                          --------        --------

CASH AND CASH EQUIVALENTS - END OF PERIOD .........................       $  6,334        $  9,591
                                                                          ========        ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cash paid during the period for:
      Interest ....................................................       $  4,926        $  4,586
                                                                          ========        ========
      Income taxes ................................................       $     11        $    161
                                                                          ========        ========


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Borrowings under capitalized leases were $374 and $4,000 in 2000 and 1999, respectively.

See Notes to Condensed Consolidated Financial Statements.

US DIAGNOSTIC INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------

[1]  BASIS OF PRESENTATION

MANAGEMENT'S PLANS

Despite the Company's debt and expense reduction efforts during 1998 and 1999, the Company remains highly leveraged. Furthermore, the relatively short maturities of its indebtedness require the Company to devote a significant portion of its annual cash flow to the amortization of debt. The Company also has ongoing significant capital expenditure requirements in order to maintain and modernize its imaging equipment. The Company's cash flow from operating activities has been and is projected to continue to be insufficient to meet the Company's operating needs, scheduled debt repayment obligations and capital expenditure plans. Moreover, given continuing adverse financial market conditions relative to healthcare companies, as well as the highly leveraged nature of the Company's capital structure, refinancing to extend the maturity of the Company's indebtedness is not currently anticipated in the near term. These factors necessitate the incurrence of additional indebtedness or the meeting of the Company's capital requirements through other means.

Accordingly, despite the fact the Company's primary lending source has made additional funding available to the Company during the first and second quarters of 2000, in the first quarter of 2000 the Company began a program to sell selected imaging centers (in addition to the sale of non-core and underperforming centers during 1998 and 1999) in order to raise cash to meet its operating and debt repayment needs. In April and the beginning of May 2000, the Company contracted to sell four centers in two separate transactions which are expected to close by the end of June 2000. Although the Company has been successful in the past in selling centers at advantageous prices and in a timely fashion and, although the Company anticipates entering into additional agreements for the sale of selected imaging centers in the near future, there can be no assurance that the Company will be able to sell imaging centers at favorable or acceptable prices or at all. If the Company were unable to raise sufficient cash from these sales, or from its primary lender, or otherwise, in a timely manner, the Company could be materially and adversely affected.

On May 10, 2000, the Company announced that its Board of Directors has approved a restructuring plan which contemplates the sale of all or substantially all of its imaging centers. The restructuring plan requires stockholder approval. Under the restructuring plan, the Company may reinvest into a new business or businesses the net proceeds from the sale of assets. If the Company is unable to or chooses not to reinvest in a new business, the plan authorizes the Board to liquidate the Company through distributions to stockholders. The plan allows the Board to seek, at any time, debt refinancing as an alternative to the sale of the imaging centers.

Additionally, until the Company completes the sale of its imaging centers, the degree to which the Company continues to be leveraged is likely to affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of business opportunities or obtain additional financing. If the Company fails to successfully implement its restructuring plan and sell its imaging centers at favorable prices, its ability to meet its future obligations could be materially and adversely affected.

Notwithstanding the above, management believes it will be successful in implementing a restructuring plan and will be able to sell additional imaging centers at advantageous prices such that the Company will have sufficient funds to meet operating needs, fund capital expenditure requirements and repay debt obligations as they become due.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying condensed consolidated financial statements as of March 31, 2000, include the accounts of US Diagnostic Inc., its wholly-owned subsidiaries and non-wholly-owned but controlled subsidiaries (the "Company"), and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). All significant intercompany accounts and transactions have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements reflect, in the opinion of management, all material adjustments (consisting only of normal and recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The condensed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1999.

In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

[2]  PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

In thousands

                                                                     MARCH 31,      DECEMBER 31,         ESTIMATED
                                                                       2000             1999            USEFUL LIFE
                                                                     ---------      ------------         ---------
  Land                                                                $ 1,868           $ 1,868                   --
  Buildings                                                             4,550             4,581             40 Years
  Medical equipment                                                    87,867            89,442              7 Years
  Furniture and fixtures                                                3,080             3,055           7-10 Years
  Office, data processing equipment and software                       11,118            11,058           3-10 Years
  Vehicles                                                                572               572              3 Years
  Leasehold improvements                                               18,473            18,713             10 Years
                                                                    ---------            ------
    Total                                                             127,528           129,289

  Less:  accumulated depreciation and amortization                    (45,817)          (45,401)
                                                                    ---------            ------
      Property and equipment, net                                    $ 81,711          $ 83,888
                                                                     ========          ========

Included in property and equipment is equipment under capital leases amounting to $35.2 million and $36.7 million at March 31, 2000 and December 31, 1999, respectively. Accumulated depreciation for equipment under capital leases was $13.1 million and $12.9 million as of March 31, 2000 and December 31, 1999, respectively.

Depreciation expense amounted to $4.4 million and $4.7 million during the quarter ended March 31, 2000 and 1999, respectively, of which $1.0 million and $1.2 million, respectively, was attributed to equipment under capital leases.

During the quarter ended March 31, 1999, property and equipment (net of accumulated depreciation) decreased by $6.9 million in connection with the sale of certain subsidiaries (see Note 7).

[3]  INTANGIBLE ASSETS

A summary of intangible assets is as follows:

  In thousands

                                                                       MARCH 31,            DECEMBER 31,        ESTIMATED
                                                                          2000                 1999            USEFUL LIFE
                                                                       ---------            ------------        ---------
  Goodwill                                                               $78,247                 $78,247          20 Years
  Covenants not to compete                                                 3,192                   3,192        5-10 Years
  Customer lists                                                           3,189                   3,189          15 Years
  Other intangibles                                                          177                     177         3-5 Years
                                                                       ---------            ------------
  Total                                                                   84,805                  84,805

  Less: accumulated amortization                                         (17,247)                (16,008)
                                                                       ---------            ------------
           Intangible assets, net                                        $67,558                 $68,797
                                                                        ========             ===========


Goodwill consists of the cost of purchased businesses in excess of the fair value of net tangible assets acquired. Goodwill is amortized on a straight-line basis for a period of twenty years. The Company believes that a twenty year amortization policy for goodwill is reasonable based upon current and expected operating results of the businesses acquired. On an ongoing basis, the Company measures realizability of goodwill by the ability of the acquired business to generate current and expected future operating income in excess of annual amortization of goodwill and long-lived assets. If such realizability is in doubt, an adjustment is made to reduce the carrying value of the goodwill.

[4]  INCOME TAXES

Income taxes have been provided for based upon the Company's anticipated annual effective income tax rate.

[5]   DEBT

In connection with the sale of certain subsidiaries during the quarter ended March 31, 1999 (see Note 7), long term debt and capital leases decreased by an aggregate of $8.8 million.

In January 1999, the Company repurchased approximately $12.5 million of its Subordinated Convertible Debentures (the "Debentures") in the open market, and immediately retired the Debentures. The Company financed the purchase of the Debentures from borrowings under a $25.0 million loan agreement entered into with DVI Financial Services, Inc. ("DVIFS") in December 1998, which originally matured on June 21, 2000 and was subsequently extended to July 1, 2001. The Debentures were purchased at a total price of $9.1 million, consisting of $7.9 million paid directly to the Debenture holders, $238,000 paid to DVIFS representing a 3% loan origination fee on amounts borrowed under the loan agreement, and $922,000 paid to DVI Private Capital ("DVIPC"), an affiliate of DVIFS, as equity participation for services rendered by DVIPC. This equity participation was paid to DVIPC in lieu of normal and customary investment banking fees and amounted to 20% of the difference between the face amount of the Debentures repurchased and the amount paid to the Debenture holders. The loan origination fees were capitalized to other assets in the accompanying condensed consolidated balance sheets, and the amortization of such amount under a method that approximates the interest method over an eighteen month period is included in interest expense. The equity participation fees were capitalized to other assets in the accompanying condensed consolidated balance sheets, and the amortization of such amount under a method that approximates the interest method over an eighteen month period is classified as amortization of lender equity participation fees. The difference between the aggregate carrying value of the Debentures (as well as pro rata portions of unamortized capitalized financing costs and unamortized fair value of certain warrants issued to the underwriter when the Debentures were originally issued), and the amounts paid to the Debenture holders, were recorded as an extraordinary gain after taxes of $2.6 million in the accompanying condensed consolidated statement of operations (see
Note 8). At March 31, 2000, the balances outstanding under the Debentures and the $25.0 million loan agreement were $21.8 million and $22.0 million, respectively.

The Company borrowed $10.6 million from DVIFS and DVI Business Credit Corporation ("DVIBC") in the first quarter of 2000 in order to meet the Company's normal operating expenses. Approximately $6.6 million of such borrowings are collateralized by existing medical equipment and the balance was borrowed on an unsecured line of credit. The Company is required to repay $2.0 million of the line of credit in weekly installments of $180,000. The Company has repaid $900,000 of such borrowing in the first quarter 2000 (see Note 10).

The maturity date of the Company's $35.0 million revolving credit loan from DVIBC has been extended to April 1, 2002.

 [6]  EARNINGS PER SHARE

Earnings (loss) per common share ("EPS") data were computed as follows:

                                                    FOR THE THREE MONTHS
                                                       ENDED MARCH 31,
                                                    ----------------------
                                                    2000              1999
                                                    ----              ----
In thousands, except per share data

Loss before extraordinary item ...........       $ (4,733)       $   (1,427)
Extraordinary item .......................             --             2,598
                                                 --------        ----------
Net income (loss) ........................       $ (4,733)       $    1,171
                                                 ========        ==========
BASIC AND DILUTED EPS:

Weighted-average common shares outstanding         22,653            22,724
                                                 ========        ==========

EPS - loss before extraordinary item .....       $   (.21)       $     (.06)
EPS - extraordinary item .................             --               .11
                                                 --------        ----------
EPS - net income (loss) ..................       $   (.21)       $      .05
                                                 ========        ==========

The Company had a loss for the three months ended March 31, 2000, and all potentially dilutive securities were excluded from basic and diluted earnings per share during such period since the effect of inclusion would be anti-dilutive. Additionally, certain potentially dilutive securities were excluded from basic and diluted earnings per share for the three months ended March 31, 1999 because their effect would be anti-dilutive. Such potentially dilutive securities consist of the following: (i) unexercised stock options and warrants to purchase 3.4 million and 6.0 million shares of the Company's common stock as of March 31, 2000 and 1999, respectively; (ii) 3.6 million and 3.9 million shares of the Company's common stock issuable upon conversion of convertible debt as of March 31, 2000 and 1999, respectively; (iii) and unexercised restricted stock amounting to 148,600 and 177,400 shares of the Company's common stock as of March 31, 2000 and 1999, respectively.

[7] DISPOSALS OF BUSINESSES

On January 22, 1999, the Company sold its interest in Integrated Health Concepts, Inc. ("IHC") to Dr. Mohammad Athari, M.D., ("Athari") the owner of a minority interest in IHC. IHC and its subsidiaries owned and operated six diagnostic imaging centers in Houston, Texas. The sales price was $11.7 million, consisting of cash received of $3.3 million and the assumption by Athari of debt amounting to $8.4 million. Immediately upon the closing, $1.0 million of the cash proceeds were used to repay a portion of the outstanding balance under the DVIBC credit loan.

On February 12, 1999, the Company sold its 100% interest in US Imaging, Inc., ("USI"), to United Radiology Associates, Inc. ("URA"). USI and its subsidiaries owned and operated eight diagnostic imaging centers in Houston and San Antonio, Texas. Additionally, on February 12, 1999, the Company sold to URA certain assets relating to the Company's billing and regional corporate offices located in Houston and San Antonio, Texas. URA is affiliated with Dr. L.E. Richey, M.D., who was Chairman of the Board of the Company. Effective February 12, 1999, Dr. Richey resigned as Chairman of the Board and as a Director of the Company. The Company obtained a fairness opinion in connection with the transaction. The consideration received for the stock of USI and for the billing and regional corporate office assets totaled $11.7 million, consisting of cash received of $8.6 million, a secured promissory note of $1.9 million, due February 12, 2001, with interest at 6% payable semi-annually, and debt assumed by URA of $1.2 million. Immediately upon the closing, $6.2 million of the cash proceeds were used to repay a portion of the outstanding balance under the DVIBC credit loan, and another $1.4 million was paid to DVI in full payment of an equipment loan. In April 1999, URA defaulted on the note (see Note 9).

[8] EXTRAORDINARY ITEM

In January 1999, the Company repurchased approximately $12.5 million aggregate principal amount of its Subordinated Convertible Debentures in the open market, which Debentures were immediately retired. The Company financed the purchase of the Debentures from borrowings under a $25.0 million loan agreement entered into with DVIFS in December 1998 (see Note 5). The Debentures were purchased at a total price of $9.1 million including related costs. The Company recognized an extraordinary gain after taxes of approximately $2.6 million during the quarter ended March 31, 1999.

[9] LITIGATION

US DIAGNOSTIC INC. VS. UNITED RADIOLOGY ASSOCIATES, INC. AND L.E. RICHEY; LISA BROCKETT, AS TRUSTEE FOR REESE GENERAL TRUST VS. US DIAGNOSTIC INC., JEFFREY A. GOFFMAN, KEITH GREENBERG AND ROBERT D. BURKE; US DIAGNOSTIC INC. VS. UNITED RADIOLOGY ASSOCIATES, INC. ET. AL. - In April 1999, the Company sued United Radiology Associates, Inc. ("URA") in the United States District Court for the Southern District of Texas for breach of contract and related claims relating to the sale of the stock of U.S. Imaging Inc. ("USI") to URA by the Company in February 1999, and the Company simultaneously filed a claim in the same court against Dr. L.E. Richey, a former director and chairman of the Board of the Company, for breach of a personal guaranty in connection therewith. Dr. Richey is the chief executive officer and a director of URA. URA has filed counterclaims against the Company. The Company intends to vigorously prosecute its suit against URA and Dr. Richey and believes it has substantive defenses to URA's counterclaims, although there can be no assurances. In June 1999, Lisa Brockett, as Trustee for the Reese General Trust, filed suit against the Company, among others, in the 333rd Judicial District Court of Harris County, Texas, alleging, among other claims, that (a) undisclosed facts regarding the background of Keith Greenberg, who provided consulting services to the Company, were material to the Trust's decision to receive 1,671,000 shares of Company common stock as partial consideration for the sale by the Trust of the stock of USI to the Company in June 1996; and (b) the value of the shares was diminished by the Company's failure to register the shares under the Securities Act and by the Company's subsequent restatement of its quarterly report for the quarter ended March 31, 1996. Lisa Brockett is the daughter of Dr. Richey. The Plaintiff has not specified the amount of actual damages sought and the suit remains in an early stage. The Company intends to vigorously defend the suit, and it believes it has substantive defenses and counterclaims but there can be no assurances that the Company will prevail. Both cases were stayed by agreement of the parties through late March 2000 pending settlement discussions, and a further minimum ninety day extension of the stay has been agreed to by the parties recently.

In connection with the sale of USI, the Company received a secured promissory note of $1.9 million, due February 12, 2001, with interest at 6% payable semi-annually (the "Note") as part of the total consideration in selling its interest in USI to URA. URA and Dr. Richey have acknowledged the existence of the Note and Dr. Richey has further acknowledged his personal guaranty of that Note. The Company sued URA for, among other things, a declaratory judgment, specific performance and breach of contract, which breach accelerated the due date of the Note. Dr. Richey filed counterclaims in response to the Company's lawsuit and, to this date, has not paid anything in connection with the Note. Although there can be no assurance, the Company intends to vigorously pursue this matter as part of the overall litigation described above and expects ultimately to receive full payment of the Note.

SHELBY RADIOLOGY, P.C. V. US DIAGNOSTIC INC. ET AL. - In June 1997, the plaintiff, Shelby Radiology, P.C. ("Shelby Radiology"), filed suit in Alabama Circuit Court against US Diagnostic Inc. alleging breach of a contract to provide radiology services and, specifically, improper termination of an alleged oral contract. In January 1998, Shelby Radiology amended its complaint to include allegations of promissory fraud, misrepresentation and suppression. Under both its fraud and breach of contract claims, Shelby Radiology was seeking compensatory damages in the amount of $1.2 million as amounts it would have been paid under the alleged oral agreement. In addition, Shelby Radiology sought punitive damages pursuant to its fraud claims. The jury returned a verdict against the Company in the amount of $1.1 million as compensatory damages on plaintiff's fraud claim. The jury did not award any punitive damages. Based on the advice of counsel, the Company believes that it has meritorious grounds for appeal (although there can be no assurances of success). The Company has filed its appeal. A ruling is expected by the end of 2000.

INVESTIGATION BY SECURITIES AND EXCHANGE COMMISSION - In December 1996, the Securities and Exchange Commission ("SEC") commenced an investigation into the Company's former relationship with Coyote Consulting and Keith Greenberg to determine whether the Company's disclosure concerning that relationship was in compliance with the federal securities laws. The Company is cooperating fully with the SEC.

The Company could be subject to legal actions arising out of the performance of its diagnostic imaging services. Damages assessed in connection with, and the cost of defending, any such actions could be substantial. The Company maintains liability insurance which it believes is adequate for its present operations. There can be no assurance that the Company will be able to continue or increase such coverage or to do so at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expense that may result from any uninsured or underinsured claims. The Company also requires all of its affiliated physicians to maintain malpractice and other liability coverage.

The Company is also a party to, and has been threatened with, a number of other legal proceedings in the ordinary course of business. While it is not feasible to predict the outcome of these matters, and although there can be no assurances, the Company does not anticipate that the ultimate disposition of any such proceedings will have a material adverse effect on the Company.

[10] SUBSEQUENT EVENTS

The Company borrowed $1.2 million from DVIFS in May 2000. The borrowing is collateralized by existing medical equipment and was incurred in order to meet the Company's normal operating expenses. The Company has repaid an additional $1,080,000 in April and May 2000 against the $2.0 million of line of credit that was borrowed during the first quarter 2000 (see Note 5).

The Company has contracted to sell four centers in two separate transactions which are expected to close by the end of June 2000.

On May 10, 2000, the Company announced that its Board of Directors has approved a restructuring plan which contemplates the sale of all or substantially all of its imaging centers. The restructuring plan requires stockholder approval. Under the restructuring plan, the Company may reinvest into a new business or businesses the net proceeds from the sale of assets. If the Company is unable to or chooses not to reinvest in a new business, the plan authorizes the Board to liquidate the Company through distributions to stockholders. The plan allows the Board to seek, at any time, debt refinancing as an alternative to the sale of the imaging centers.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Certain matters discussed herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, growth strategies, available financing, and other factors discussed elsewhere in this report and the documents filed by the Company with the SEC. Many of these factors are beyond the Company's control. Actual results could differ materially from the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will, in fact, occur.

OVERVIEW AND RECENT DEVELOPMENTS

The Company reports revenue at the estimated net realizable amounts from patients, third-party payors and others for services rendered including estimated contractual adjustments under reimbursement agreements with third-party payors. These adjustments are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

The Company's revenues and profitability may be materially adversely affected by the current trend in the healthcare industry toward cost containment, continuing governmental budgetary constraints, reductions in reimbursement rates, changes in the mix of the Company's patients and other changes in reimbursement for healthcare services, among other factors, which may put downward pressure on revenue per scan.

During 1995 and 1996, the Company grew primarily through acquisitions of facilities from independent owners. In 1997, there was a significant decrease in acquisition activity by the Company due to constraints on the Company's financial resources and the need to consolidate prior acquisitions. Furthermore, these acquisitions were financed with a significant amount of debt. The Company has also been required to incur additional debt to maintain and upgrade its facilities as a result of technological changes. In late 1997, the Company announced, and throughout 1998 and 1999 the Company pursued, a four part strategy to: (i) reduce operating costs; (ii) divest non-core and underperforming assets; (iii) reduce and refinance debt; and (iv) develop new facilities and engage in prudent acquisitions. See Item 1. "Business - Strategy
- Overview" in the Company's Form 10-K for the year ended December 31, 1999.

In order to address its liquidity needs, during the first quarter of 2000, the Company began a program to sell selected imaging centers (in addition to the sale of non-core and underperforming centers during 1998 and 1999) in order to raise cash to meet its operating and debt repayment needs. In April and the beginning of May 2000, the Company contracted to sell four centers in two separate transactions which are expected to close by the end of June 2000. Although the Company has been successful in the past in selling centers at advantageous prices and in a timely fashion and, there can be no assurance that the Company will be able to sell additional imaging centers at favorable or acceptable prices or at all.

On May 10, 2000, the Company announced that its Board of Directors has approved a restructuring plan which contemplates the sale of all or substantially all of its imaging centers. The restructuring plan requires stockholder approval. Under the restructuring plan, the Company may reinvest into a new business or businesses the net proceeds from the sale of assets. If the Company is unable to or chooses not to reinvest in a new business, the plan authorizes the Board to liquidate the Company through distributions to stockholders. The plan allows the Board to seek, at any time, debt refinancing as an alternative to the sale of the imaging centers.

Further, the Company and the Board of Directors engaged David McIntosh (a current director) to direct the review of potential opportunities to re-deploy the sale proceeds in other ventures including internet and non-internet companies.

The following table sets forth items of income and expense as a percentage of total revenues:

                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                           ----------------
                                                           2000        1999
                                                           ----        ----
NET REVENUE ..........................................     100.0 %    100.0 %
                                                           ------     -----

OPERATING EXPENSES

     General and administrative ......................       80.1      75.3
     Bad debt expense ................................        3.7       3.4
     Depreciation ....................................       11.5      11.8
     Amortization ....................................        3.5       3.0
     Stock-based compensation ........................         .2        .5
                                                           ------     -----
TOTAL OPERATING EXPENSES .............................       99.0      94.0
                                                           ------     -----

INCOME FROM OPERATIONS ...............................        1.0       6.0

TOTAL OTHER INCOME (EXPENSE) .........................      (11.3)    (10.9)
                                                           ------     -----

Loss before minority interest, provision (benefit) for
     income taxes and extraordinary item .............      (10.3)     (4.9)

Minority interest and provision (benefit) for
     income tax ......................................        2.0      (1.3)
                                                           ------     -----
LOSS BEFORE EXTRAORDINARY ITEM .......................      (12.3)     (3.6)
Extraordinary item, net of income taxes ..............         --       6.5
                                                           ------     -----
NET INCOME (LOSS) ....................................      (12.3)%     2.9 %
                                                           ======     =====

During the first quarter of 1999, the Company sold several underperforming facilities which included Integrated Health Concepts, Inc. and US Imaging, Inc. These non-core assets and underperforming facilities are collectively referred to as the "sold facilities". See "Overview and Recent Developments" above and the Company's Form 10-K for the year ended December 31, 1999 for further information relating to these dispositions.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 1999.

Net revenue for the three months ended March 31, 2000 (the "2000 three month period") decreased to $38.5 million, from $39.9 million for the three months ended March 31, 1999 (the "1999 three month period"). The decrease resulted from the sale of the sold facilities during 1999. Excluding the net revenue generated by the sold facilities, net revenue increased by 3.3% to $38.0 million during the 2000 three month period, from $36.8 million during the 1999 three month period.

General and Administrative ("G&A") expense increased to $30.8 million or 80.1% of net revenue during the 2000 three month period, compared to G&A expense of $30.1 million or 75.3% of net revenue during the 1999 three month period. The increase from 1999 to 2000 resulted primarily from higher usage of medical supplies and increased repair and maintenance resulting from equipment no longer covered under warranty.

Bad debt expense was $1.4 million and $1.3 million during the 2000 and 1999 three month periods, respectively.



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Depreciation expense was $4.4 million during the 2000 three month period, compared to $4.7 million during the 1999 three month period. Depreciation expense decreased from 1999 to 2000 primarily as a result of the sale of the sold facilities.

Amortization expense increased to $1.3 million during the 2000 three month period, compared to $1.2 million during the 1999 three month period.

Interest expense decreased to $4.2 million, excluding amortization of lender equity participation fees, during the 2000 three month period, compared to $4.4 million during the 1999 three month period.

As further discussed in Notes 5 and 8 of Notes to Condensed Consolidated Financial Statements, the Company recorded an extraordinary gain net of taxes of $2.6 million during the 1999 three month period related to the repurchase of approximately $12.5 million aggregate principal amount of its Subordinated Convertible Debentures for amounts less than the recorded amounts. Additionally, during late December 1998 and January 1999, the Company paid DVIPC an aggregate of $2.8 million in equity participation fees in connection with financing obtained for the repurchase of the Debentures during such periods. Such aggregate amount was capitalized and is being amortized over an eighteen month period (the life of the related indebtedness). The amortization expense during both 2000 and 1999 three month periods amounted to $463,000, and has been classified as amortization of lender equity participation fees. All such fees will be fully amortized by June 2000.

The Company had a basic and diluted loss per share of $.21 during the 2000 three month period compared to basic and diluted earnings per share of $.05 during the 1999 three month period.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2000, the Company had working capital deficit of $3.6 million, compared to working capital deficit of $4.6 million at December 31, 1999. The decrease in the deficit from 2000 to 1999 is due to several factors, the more significant of which consist of the following: (i) additional borrowings for working captial purposes totaling $10.6 million in the first quarter of 2000;
(ii) a decrease in accrued expenses which was $11.5 million as of March 31, 2000 compared to $13.0 million as of December 31, 1999; (iii) an offset by an increase in accounts payable which was $19.8 million as of March 31, 2000 compared to $17.8 million as of December 31, 1999; and (iv) an offset by an increase in accounts receivable which was $46.7 million as of March 31, 2000 compared to $41.4 million as of December 31, 1999. The Company's primary short-term liquidity requirements as of March 31, 2000 include the current portion of long-term debt and capital leases (totaling $31.4 million), accounts payable, other current liabilities, capital expenditures related to the opening of new facilities, the replacement and enhancement of existing imaging equipment and facilities, and continued improvements and enhancements to the Company's management information systems.

Net cash used in operating activities during the 2000 three month period was $1.9 million, compared to $5.3 million provided by operating activities during the 1999 three month period. The negative cash flow from operations in 2000 was primarily a result of the growth in the Company's receivables and the net loss in 2000, partially offset by an increase in accounts payable. The Company experienced a disruption in its billing and collection activities in late December 1999 and January 2000 as a direct result of converting to a Year 2000 compliant version of its billing and collecting software. While all of the system problems associated with the conversion have been resolved, the Company's collections did not return to levels experienced before the software conversion until April 2000. Additionally, the Company expects to collect amounts in excess of historical experiences for those periods that suffered disruption. The Company has not identified any other material impact arising from the Year 2000 issue and does not expect to experience any further significant Year 2000 problems or interruptions. In addition, in January 2000, the Company closed a regional operational center and relocated it to the corporate headquarters. This resulted in a disruption of billing and collection of receivables relating to this region.

Net cash used in investing activities was $2.1 million during the 2000 three month period, compared to net cash provided by investing activities of $7.1 million during the 1999 three month period. During the 1999 three month period, the Company received $8.5 million in net cash proceeds from the sale of certain facilities. Additionally, equipment purchases were $2.2 million during the 2000 three month period compared to $1.6 million during the 1999 three month period.




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


Net cash provided by financing activities was $4.5 million during the 2000 three month period compared to $11.9 million used by financing activities during the 1999 three month period. Proceeds from new borrowings totaled $12.7 million during the 2000 three month period compared to $14.7 million during the 1999 three month period. Repayments of notes and capital leases totaled $8.2 million during the 2000 three month period compared to $18.7 million during the 1999 three month period. As discussed in Notes 5 and 8 of Notes to Condensed Consolidated Financial Statements, the Company borrowed approximately $9.1 million in January 1999 to repurchase on the open market and retire approximately $12.5 million principal amount of Debentures. As discussed in Note 7 of the Notes to Condensed Consolidated Financial Statements, the Company repaid an aggregate of $7.2 million under its revolving credit loan with DVIBC from proceeds received upon the sales of certain facilities during the 1999 three month period.

As of March 31, 2000, the Company has approximately $2.7 million of purchase commitments for capital expenditures which it either already has or expects to have financing available to meet such commitments.

Despite the Company's debt and expense reduction efforts during 1998 and 1999, the Company remains highly leveraged. Furthermore, the relatively short maturities of its indebtedness require the Company to devote a significant portion of its annual cash flow to the amortization of debt. The Company also has ongoing significant capital expenditure requirements in order to maintain and modernize its imaging equipment. The Company's cash flow from operating activities is projected to be insufficient to meet the Company's scheduled debt repayment obligations and capital expenditure plans. Moreover, given continuing adverse financial market conditions relative to healthcare companies, as well as the highly leveraged nature of the Company's capital structure, refinancing to extend the maturity of the Company's indebtedness is not currently anticipated in the near term. These factors necessitate the incurrence of additional indebtedness or the meeting of the Company's capital requirements through other means.

Accordingly, despite the fact the Company's primary lending source has made additional funding available to the Company during the first and second quarters of 2000, during the first quarter of 2000 the Company began a program to sell selected imaging centers (in addition to the sale of non-core and underperforming centers during 1998 and 1999) in order to raise cash to meet its operating and debt repayment needs. In April and the beginning of May 2000, the Company contracted to sell four centers in two separate transactions which are expected to close by the end of June 2000. Although the Company has been successful in the past in selling centers at advantageous prices and in a timely fashion and, although the Company anticipates entering into agreements for the sale of additional imaging centers in the near future, there can be no assurance that the Company will be able to sell imaging centers at favorable or acceptable prices or at all. If the Company were unable to raise sufficient cash from these sales, or from its primary lender, or otherwise, in a timely manner, the Company could be materially and adversely affected.

On May 10, 2000, the Company announced that its Board of Directors has approved a restructuring plan which contemplates the sale of all or substantially all of its imaging centers. The restructuring plan requires stockholder approval. Under the restructuring plan, the Company may reinvest into a new business or




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businesses the net proceeds from the sale of assets. If the Company is unable to or chooses not to reinvest in a new business, the plan authorizes the Board to liquidate the Company through a distribution to stockholders. The plan allows the Board to seek, at any time, debt refinancing as an alternative to the sale of the imaging centers.

Further, the Company and the Board of Directors engaged David McIntosh (a current director) to direct the review of potential opportunities to re-deploy the sale proceeds in other ventures including internet and non-internet companies.

During December 1999 and January 2000, the Company experienced a significant disruption in its billing and collections function due to Year 2000 software upgrades. For a period of several weeks, the Company was unable to bill in the ordinary course of business. In addition, the billing systems were not fully operational from these disruptions until April 2000. From January through May 2000, the Company borrowed an aggregate of $11.8 million from its primary lender to meet its normal operating expenses (see Notes 5 and 10). See discussions at "Year 2000 Compliance" below.

Additionally, until the Company completes the sale of its imaging centers, the degree to which the Company continues to be leveraged is likely to affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of business opportunities or obtain additional financing. If the Company fails to successfully implement its restructuring plan and sell its imaging centers at favorable prices, its ability to meet its future obligations could be materially and adversely affected.

For additional information regarding contingencies and uncertainties related to litigation and regulatory matters, see Part II - Item 1 - Legal Proceedings and
Note 9 of Notes to Condensed Consolidated Financial Statements.

YEAR 2000 COMPLIANCE

The Company completed all phases of the Year 2000 Readiness Program for IT issues at a cost of $75,000, all of which was expensed in 1999. The Company completed its Year 2000 Readiness Program for non-IT imaging systems at a cost of approximately $600,000 (the majority of this reflects the totals of lease payments to be made in the future in the case of equipment replacements); such costs primarily will be amortized over the remaining lives of the upgraded assets.

The Company experienced a disruption in its billing and collection activities in late December 1999 and January 2000 as a direct result of converting to a Year 2000 compliant version of its billing and collection software. All of the problems associated with the conversion have been resolved and the Company's collections have now begun to recover from such disruption. Further, the Company has not identified any other material impact arising from the Year 2000 issue and does not expect to experience any further significant Year 2000 problems or interruptions. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources").



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ITEM 3.  QUANTITATIVE INFORMATION ABOUT INTEREST RATE RISK

The information has not changed materially since December 31, 1999.


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PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

US DIAGNOSTIC INC. VS. UNITED RADIOLOGY ASSOCIATES, INC. AND L.E. RICHEY; LISA BROCKETT, AS TRUSTEE FOR REESE GENERAL TRUST VS. US DIAGNOSTIC INC., JEFFREY A. GOFFMAN, KEITH GREENBERG AND ROBERT D. BURKE; US DIAGNOSTIC INC. VS. UNITED RADIOLOGY ASSOCIATES, INC. ET. AL. - In April 1999, the Company sued United Radiology Associates, Inc. ("URA") in the United States District Court for the Southern District of Texas for breach of contract and related claims relating to the sale of the stock of U.S. Imaging, Inc. ("USI") to URA by the Company in February 1999, and the Company simultaneously filed a claim in the same court against Dr. L.E. Richey, a former director and chairman of the Board of the Company, for breach of a personal guaranty in connection therewith. Dr. Richey is the chief executive officer and a director of URA. URA has filed counterclaims against the Company. The Company intends to vigorously prosecute its suit against URA and Dr. Richey and believes it has substantive defenses to URA's counterclaims, although there can be no assurances. In June 1999, Lisa Brockett, as Trustee for the Reese General Trust, filed suit against the Company, among others, in the 333rd Judicial District Court of Harris County, Texas, alleging, among other claims, that (a) undisclosed facts regarding the background of Keith Greenberg, who provided consulting services to the Company, were material to the Trust's decision to receive 1,671,000 shares of Company common stock as partial consideration for the sale by the Trust of the stock of USI to the Company in June 1996; and (b) the value of the shares was diminished by the Company's failure to register the shares under the Securities Act and by the Company's subsequent restatement of its quarterly report for the quarter ended March 31, 1996. Lisa Brockett is the daughter of Dr. Richey. The Plaintiff has not specified the amount of actual damages sought and the suit remains in an early stage. The Company intends to vigorously defend the suit, and it believes it has substantive defenses and counterclaims but there can be no assurances that the Company will prevail. Both cases were stayed by agreement of the parties through late March 2000 pending settlement discussions, and a further minimum ninety day extension of the stay has been agreed to by the parties recently.

In connection with the sale of USI, the Company received a secured promissory note of $1.9 million, due February 12, 2001, with interest at 6% payable semi-annually (the "Note") as part of the total consideration in selling its interest in USI to URA. URA and Dr. Richey have acknowledged the existence of the Note and Dr. Richey has further acknowledged his personal guaranty of that Note. The Company sued URA for, among other things, a declaratory judgment, specific performance and breach of contract, which breach accelerated the due date of the Note. Dr. Richey filed counterclaims in response to the Company's lawsuit and, to this date, has not paid anything in connection with the Note. Although there can be no assurance, the Company intends to vigorously pursue this matter as part of the overall litigation described above and expects ultimately to receive full payment of the Note.




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SHELBY RADIOLOGY, P.C. V. US DIAGNOSTIC INC. ET AL. - In June 1997, the
plaintiff, Shelby Radiology, P.C. ("Shelby Radiology"), filed suit in Alabama Circuit Court against US Diagnostic Inc. alleging breach of a contract to provide radiology services and, specifically, improper termination of an alleged oral contract. In January 1998, Shelby Radiology amended its complaint to include allegations of promissory fraud, misrepresentation and suppression. Under both its fraud and breach of contract claims, Shelby Radiology was seeking compensatory damages in the amount of $1.2 million as amounts it would have been paid under the alleged oral agreement. In addition, Shelby Radiology sought punitive damages pursuant to its fraud claims. The jury returned a verdict against the Company in the amount of $1.1 million as compensatory damages on plaintiff's fraud claim. The jury did not award any punitive damages. Based on the advice of counsel, the Company believes that it has meritorious grounds for appeal (although there can be no assurances of success). The Company has filed its appeal. A ruling is expected by the end of 2000.

INVESTIGATION BY SECURITIES AND EXCHANGE COMMISSION - In December 1996, the Securities and Exchange Commission ("SEC") commenced an investigation into the Company's former relationship with Coyote Consulting and Keith Greenberg to determine whether the Company's disclosure concerning that relationship was in compliance with the federal securities laws. The Company is cooperating fully with the SEC.

The Company could be subject to legal actions arising out of the performance of its diagnostic imaging services. Damages assessed in connection with, and the cost of defending, any such actions could be substantial. The Company maintains liability insurance which it believes is adequate for its present operations. There can be no assurance that the Company will be able to continue or increase such coverage or to do so at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expense that may result from any uninsured or underinsured claims. The Company also requires all of its affiliated physicians to maintain malpractice and other liability coverage.

The Company is also a party to, and has been threatened with, a number of other legal proceedings in the ordinary course of business. While it is not feasible to predict the outcome of these matters, and although there can be no assurances, the Company does not anticipate that the ultimate disposition of any such proceedings will have a material adverse effect on the Company.

ITEM 5.      OTHER INFORMATION

On April 7, 2000, NASDAQ notified the Company that it did not meet the net tangible assets/market capitalization/net income requirement for continued listing on the NASDAQ SmallCap Market. NASDAQ advised the Company that it had until April 25, 2000 to provide a specific plan for achieving compliance with the listing requirements. The Company submitted a request for a temporary exception to the requirements through June 15, 2000.

There can be no assurance that the Company's common stock will continue to trade on the NASDAQ SmallCap Market.

 ITEM 6.      EXHIBITS AND REPORTS ON FORM 8-K

       (a)    Exhibits

 EXHIBIT
  NUMBER     DESCRIPTION
  ------     -----------

10.1        Consulting Agreement with David McIntosh dated April 27, 2000.



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27          Financial Data Schedule.

(b)      Reports on Form 8-K

      A report on Form 8-K dated January 6, 2000 was filed during the quarter ended March 31, 2000 disclosing an Item 5 event.

      Items 2, 3, and 4 are not applicable and have been omitted.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      US DIAGNOSTIC INC.

Dated:  May 15, 2000                  By: /s/ JOSEPH A. PAUL
                                      ----------------------------------------
                                     Joseph A. Paul
                                     President and Chief Executive Officer



                                     By: /s/ P. ANDREW SHAW
                                      ----------------------------------------
                                      P. Andrew Shaw
                                      Executive Vice President and Chief
                                      Financial Officer



                                       24